As filed with the Securities and Exchange Commission on July 23, 1996.

                                                       Registration No. ________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933



                                TRICO BANCSHARES
               (Exact name of registrant as specified in charter)

    CALIFORNIA                  94-2792841                        6022
- --------------------        -------------------            -----------------
(State or other              (I.R.S. Employer       (Primary Standard Industrial
jurisdiction of             Identification No.)      Classification Code Number)
incorporation or
organization)
                             15 Independence Circle
                         Chico, CA 95973 (916) 898-0300
               (Address including ZIP Code, and telephone number,
        including area code, of registrant's principal executive offices)


Robert H. Steveson       Copies To:                    Copies to:
President and CEO        Herbert H. Davis III, Esq.    James E. Topinka, Esq.
TriCo Bancshares         Rothgerber, Appel, Powers &   Graham & James
15 Independence Circle   Johnson LLP                   One Maritime Plaza
Chico, California 95973  1200 17th Street, #3000       San Francisco, California
(916) 898-0300           Denver, Colorado  80202       94111
(Name and address of     (303) 623-9000                (415) 954-0200
agent for service)




         Approximate date of commencement of proposed sale of the securities to the public:

The exchange of shares is to take place contemporaneously with the merger of Sutter Buttes Savings Bank, F.S.B., Yuba City, California with and into TriCo Bancshares, Chico, California, which date will be after approval of the merger is received from the appropriate bank regulatory authorities.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.
================================================================================

                         CALCULATION OF REGISTRATION FEE

                      Proposed     Proposed
                      Maximum      Maximum
Title of Each         Amount       Offering     Aggregate      Amount of
Class of Securities   Being        Price        Offering       Registration
Being Registered      Registered   Per Share(1) Price(1)       Fee
Common Stock
no par value          125,000 shs.  $15.90      $1,987,164       $685.23
================================================================================
(1) Calculated in accordance with Rule 457(f)(2)(3) on the basis of the June 30, 1996, book value of the shares of Sutter Buttes Stock being exchanged.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

This  Registration  Statement,  including  Exhibits,  contains ______ pages. The
Exhibit Index appears on page ______ of the sequentially numbered pages of this Registration Statement.

                                TRICO BANCSHARES
                                    FORM S-4
         CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K
        BETWEEN REGISTRATION STATEMENT (FORM S-4) AND FORM OF PROSPECTUS

Item Number and Caption....................................Caption in Form S-4


1.   Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus..........Facing page of Registration
                                                     Statement; Cross Reference
                                                     Sheet; Outside Front Cover
                                                     Page of Prospectus
2.   Inside Front and Outside Back Cover
     Pages of Prospectus.............................Table of Contents;
                                                     Available Information;
                                                     Incorporation of Certain
                                                     Documents by Reference;
                                                     Accompanying Documents

3.   Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information...................Summary of Prospectus

4.   Terms of The Transaction
     (a)(l), (2), (5), and (6).......................Proposed Merger

     (a)(3) and (4)..................................Certain Considerations;
                                                     Proposed Merger; Capital
                                                     Stock

     (b).............................................Proposed Merger

     (c).............................................Proposed Merger

5.   Pro Forma Financial Information.................Summary of Prospectus

6.   Material Contacts with the Company Being
     Acquired........................................Proposed Merger

7.   Additional Information Required for
     Reoffering by Persons and Parties Deemed
     to be Underwriters..............................Not Applicable

8.   Interests of Named Experts and Counsel..........Legal Opinions

9.   Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities.....................................Indemnification

10.   Information with Respect to S-3 Registrants     Not Applicable

11.  Incorporation of Certain Information by
     Reference.......................................Not Applicable

12.  Information with Respect to S-2 or S-3
     Registrants.....................................Incorporation of Certain
                                                     Documents by Reference;
                                                     Accompanying Documents

13.  Incorporation of Certain Information by
     Reference.......................................Incorporation of Certain
                                                     Documents by Reference;
                                                     Accompanying Documents

14.  Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants...............Not Applicable

15.  Information with Respect to S-3 Companies.......Not Applicable

16.  Information with Respect to S-2 or S-3
     Companies.......................................Incorporation of Certain
                                                     Documents by Reference;
                                                     Accompanying Documents

17.  Information with Respect to Companies
     Other Than S-3 or S-2 Companies.................Not Applicable

18.  Information if Proxies, Consents or
     Authorizations are to be Solicited
     (a)(l), (2), and (4)............................The Meeting of Shareholders

     (a)(3)..........................................Proposed Merger

     (a)(5), (6), and (7)............................Summary of Prospectus;
                                                     Certain Considerations; The
                                                     Meeting of Shareholders;
                                                     Beneficial Ownership of
                                                     Sutter Buttes Common and
                                                     Preferred

     (b).............................................Summary of Prospectus

19.  Information if Proxies, Consents,
     Authorizations are not to be Solicited
     or in an Exchange Offer.........................Not Applicable

            SUTTER BUTTES SAVINGS BANK, F.S.B., YUBA CITY, CALIFORNIA
                 700 Plumas Street, Yuba City, California 95991
                                 (916) 673-7283

TO OUR STOCKHOLDERS:

         You are cordially invited to attend a Special Meeting of Shareholders of Sutter Buttes Savings Bank, F.S.B., Yuba City, California ("Sutter Buttes"), to be held on the ____ day of September, 1996, at 7:30 p.m., local time, at the offices of Sutter Buttes at 700 Plumas Street, Yuba City, California 95991.

         At the Meeting, Sutter Buttes shareholders will be asked to consider and vote upon a proposal to adopt and approve an Acquisition Agreement and Plan of Merger dated June 15, 1996 (the "Acquisition Agreement"), between and among TriCo Bancshares ("TriCo"), Tri Counties Bank ("Tri Counties"), and Sutter Buttes, whereby Sutter Buttes will merge with and into Tri Counties with Tri Counties as the surviving bank (the "Merger"). The Acquisition Agreement is attached as Exhibit A to the accompanying Prospectus/Proxy Statement. Tri Counties is a commercial bank organized under the laws of the State of California and operating as a wholly owned subsidiary of TriCo, which is a registered bank holding company.

         Upon consummation of the Merger, holders of the common stock of Sutter Buttes ("Sutter Buttes Common Stock") will receive, in exchange for their shares of Sutter Buttes Common Stock, shares of TriCo common stock ("TriCo Stock") and/or cash with a value of approximately $2.99 per share of Sutter Buttes Common Stock, subject to adjustment as described in the attached
Prospectus/Proxy Statement. In addition, holders of the preferred stock of Sutter Buttes ("Sutter Buttes Preferred Stock") who do not convert their shares to Sutter Buttes Common Stock will receive their liquidation preference of $5.00 per share. Holders of Sutter Buttes Common and Preferred Stock who dissent from the Merger and properly perfect their appraisal rights will receive the value of their shares in cash. No fractional shares of TriCo Stock will be issued in the Merger, and fractional share values will be paid in cash.

         As is explained in detail in the enclosed Prospectus/Proxy Statement, if the Merger is approved, holders of shares of Sutter Buttes Common Stock who do not exercise dissenters' rights may request payment for their shares either in cash or in TriCo Stock. Enclosed with this Prospectus/Proxy Statement is a Consideration Request Form. Please specify the form of payment you wish to receive by marking the appropriate box, and sign the Form. Enclose the marked and signed Form with your completed and signed proxy and mail them in the enclosed postage-paid envelope no later than __________. If you intend to be at the Meeting in person and not to send a proxy, you may send only the Consideration Request Form in the enclosed envelope or bring it to the Meeting. Please note that because fifty-one percent (51%) of the consideration to be paid by TriCo must be in the form of TriCo Stock, shareholders who do not request payment in TriCo Stock may nevertheless be assigned TriCo Stock if requests for TriCo Stock total less than 51% of the total consideration. In the event that requests for TriCo Stock total less than 51% of the total consideration, TriCo Stock will be allocated first, on a pro rata basis, to those shareholders who fail to request a form of payment through the Consideration Request Form and next, if necessary, on a pro rata basis, to those shareholders who request cash. Conversely, shareholders who do not request payment in cash may nevertheless be assigned cash if requests for TriCo Stock total more than 51% of the total consideration.

         Also at the Meeting, Sutter Buttes shareholders will be asked to consider and vote upon a proposal to grant special stock options to CEO W. R. Hagstrom and Chairman of the Board Lee Colby in recognition of their contributions to Sutter Buttes. Mr. Hagstrom would receive a special option to purchase 24,000 shares under the Executive Officer Special Stock Option and Mr. Colby would receive a special option to purchase 15,000 shares under the Director Special Stock Option, each for $1.00 per share. No business other than the foregoing is expected to be transacted at the Meeting, except matters incidental to the conduct of the Meeting.

         The approval and adoption of the Acquisition Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Sutter Buttes Common and Preferred Stock voting together as one class. The proposed Merger is also subject to certain regulatory approvals and satisfaction of the conditions contained in the Acquisition Agreement. The approval and adoption of the Executive Officer Special Stock Option and the Director Special Stock Option requires the affirmative vote of the holders of a majority of the outstanding shares of Sutter Buttes Common and Preferred Stock voting together as one class.

     THE BOARD OF DIRECTORS OF SUTTER BUTTES HAS UNANIMOUSLY APPROVED THE MERGER AND THE EXECUTIVE OFFICER AND DIRECTOR SPECIAL STOCK OPTIONS. THE BOARD RECOMMENDS VOTING FOR EACH OF THE PROPOSALS.

         The accompanying Notice and Prospectus/Proxy Statement describe the matters to be acted upon at the Special Meeting, including matters incidental to the conduct of the Special Meeting. Shareholders are urged to review carefully the attached Prospectus/Proxy Statement, including the Exhibits, which together describe the Merger and its terms and conditions in detail.

                                            Very truly yours,

                                            Sutter Buttes Savings Bank, F.S.B.


Date:                   , 1996
                                            W. R. Hagstrom, President and CEO

            SUTTER BUTTES SAVINGS BANK, F.S.B., YUBA CITY, CALIFORNIA
                                700 Plumas Street
                           Yuba City, California 95991

                                     NOTICE
                                       OF
                         SPECIAL MEETING OF SHAREHOLDERS
                         to be held September ____, 1996

         Notice is hereby given that pursuant to the call of its Board of Directors, a Special Meeting of Shareholders of Sutter Buttes Savings Bank, F.S.B., Yuba City, California ("Sutter Buttes") will be held on September ____, 1996, at 7:30 p.m., local time, at the offices of Sutter Buttes at 700 Plumas Street, Yuba City, California 95991, for the following purposes, all of which are more fully described in the accompanying Prospectus/Proxy Statement.

         (1) To approve a merger (the "Merger") pursuant to an Acquisition Agreement and Plan of Merger dated as of June 15, 1996 (the "Acquisition Agreement"), by and among TriCo Bancshares ("TriCo"), Tri Counties Bank, a wholly owned subsidiary of TriCo ("Tri Counties"), and Sutter Buttes. Pursuant to the Acquisition Agreement, a copy of which is attached as Exhibit A to the accompanying Prospectus/Proxy Statement, Sutter Buttes will merge with and into Tri Counties and Tri Counties will be the surviving bank and will operate under its current name and Articles of Incorporation.

         (2) To approve the Executive Officer Special Stock Option, by which a special option to purchase 24,000 shares of the common stock of Sutter Buttes ("Sutter Buttes Common Stock") will be granted to W. R. Hagstrom, CEO of Sutter Buttes, for $1.00 per share.

         (3) To approve the Director Special Stock Option, by which an option to purchase 15,000 shares of Sutter Buttes Common Stock will be granted to Lee Colby, Chairman of the Board of Sutter Buttes, for $1.00 per share.

         No other business will be transacted at the Meeting other than matters incidental to the conduct of the Meeting.

         Only shareholders of record at the close of business on July 26, 1996, will be entitled to vote at the meeting. You may revoke your proxy at any time prior to its exercise. Approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Sutter Buttes Common and Preferred Stock voting together as one class. Approval of the Executive Officer Special Stock Option and the Director Special Stock Option require the affirmative vote of the holders of a majority of the outstanding shares of Sutter Buttes Common and Preferred Stock voting together as one class.

         Each shareholder, even though he or she may not plan to attend the Meeting in person, is requested to sign, date, and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise.

                                             By Order of the Board of Directors


 Date: __________  ____, 1996                ___________________________________
                                             Barbara J. Thilo, Secretary

                     PLEASE DATE AND SIGN THE ENCLOSED PROXY
          AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

                                   PROSPECTUS

       The Date of this Prospectus/Proxy Statement is ______________, 1996

                                TRICO BANCSHARES
                                 125,000 Shares
                                  COMMON STOCK
                                 (No Par Value)

     THIS DOCUMENT SERVES AS A PROSPECTUS FOR SHARES OF COMMON STOCK OF TRICO BANCSHARES AND ALSO AS A PROXY STATEMENT FOR THE SPECIAL MEETING OF THE SHAREHOLDERS OF SUTTER BUTTES SAVINGS BANK, F.S.B., YUBA CITY, CALIFORNIA.

         This Prospectus/Proxy Statement covers up to 125,000 shares of common stock (no par value) of TriCo Bancshares, a California corporation ("TriCo"), to be issued in connection with the merger of Sutter Buttes Savings Bank, F.S.B., Yuba City, California ("Sutter Buttes") with and into Tri Counties Bank ("Tri Counties"), a wholly owned subsidiary of TriCo (the "Merger"). Tri Counties will be the continuing entity as described elsewhere in this Prospectus/Proxy Statement.

         Shareholders of Sutter Buttes who do not dissent from the Merger and perfect their rights of appraisal under applicable provisions of the Regulations of the Office of Thrift Supervision (the "OTS") will have the right to receive, in exchange for their shares of common stock of Sutter Buttes ("Sutter Buttes Common Stock"), shares of common stock of TriCo ("TriCo Stock") and/or cash with a value of approximately $2.99 per share of Sutter Buttes Common Stock, subject to adjustment as described below. No fractional shares of TriCo Stock will be issued, and fractional share values will be paid in cash. The approximate per share price is based on the total price provided in the Acquisition Agreement of $3,896,400 before adjustments provided therein, and 1,301,976 shares of Sutter Buttes Common Stock outstanding on a fully-diluted basis assuming the conversion of all outstanding shares of preferred stock of Sutter Buttes ("Sutter Buttes Preferred Stock"), and the exercise of all proposed special stock options, all outstanding in-the-money stock options with an exercise price of $2.99 or less, and all outstanding warrants. The total price will be adjusted by 1.1 times after-tax earnings or after-tax losses of Sutter Buttes, as the case may be, from April 1, 1996 through the date the Merger is consummated. Such after-tax earnings or after-tax losses will include any expenses incurred by Sutter Buttes in connection with the Merger in excess of $70,000 and the accrual and booking of provisions to the loan and lease loss reserve agreed upon among the parties, but not the accrual and booking of any charges or expenses associated with the transfer of deposit insurance from one institution to the other.

         Consummation of the Merger is conditioned upon its approval by holders of two-thirds of the outstanding shares of both Sutter Buttes Common and Preferred Stock, approval of the Merger by the Federal Deposit Insurance
Corporation ("FDIC"), and various other conditions as described in this Prospectus/Proxy Statement.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, OR THE FDIC, NOR HAVE ANY OF THEM PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER STATE OR FEDERAL GOVERNMENT AGENCY.

                                 PROXY STATEMENT



                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER ____, 1996


         This Prospectus/Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Sutter Buttes Savings Bank, F.S.B., Yuba City, California ("Sutter Buttes") of proxies for use at the Special Meeting of Shareholders of Sutter Buttes to be held September ____, 1996. Only shareholders of record as of the close of business on July 26, 1996 will be entitled to notice of, and to vote at, the Special Meeting. Each share is entitled to one vote on the matters to be voted on at this Special Meeting. There were 647,956 shares of Sutter Buttes Common Stock and 232,200 shares of Sutter Buttes Preferred Stock outstanding as of June 30, 1996.

         The expenses related to the solicitation of proxies will be borne by Sutter Buttes. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by officers and directors who will not be specially compensated for such solicitation.

         This Prospectus/Proxy Statement and enclosed proxy were first mailed to Sutter Buttes' shareholders on or about August ____, 1996.

         Any shareholder giving a proxy has the right to revoke it at any time before it is exercised, and, therefore, execution of the proxy will not in any way affect the shareholder's right to attend the meeting in person. Revocation may be made prior to the meeting by written revocation or a duly executed proxy bearing a later date sent to Sutter Buttes, Attention: Barbara J. Thilo, Corporate Secretary, 700 Plumas Street, Yuba City, California 95991, or it may be done personally upon oral or written request at the Special Meeting. In the absence of specific instructions to the contrary, proxies received by the Board of Directors will be voted in favor of the proposals described herein.




     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, OR THE FDIC, NOR HAVE ANY OF THEM PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER STATE OR FEDERAL GOVERNMENT AGENCY.


                  IMPORTANT--PLEASE MAIL YOUR PROXY PROMPTLY

     In order that there may be proper representation at the meeting, you are urged to sign and return the enclosed proxy in the envelope provided no later than ____ __.m., ___________. If you attend the meeting, you may withdraw your proxy and vote in person. That number of shares of Sutter Buttes Common Stock represented by proxies which are returned unmarked will be voted in favor of the Plan of Merger.



                                TABLE OF CONTENTS
                                                                                                               Page

AVAILABLE INFORMATION.............................................................................................1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................................................2

ACCOMPANYING DOCUMENTS............................................................................................2

SUMMARY OF PROSPECTUS/PROXY STATEMENT.............................................................................3
      CERTAIN DEFINITIONS.........................................................................................3
      PURPOSE OF THE MEETING OF SHAREHOLDERS......................................................................4
      INFORMATION ABOUT TRICO AND SUTTER BUTTES...................................................................4
      THE PROPOSED MERGER.........................................................................................6
            Terms of the Merger...................................................................................6
            Reasons for Merger; Fairness..........................................................................7
            Procedures for Exchange of Shares.....................................................................8
            Management After the Merger...........................................................................8
            Tax Consequences......................................................................................8
            Vote Required.........................................................................................9
            Dissenters' Rights....................................................................................9
            Conditions; Regulatory Approvals......................................................................9
            Amendment and Termination............................................................................10
            Accounting Treatment.................................................................................10
      INTERESTS OF CERTAIN PERSONS IN THE MERGER.................................................................10
      DIFFERENCES BETWEEN TRICO STOCK AND SUTTER BUTTES COMMON STOCK.............................................11
      MARKET PRICE; ABSENCE OF MARKET FOR SHARES.................................................................11
      POSSIBLE RESTRICTIONS ON RESALE............................................................................12
      SELECTED FINANCIAL DATA....................................................................................12
      PRO FORMA (UNAUDITED) FINANCIAL INFORMATION................................................................14

THE MEETING OF SHAREHOLDERS......................................................................................22
      PURPOSE OF THE MEETING OF SHAREHOLDERS.....................................................................22
      RECORD DATE AND VOTING RIGHTS..............................................................................22
      CONSIDERATION REQUEST FORM.................................................................................23
      INTERESTS OF CERTAIN PERSONS IN THE MERGER.................................................................23
      PROXIES....................................................................................................24

CERTAIN CONSIDERATIONS...........................................................................................25
      ADDITIONAL INFORMATION CONCERNING TRICO....................................................................25
      SHARES ELIGIBLE FOR FUTURE SALE; DILUTION..................................................................25
      INTERESTS OF DIRECTORS AND OFFICERS OF SUTTER BUTTES IN THE MERGER.........................................26
      REAL ESTATE LENDING ACTIVITIES; NONACCRUAL LOANS...........................................................27
      LEGISLATIVE AND REGULATORY ENVIRONMENT.....................................................................27
      ANTITAKEOVER PROVISIONS....................................................................................28

PROPOSED MERGER..................................................................................................29
      BACKGROUND AND REASONS FOR THE MERGER......................................................................29
            Fairness.............................................................................................29
            Potential Litigation.................................................................................30
      MATERIAL CONTACTS..........................................................................................30
      EFFECT OF THE MERGER.......................................................................................31
      TERMS OF THE MERGER........................................................................................31
            Consideration for Shares of Sutter Buttes Common Stock...............................................31
            Covenants in the Acquisition Agreement...............................................................33
            Conditions of the Acquisition Agreement..............................................................34
            Termination/Amendment................................................................................35
      OPERATION OF TRI COUNTIES AFTER THE MERGER.................................................................35
      FEDERAL TAX CONSEQUENCES OF THE MERGER.....................................................................36
      RIGHTS OF DISSENTING SHAREHOLDERS..........................................................................37


                                   - viii -




      ACCOUNTING TREATMENT.......................................................................................38
      RESALES BY AFFILIATES......................................................................................39
      EXCHANGE PROCEDURES........................................................................................40
      INDEMNIFICATION............................................................................................41

CAPITAL STOCK....................................................................................................41
      DESCRIPTION OF TRICO STOCK.................................................................................41
            Antitakeover Provisions..............................................................................42
            Shares Eligible for Future Sale......................................................................43
      COMPARISON BETWEEN TRICO STOCK AND SUTTER BUTTES COMMON STOCK..............................................43
            Dividend Rights......................................................................................43
            Voting Rights........................................................................................44
            Preemptive Rights....................................................................................45
            Liquidation Rights...................................................................................45
            Redemption Rights; Conversion Rights; Sinking Funds..................................................45
            Assessment...........................................................................................45

BENEFICIAL OWNERSHIP OF SUTTER BUTTES COMMON AND PREFERRED.......................................................45
      OWNERSHIP OF SUTTER BUTTES COMMON STOCK....................................................................45
      OWNERSHIP OF SUTTER BUTTES PREFERRED STOCK.................................................................46
      OWNERSHIP OF SHARES BY OFFICERS AND DIRECTORS OF SUTTER BUTTES.............................................48

SPECIAL STOCK OPTIONS............................................................................................49
      NEW PLAN BENEFITS..........................................................................................49
      EXECUTIVE COMPENSATION.....................................................................................49

OTHER MATTERS....................................................................................................51

LEGAL OPINIONS...................................................................................................51

EXPERTS..........................................................................................................51

ADDITIONAL INFORMATION...........................................................................................51


         NO  PERSON  IS  AUTHORIZED  BY  TRICO  OR  SUTTER  BUTTES  TO GIVE  ANY
INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN ANY INFORMATION OR REPRESENTATION CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH A SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

         NEITHER  THE  DELIVERY  OF  THIS  PROSPECTUS  NOR ANY  DISTRIBUTION  OF
SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF TRICO OR SUTTER BUTTES SINCE THE DATE HEREOF.


                              AVAILABLE INFORMATION

         TriCo is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, TriCo files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by TriCo with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., at the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and at the New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         Sutter Buttes is subject to the informational requirements of the Exchange Act as administered by the Office of Thrift Supervision (the "OTS"). In accordance therewith, Sutter Buttes files reports, proxy statements, and other information with the OTS. Such reports, proxy statements, and other information can be inspected at, and copies obtained from, the Business Transactions Division of the OTS, 1700 G Street N.W., Washington, D.C. 20552, at prescribed rates.

         TriCo has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of TriCo Stock to be issued in connection with the Merger (together with any amendments thereto, the "Registration Statement"). The Registration Statement includes certain reports and other information of Sutter Buttes previously filed with the OTS, so that the same are now available from the Commission at the above address. Although to TriCo's knowledge information concerning Sutter Buttes included in the Registration Statement is accurate,
TriCo has not verified either its accuracy or its completeness. This Prospectus/Proxy Statement also constitutes the Prospectus of TriCo filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto. The Registration Statement and the exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE BY TRICO (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM THE CORPORATE SECRETARY, TRICO BANCSHARES, 15 INDEPENDENCE CIRCLE, CHICO, CALIFORNIA 95973 (TELEPHONE (916) 898-0300). THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE BY SUTTER BUTTES (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM THE CORPORATE SECRETARY, SUTTER BUTTES SAVINGS BANK, F.S.B., 700 PLUMAS STREET, YUBA CITY, CALIFORNIA 95991 (TELEPHONE (916) 673-7283). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY REQUEST SHOULD BE MADE BY SEPTEMBER ___, 1996.

         The following documents of TriCo are hereby incorporated by reference in this Prospectus/Proxy Statement and shall be deemed to be a part hereof from the date of filing of those documents: TriCo's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; TriCo's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; TriCo's Proxy Statement related to the 1996 Annual Meeting of Shareholders, dated April 24, 1996; and all other reports and documents filed by TriCo pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the termination of the offering of TriCo Stock to which this Prospectus/Proxy Statement relates. Also, the following portions of TriCo's Annual Report to Shareholders for the year ended December 31, 1995 are hereby incorporated by reference in this Prospectus/Proxy Statement: TriCo Bancshares, page 1 of the Annual Report; Common Stock Information, page 26 of the Annual Report; Selected Financial Data, pages 3 and 4 of the Annual Report; and Management's Discussion and Analysis of Financial Condition and Results of Operations, pages 27 to 42 of the Annual Report.

         The following documents of Sutter Buttes are hereby incorporated by reference in this Prospectus/Proxy Statement and shall be deemed to be part hereof: Sutter Buttes' Annual Report on Form 10-K for the fiscal year ended December 31, 1995; Sutter Buttes' Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; Sutter Buttes' Proxy Statement related to the 1995 Annual Meeting of Shareholders, dated April 6, 1995; and all other reports and documents filed by Sutter Buttes pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the termination of the offering of TriCo Stock to which this Prospectus/Proxy Statement relates. Also, the following portions of Sutter Buttes' Annual Report to Security Holders for the year ended December 31, 1995 are hereby incorporated by reference in this Prospectus/Proxy Statement:
Description of Business, page 3 of the Annual Report; Market for the Bank's Common and Preferred Stock, page 44 of the Annual Report; Selected Financial Data, page 6 of the Annual Report; and Management's Discussion and Analysis of Financial Condition and Results of Operation, pages 7 to 22 of the Annual Report.


                             ACCOMPANYING DOCUMENTS

         This Prospectus/Proxy Statement is accompanied by a copy of TriCo's Annual Report to Security Holders for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

         This Prospectus/Proxy Statement is also accompanied by a copy of Sutter Buttes' Annual Report to Security Holders for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

                         PROSPECTUS AND PROXY STATEMENT


                      SUMMARY OF PROSPECTUS/PROXY STATEMENT

         The following is a summary of certain information set forth in the Prospectus/Proxy Statement. This summary does not purport to be complete and should be read in conjunction with the Prospectus/Proxy Statement as a whole. Shareholders are urged to read carefully this Prospectus/Proxy Statement and the attached Exhibits in their entirety.


CERTAIN DEFINITIONS

         "TriCo" shall mean TriCo Bancshares, 15 Independence Circle, Chico, California 95973, telephone number (916) 898-0300, a California corporation and registered bank holding company, of which shares of common stock are being offered hereby in connection with the Merger.

         "Tri Counties" shall mean Tri Counties Bank, 15 Independence Circle, Chico, California 95973, a commercial bank chartered under the laws of the State of California and a wholly owned subsidiary of TriCo.

         "Sutter Buttes" shall mean Sutter Buttes Savings Bank, F.S.B., 700 Plumas Street, Yuba City, California 95991, telephone number (916) 673-7283, a savings bank chartered under the laws of the United States.

         "TriCo Stock" shall mean the no par value common stock of TriCo.

         "Sutter Buttes Common Stock" shall mean the $0.01 par value common stock of Sutter Buttes.

         "Sutter Buttes Preferred Stock" shall mean the $5.00 par value Preferred Stock, Series A of Sutter Buttes.

         "Sutter Buttes Common and Preferred" shall mean Sutter Buttes Common Stock and Sutter Buttes Preferred Stock.

         "Effective   Time"   shall  mean  the  time  of  the  filing  with  the
Superintendent of Banks of the State of California of a duly executed counterpart of the Merger Agreement certified by the California Secretary of State and Officer Certificates prescribed by Section 1103 of the California General Corporation Law.

         "Closing Date" shall mean the last business day of the month in which the conditions specified in Article III of the Acquisition Agreement have all been satisfied or such other date as is mutually agreed by the parties.

         "Acquisition Agreement" shall mean that certain Acquisition Agreement and Plan of Merger by and among TriCo, Sutter Buttes, and Tri Counties dated June 15, 1996, attached as Exhibit A and further described herein.

         "Merger" shall mean the merger of Sutter Buttes with and into Tri Counties, as contemplated by and in the Acquisition Agreement.

         "Merger Agreement" shall mean that certain Merger Agreement specified in the Acquisition Agreement and executed by TriCo, Sutter Buttes, and Tri Counties for the purpose of filing with the Superintendent of Banks of the State of California to make the Merger effective under California law.

         "Prospectus/Proxy Statement" shall mean this Prospectus and Proxy Statement.
         "Surviving Bank" shall mean Tri Counties at and after the Effective
Time.

         "Special Stock Options" shall mean special options to purchase a total of 39,000 shares of Sutter Buttes Common Stock that are proposed to be granted to Sutter Buttes' CEO W. R. Hagstrom and Chairman Lee Colby.

         "In-the-money" stock options shall mean options to purchase shares of Sutter Buttes Common Stock with an exercise price less than or equal to $2.99, the approximate per share Total Consideration before adjustments.


PURPOSE OF THE MEETING OF SHAREHOLDERS

         The Special Meeting (including any adjournments or postponements thereof) (the "Meeting") will be held at 700 Plumas Street, Yuba City, California, on September ____, 1996, at 7:30 p.m., local time. At the Meeting, holders of Sutter Buttes Common and Preferred will consider and vote upon a proposal to adopt and approve the Acquisition Agreement and the Merger contemplated thereby. Only holders of record of Sutter Buttes Common and Preferred at the close of business on July 26, 1996 (the "Record Date"), will be entitled to notice of, and to vote at, the Meeting. See "THE MEETING OF SHAREHOLDERS."

         The approval of the Merger by the Sutter Buttes shareholders will constitute approval and adoption of the Acquisition Agreement and the Merger contemplated thereby, as more fully described herein. The affirmative vote of the holders of two-thirds of the outstanding shares of Sutter Buttes Common and Preferred entitled to vote at the Meeting (voting together as one class) is required to adopt and approve the Acquisition Agreement and the Merger. Such approval is a condition to and is required for consummation of the Merger. See "THE MEETING OF SHAREHOLDERS" and "PROPOSED MERGER."

         Also at the Meeting, Sutter Buttes shareholders will be asked to consider and vote upon a proposal to grant Special Stock Options to CEO W. R. Hagstrom and Chairman of the Board Lee Colby in recognition of their contributions to Sutter Buttes. Mr. Hagstrom would receive an option to purchase 24,000 shares under the Executive Officer Special Stock Option and Mr. Colby would receive an option to purchase 15,000 shares under the Director Special Stock Option, each for $1.00 per share. See "SPECIAL STOCK OPTIONS."


INFORMATION ABOUT TRICO AND SUTTER BUTTES

         TriCo, headquartered in Chico, California and incorporated under the laws of the State of California, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Through its wholly owned banking subsidiary, Tri Counties, TriCo has 14 traditional banking offices and 7 in-store branches located in the counties of Butte, Glenn, Lassen, Nevada, Shasta, Siskiyou, Sutter and Tehama in Northern California. Tri Counties commenced business in 1975 and provides traditional deposit, lending, mortgage, and commercial products and services to business and retail customers throughout its primary market area. In October, 1995, Tri Counties opened a regional lending office in Bakersfield, California, to promote primarily agricultural lending activities in that area. In February, 1996, Tri Counties opened a regional lending office in Sacramento, California, to promote primarily commercial and consumer lending activities in that area.

         Tri Counties emphasizes retail banking with its client base being predominately individuals and small to medium-sized businesses. The majority of Tri Counties' loans are geographically concentrated in its primary market area as defined above. Tri Counties relies substantially on local promotional activity including the personal relationships of its directors, officers, employees, and shareholders, in addition to personalized service in its community banking orientation, as means to compete with larger statewide financial institutions.

         Additional information regarding TriCo, including its management, management's compensation, directors, principal holders of voting securities, and certain relationships and related transactions, is included in TriCo's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, incorporated herein by this reference. See "ACCOMPANYING DOCUMENTS" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         Sutter Buttes was incorporated under the laws of the State of California as a savings and loan association in 1982 and commenced operation in 1983. In 1993, Sutter Buttes converted to a federal savings bank charter. Sutter Buttes operates out of two offices in Yuba City, California, and serves a primary market area consisting of the cities of Yuba City and Marysville.

         Sutter Buttes' principal business is accepting checking and savings deposits and making residential real estate and home improvement loans secured by first and second mortgages. Sutter Buttes also engages in wholesale mortgage banking by originating mortgage loans and then selling them to third parties. Sutter Buttes retains the right to service some of the mortgage loans it sells for a fee. Sutter Buttes also offers safe deposit, night depository, wire transfer, and other customary bank services to its customers.

         Additional information regarding Sutter Buttes, including its management, management's compensation, directors, and certain relationships and transactions, is included in Sutter Buttes' Annual Report on Form 10-K for the fiscal year ended December 31, 1995, incorporated herein by this reference. See "ACCOMPANYING DOCUMENTS" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

Material Changes in TriCo's Affairs

         Between March 31, 1996 and June 30, 1996, Tri Counties has realized loan growth of $43,351,000 (13.2%) to $372,926,000. Tri Counties made a concerted effort to increase its outstanding loans by hiring new loan officers, looking to new commercial customers as well as promoting consumer products. The loan portfolio growth accounted for all of the $38.5 million growth in total assets during this period. Tri Counties moved from being a net seller of $8.2 million in Federal Funds at the end of March 1996 to being a net buyer of $30.0 million in Federal Funds at June 30th.

Material Changes in Sutter Buttes' Affairs

         There have been no material changes in Sutter Buttes' affairs since March 31, 1996.

THE PROPOSED MERGER

         Pursuant to the Acquisition Agreement, Sutter Buttes will merge with and into Tri Counties which will, as the Surviving Bank, succeed to the business of Sutter Buttes and will continue the operations of Sutter Buttes under Tri Counties' current name, Articles of Incorporation, and Bylaws. See "PROPOSED MERGER--EFFECT OF THE MERGER."

Terms of the Merger

         In exchange for their shares of Sutter Buttes Common Stock, the holders of Sutter Buttes Common Stock shall receive the "Total Consideration," which shall consist of cash and/or TriCo Stock. The Total Consideration, subject to adjustments described below, is $3,896,400, or approximately $2.99 per share, on a fully-diluted basis assuming conversion of all shares of Sutter Buttes Preferred Stock to Sutter Buttes Common Stock, and the exercise of all proposed Special Stock Options, all outstanding in-the-money stock options, and all warrants.

         There are several possible adjustments to the Total Consideration. The Total Consideration will be increased or reduced, as the case may be, by 1.1 times after-tax earnings or after-tax losses of Sutter Buttes from April 1, 1996, through the Closing Date. Such after-tax earnings or after-tax losses will include any expenses incurred by Sutter Buttes in connection with the Merger in excess of $70,000 and the accrual and booking of provisions to the loan and lease loss reserve agreed upon among the parties, but not the accrual and booking of any charges or expenses associated with the transfer of deposit insurance from one institution to the other.

         The holders of Sutter Buttes Preferred Stock who, as of the Closing Date, have not converted their shares of Sutter Buttes Preferred Stock to Sutter Buttes Common Stock will receive the Sutter Buttes Preferred Stock liquidation preference of $5.00 per share plus any declared and unpaid cash dividends (or warrants in lieu thereof) attributable to Sutter Buttes Preferred Stock. Because each share of Sutter Buttes Preferred Stock converts into 1.98 shares of Sutter Buttes Common Stock, it is expected that all Sutter Buttes Preferred Stock will be converted. Holders of Sutter Buttes Common and Preferred who choose to exercise and perfect their dissenters' rights of appraisal will receive a fair value of their shares in cash. See "RIGHTS OF DISSENTING SHAREHOLDERS." The amounts paid, if any, to holders of Sutter Buttes Preferred Stock who do not convert and to Dissenting Shareholders will be deducted from the Total Consideration paid to holders of Sutter Buttes Common Stock.

         Outstanding warrants convertible into 65,024 shares of Sutter Buttes Common Stock have been issued to holders of Sutter Buttes Preferred Stock in lieu of cash dividends, and will be treated as if exercised at the Effective Time. The holders thereof will be entitled to receive an appropriate portion of the Total Consideration. Holders of stock options and Special Stock Options will be entitled to exercise their options on or before the Closing Date in any one of three ways: (i) in exchange for Sutter Buttes Common Stock with a value equal to the per share value of Sutter Buttes Common Stock, less the per share exercise price of the options, times the options; (ii) for cash in the amount just described; or (iii) by paying the exercise price for the number of shares underlying the options. There are currently outstanding options to purchase 92,740 shares of Sutter Buttes Common Stock, however, options to purchase 2,500 shares have exercise prices in excess of the estimated Total Consideration per share, and therefore are not considered to be in-the-money and are not likely to be exercised. Holders of stock options and Special Stock Options who exercise for Sutter Buttes Common Stock will be entitled to receive an appropriate portion of the Total Consideration.

         Of the Total Consideration paid, 51% shall be in the form of TriCo Stock, and TriCo reserves the right to assure that 51% of the Total Consideration will be in the form of TriCo Stock. In assuring that 51% of the Total Consideration will be in the form of TriCo Stock, TriCo shall deduct the amount of cash payments for fractional shares and potential cash payments for the holders of Sutter Buttes Preferred Stock not converting such stock, for holders of stock options or Special Stock Options exercising for cash, and for Dissenting Shares. The value of TriCo Stock will be based on the average closing sale price (or mean between the closing bid and asked price if there is no closing sale price on any day) of TriCo Stock on the ten trading days preceding the Closing Date.

         Enclosed with this Prospectus/Proxy Statement is a Consideration Request Form. Please specify the form of payment you wish to receive by marking the appropriate box. Then sign the Form, enclose it with your completed and signed proxy, and mail them in the enclosed postage-paid envelope no later than ________. If you intend to be at the Meeting in person and not send a proxy, you may send only the Consideration Request Form in the enclosed envelope or bring it to the Meeting. Please note that because fifty-one percent (51%) of the Total Consideration to be paid by TriCo must be in the form of TriCo Stock, shareholders who do not request payment in TriCo Stock may nevertheless be assigned TriCo Stock if requests for TriCo Stock total less than 51% of the Total Consideration. In the event that requests for TriCo Stock total less than 51% of the Total Consideration, then TriCo Stock will be allocated first, on a pro rata basis, to those shareholders who fail to request a form of payment through the Consideration Request Form and next, if necessary, on a pro rata basis, to those shareholders who request cash. Conversely, shareholders who do not request payment in cash may nevertheless be assigned cash if requests for TriCo Stock total more than 51% of the Total Consideration. To the extent possible, TriCo will cause cash to be paid to those holders of Sutter Buttes Common Stock requesting cash payment, and will cause TriCo Stock to be delivered to those holders of Sutter Buttes Common Stock requesting TriCo Stock. However, to guarantee that 51% of the Total Consideration is in the form of TriCo Stock, TriCo reserves the right to allocate TriCo Stock and cash, as necessary, among the holders of Sutter Buttes Common Stock. TriCo's determination to allocate cash and TriCo Stock on a pro rata basis to guarantee that 51% of the Total Consideration is TriCo Stock according to the terms of this paragraph shall be at TriCo's sole determination and shall not be subject to review or question by Sutter Buttes or its shareholders.

         Any special assessments imposed on Sutter Buttes deposits by the FDIC or the Savings Association Insurance Fund (the "SAIF"), other than regular insurance premiums will not reduce the Total Consideration to Sutter Buttes shareholders and will be paid directly by Tri Counties, subject to consummation of the Merger.

         No fractional shares of TriCo Stock will be issued, and any fractional share values will be paid in cash based on the average closing sale price (or mean between the closing bid and asked price if there is no closing sale price on any day) of TriCo Stock on the ten trading days preceding the Closing Date. See "PROPOSED MERGER--TERMS OF THE MERGER" for sample payment scenarios.

Reasons for Merger; Fairness

         In order to minimize costs associated with this transaction, the Board of Directors of Sutter Buttes did not engage the services of an investment banking or other firm to review the financial aspects of the Merger and to render a fairness opinion with respect thereto. Based on its review and analysis of this transaction, similar transactions, and Sutter Buttes' difficulty in competing because of its size and limited capital structure, it is the opinion of Sutter Buttes' Board of Directors that this transaction is in the best interests of Sutter Buttes and its shareholders, and that an investment banking or other firm would come to the same conclusion. See "PROPOSED MERGER--BACKGROUND AND REASONS FOR THE MERGER."

Procedures for Exchange of Shares

         As of the Effective Time each share of Sutter Buttes Common Stock will be converted into, and each certificate thereof shall represent a right to receive, a pro rata share of the adjusted Total Consideration. As soon as practicable after the Effective Time, a paying agent will send to each record holder of former shares of Sutter Buttes Common Stock a notice of consummation of the Merger and a transmittal form detailing the procedure for surrendering the certificates in exchange for a pro rata portion of the Total Consideration. Such record holders will then submit their certificates to the paying agent, either directly or through one of the Sutter Buttes branches, and in return will receive a check and/or shares of TriCo Stock in the appropriate amounts. TriCo will attempt to pay those requesting cash in cash and those requesting stock in stock, subject to TriCo's right to pay 51% of the Total Consideration in TriCo Stock. Payment for the shares exchanged will be made as soon as the Total Consideration can be determined, which may be delayed substantially to allow for the determination of amounts due to any Dissenting Shareholders. Any former holder of Sutter Buttes Common Stock who does not submit his or her certificates to the paying agent within 120 days after the Effective Time must submit such certificates to TriCo in exchange for a pro rata portion of the Total Consideration. See "PROPOSED MERGER--EXCHANGE PROCEDURES." These procedures do not apply to shareholders who exercise their dissenters' rights, as described below.

         Any holders of Sutter Buttes Preferred Stock who do not convert their shares into shares of Sutter Buttes Common Stock prior to the Effective Time will receive, as soon as possible after the Effective Time, the liquidation preference of $5.00 per share of Sutter Buttes Preferred Stock plus any declared and unpaid cash dividends (or warrants in lieu thereof) attributable to the Sutter Buttes Preferred Stock. The amounts paid, if any, to holders of Sutter Buttes Preferred Stock who do not convert will be deducted from the Total Consideration paid to holders of Sutter Buttes Common Stock.

Management After the Merger

         At the Effective Time, the separate corporate existence of Sutter Buttes will cease and Tri Counties will operate as the Surviving Bank under its current Articles of Incorporation and Bylaws. Management of Tri Counties as in existence immediately prior to the Merger will continue after the Merger, and Sutter Buttes' operations will be assumed by Tri Counties' Yuba City branches.

Tax Consequences

         It is anticipated that the principal federal income tax consequences of the Merger will be as follows: (a) the Merger will be part of a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended; (b) no gain or loss will be recognized by the shareholders of Sutter Buttes to the extent TriCo Stock is received in exchange for their Sutter Buttes Common Stock; and (c) the holding period and basis of the shares of TriCo Stock received by the shareholders of Sutter Buttes will be the same as the tax basis of their exchanged Sutter Buttes Common Stock. For a detailed discussion of the income tax consequences of the Merger, see "PROPOSED MERGER--FEDERAL TAX CONSEQUENCES OF THE MERGER." Sutter Buttes shareholders should consult their personal tax advisors as to the consequences of the Merger to them under federal, state, or local law, or applicable foreign tax laws.

Vote Required

         As of the Record Date, the directors and officers of Sutter Buttes and their respective affiliates as a group held an aggregate of ____________ shares, or approximately ________%, of the then outstanding shares of Sutter Buttes Common Stock and ___________ shares, or approximately ________%, of the then outstanding shares of Sutter Buttes Preferred Stock. These shares, together with options and warrants held by such directors and officers and their afiliates, represent approximately _______% of the 1,262,976 shares of Sutter Buttes Stock outstanding on a fully-diluted basis, assuming the conversion of all Sutter Buttes Preferred Stock to Sutter Buttes Common Stock, and the exercise of all outstanding warrants and in-the-money stock options, but not assuming approval of the Special Stock Options, as those shares will not be entitled to vote at the Meeting. Each Sutter Buttes director and officer intends to vote all of the shares of Sutter Buttes Common and Preferred over which such director or officer has sole or shared voting power for approval and adoption of the Acquisition Agreement and the Merger pursuant thereto. Accordingly, approval and adoption of the Acquisition Agreement and the Merger at the Meeting is expected to require the affirmative vote of an additional ___________ shares of Sutter Buttes Common and Preferred, based on the shares of Sutter Buttes Common and Preferred outstanding as of the Record Date, or ________-__ shares of Sutter Buttes Common Stock, on a fully-diluted basis as described above, voted by the remaining shareholders of Sutter Buttes. See "THE MEETING OF SHAREHOLDERS--RECORD DATE AND VOTING RIGHTS."

Dissenters' Rights

         Under the Regulations of the OTS, found at 12 C.F.R. 552.14 and attached hereto as Exhibit B, a shareholder of Sutter Buttes who wishes to assert dissenters' rights with respect to the Merger must deliver to Sutter Buttes, prior to the Meeting, a written objection identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. In addition, in order to dissent, the shareholder must not vote in favor of the Merger. The demand for appraisal and payment must be in addition to and separate from any proxy or vote against the Merger by the shareholder. See "PROPOSED MERGER--RIGHTS OF DISSENTING SHAREHOLDERS."

Conditions; Regulatory Approvals

         Consummation of the Merger is subject to satisfaction or waiver of various conditions, including compliance with certain covenants and confirmation of certain representations and warranties, the approval of shareholders of Sutter Buttes, the receipt of all necessary regulatory approvals, the registration under applicable federal securities laws of TriCo Stock to be issued pursuant to the Acquisition Agreement, and the absence of any litigation or regulatory proceeding presenting significant risk of material damages against Sutter Buttes, Tri Counties, TriCo, or their shareholders, or a significant risk that the Merger will not be consummated.

         In order for the Merger to be completed, approval must be obtained from the FDIC and the Superintendent of Banks of the State of California (the "Superintendent"). Applications for these regulatory approvals were filed on __________. See "PROPOSED MERGER--TERMS OF THE MERGER."

Amendment and Termination

         The Acquisition Agreement may be amended by mutual written consent of Tri Counties, TriCo, and Sutter Buttes, if so directed by their respective Boards of Directors, at any time prior to the Effective Time without the approval of the shareholders of TriCo or the shareholders of Sutter Buttes with respect to any of its terms except the terms relating to the form or amount of consideration to be delivered to the Sutter Buttes shareholders in the Merger. The Acquisition Agreement may be terminated by the mutual consent of the Boards of Directors of both TriCo and Sutter Buttes at any time prior to the consummation of the Merger. The Acquisition Agreement also provides that the parties may terminate the Acquisition Agreement if the Merger is not consummated on or before December 31, 1996. See "PROPOSED MERGER--TERMS OF THE MERGER."

Accounting Treatment

         The Merger is expected to be accounted for according to the purchase method of accounting. See "PROPOSED MERGER--ACCOUNTING TREATMENT."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

           If the shareholders of Sutter Buttes approve, and if the Merger is consummated, CEO W. R. Hagstrom will receive a special option to purchase 24,000 shares of Sutter Buttes Common Stock for $1.00 per share, and Chairman of the Board Lee Colby will receive a special option to purchase 15,000 shares of Sutter Buttes Common Stock for $1.00 per share. In addition, Mr. Hagstrom and Chief Financial Officer Philip Safran are parties to employment agreements with Sutter Buttes which provide that Sutter Buttes shall be obligated to pay $20,000 to Mr. Hagstrom in the event he is terminated without cause, and $15,900 to Mr. Safran in the event he is terminated without cause. TriCo has agreed to assume Sutter Buttes' obligations under these contracts. Otherwise, no officers, directors, and principal shareholders of Sutter Buttes will receive any consideration in the Merger other than their pro rata portion of the Total Consideration, on the same terms described herein for all shareholders, for the shares that they own. Certain officers and directors of Sutter Buttes have outstanding options to acquire shares of Sutter Buttes Common Stock that may be exercised in full on or before the Closing Date, which would increase their pro rata portion of the Total Consideration.

         To TriCo's knowledge, as of the Record Date, directors and executive officers of TriCo did not beneficially own any shares of Sutter Buttes Common and Preferred.

         As of June 30, 1996, there were 4,482,712 shares of TriCo Stock outstanding, of which 782,640 shares of TriCo Stock were beneficially owned by officers and directors of TriCo and their affiliates. See "THE MEETING OF SHAREHOLDERS--INTERESTS OF CERTAIN PERSONS IN THE MERGER."

DIFFERENCES BETWEEN TRICO STOCK AND SUTTER BUTTES COMMON STOCK

         Holders of shares of Sutter Buttes Common Stock are entitled to dividends as and when declared by the Board of Directors out of funds legally available therefor, subject to the dividend preference of the Sutter Buttes
Preferred  Stock;  to one vote for each share held on  matters  properly  coming before a meeting of the shareholders, except the election of the Board of Directors, where cumulative voting is permitted; and, in the event of liquidation, to the net assets remaining after satisfaction of all liabilities and of the liquidation preferences of the Sutter Buttes Preferred Stock. Sutter Buttes shareholders do not have the preemptive right to purchase newly issued shares of Sutter Buttes Common Stock. The holders of TriCo Stock are also entitled to dividends as and when declared by the Board of Directors out of funds legally available therefor; to one vote for each share held on matters properly coming before a meeting of the shareholders, except the election of the Board of Directors, where cumulative voting is permitted; and, in the event of liquidation, to the net assets remain-

ing after satisfaction of all liabilities. There are currently no classes of capital stock in TriCo outstanding other than the TriCo Stock, however, TriCo has authorized 1 million shares of preferred stock, none of which is currently outstanding. If shares of preferred stock are issued in the future, dividends on and liquidation of shares of TriCo Stock would be subject to the dividend and liquidation preferences of the shares of preferred stock. TriCo shareholders do not have the preemptive right to purchase newly issued shares of TriCo Stock. See "COMPARISON BETWEEN TRICO STOCK AND SUTTER BUTTES COMMON STOCK."


MARKET PRICE; ABSENCE OF MARKET FOR SHARES

         TriCo Stock is listed and traded on the National Market System of the National Association of Securities Dealers ("Nasdaq NMS") under the symbol "TCBK." The shares of Sutter Buttes Common Stock are not traded or listed on any exchange or market quotation system, nor are there any formal market makers in the shares. The infrequent trades that occur are individually negotiated between the buyer and the seller.

         The following table sets forth the last reported trade of Sutter Buttes Common Stock known to Sutter Buttes officials, which occurred on April 12, 1995. The table also shows the last reported sales price of TriCo Stock on the Nasdaq NMS on June 18, 1996, the trading date prior to the public announcement of the Merger, and on ______________, 1996, the latest practicable trading day before the printing of this Prospectus/Proxy Statement.

                                                   Historical
                                                  Market Value
                                                   Per Share
                                   Sutter Buttes                    TriCo

Last Trade:
         June 18, 1996                    n/a                      $18.25
         August xx, 1996                  n/a                      $xx.xx
         April 12, 1995                 $1.86                      $18.00
- ------------------------

         Following the Merger, no shares of Sutter Buttes Common Stock will be outstanding, and TriCo Stock will continue to be traded on the Nasdaq NMS.

POSSIBLE RESTRICTIONS ON RESALE

         Public resale of TriCo Stock by certain persons deemed to be affiliates (control persons) of Sutter Buttes, such as certain directors and executive officers of Sutter Buttes, will be restricted pursuant to certain provisions of Rule 145 promulgated under the Securities Act, and the certificates for TriCo Stock received by such persons will bear legends to that effect. No resales will be made pursuant to this Prospectus/Proxy Statement or the Registration Statement in which it was filed under Federal securities laws. See "PROPOSED MERGER- RESALES BY AFFILIATES."

SELECTED FINANCIAL DATA

         The following tables set forth certain selected historical consolidated financial information for TriCo and Sutter Buttes, and comparative historical and pro forma per share data. The tables should be read in conjunction with the audited consolidated financial statements, unaudited interim consolidated financial statements, and unaudited pro forma consolidated financial information and the notes to each, which are included elsewhere in this Prospectus/Proxy Statement or incorporated by reference herein.

                 TRICO Selected Historical Financial Information
                                   (unaudited)


                                             At or for the
                                          Three Months Ended
                                               March 31                           At or for the Year Ended December 31,
                                            (in thousands)                              (amounts in thousands)

                                           1996         1995            1995         1994         1993         1992          1991
                                           ----         ----            ----         ----         ----         ----          ----
Income Statement Data:
   Interest income                    $  11,605    $  11,301       $  46,011     $ 43,240     $ 40,947    $  40,272     $  40,451
   Interest expense                       4,535        4,373          17,988       15,680       13,996       15,600        18,988
   Net Interest income                    7,070        6,928          28,023       27,560       26,951       24,672        21,463
   Provision for loan losses                 40           40             335          316        1,858        2,101         1,531
   Net interest income after
      provision for loan losses           7,030        6,888          27,688       27,244       25,093       22,571        19,932
   Noninterest income                     1,466        1,432           5,933        5,025        6,726        5,572         4,965
   Noninterest expense                    5,505        5,556          21,661       22,058       20,225       18,031        17,045
   Provision for income taxes             1,247        1,134           4,915        4,350        4,779        4,112         3,031
   Net income                             1,744        1,630           7,045        5,861        6,815        6,000         4,821
   Preferred dividends                        -          105             245          420          630          797           944
   Income available for common
      shareholders                    $   1,744    $   1,525       $   6,800     $  5,441     $  6,185     $  5,203     $   3,877

Balance Sheet Data:
   Net loans                          $ 323,869    $ 291,115       $ 313,186     $301,495     $299,929     $312,720     $ 312,241
   Total assets                         578,606      564,399         603,554      593,834      575,897      492,404       439,358
   Total deposits                       491,008      489,704         516,193      491,172      515,999      451,346       400,479
   Other borrowed funds                  24,289       16,488          26,292       48,956        7,144          907         1,027
   Preferred stock                           --        3,899              --        3,899        3,899        6,086         8,630
   Common shareholders' equity           54,243       46,911          53,213       44,332       43,169       30,459        26,192
   Total shareholders' equity         $  54,243    $  50,810       $  53,213     $ 48,231       47,068       36,545        34,822

Performance Ratios:(1)
   Return on average assets               1.18%        1.12%           1.22%        0.99%        1.25%        1.25%         1.15%
   Return on average common equity(2)    12.92%       13.17%          13.95%       12.42%       15.81%       19.48%        15.69%
   Leverage ratio(3)                      9.52%        9.43%           8.92%        8.75%        8.18%        7.39%         7.97%
   Total risk-based capital ratio        15.15%       15.52%          15.17%       14.65%       14.02%       11.94%        11.49%

Common Share Data:(4)
   Primary earnings per share          $   0.38     $   0.33        $   1.46      $  1.18      $  1.42      $  1.46     $    1.10
   Fully diluted earnings per share        0.37         0.33            1.45         1.18         1.40         1.46          1.10
   Cash dividends per share                0.13         0.08            0.37         0.32         0.31         0.28          0.24
   Tangible book value per share          12.14        11.55           11.92        10.10        10.05         8.46          7.25
   Number of common shares:
      Weighted average primary        4,646,490    4,598,305       4,656,893    4,641,383    4,338,255    3,556,836     3,515,270
      Weighted average fully diluted  4,668,500    4,611,876       4,693,188    4,642,197    4,416,135    3,556,836     3,528,091


(1)      Quarter return ratios have been annualized.
(2)      Income available for common shareholders divided by average common equity.
(3)      Ending Tier 1 capital divided by period end total assets.
(4)      Adjusted to reflect 5-for-4 stock split in 1995, and 12%, 15% and 15% stock dividends declared in 1993, 1992, and 1991, respectively.

             SUTTER BUTTES Selected Historical Financial Information
                                   (unaudited)


                                                At or for the
                                             Three Months Ended
                                                 March 31                           At or for the Year Ended December 31,
                                              (in thousands)                              (amounts in thousands)

                                             1996          1995            1995        1994         1993        1992        1991
                                             ----          ----            ----        ----         ----        ----        ----
Income Statement Data:
   Interest income                       $  1,232     $   1,057        $  4,573    $  3,927     $  3,610    $  3,946    $  4,645
   Interest expense                           784           727           3,139       2,271        1,908       2,231       3,152
   Net Interest income                        448           330           1,434       1,656        1,702       1,715       1,493
   Provision for loan losses                    -             -             (1)        (11)        (107)       (125)       (206)
   Net interest income after
      provision for loan losses               448           330           1,435       1,667        1,809       1,840       1,699
   Noninterest income                          70            49             489         213          289         171         138
   Noninterest expense                        407           373           1,552       1,696        1,616       1,601       1,802
   Provision for income taxes                  46             3              21          76            3          43          13
   Net income                                  65             3             351         108          479         367          22
   Preferred dividends                          -             -               -           -            -           -           -
   Income available for common
      shareholders                       $     65     $       3        $    351    $    108     $    479    $    367    $     22

Balance Sheet Data:
   Net loans                             $ 57,899     $  58,403        $ 59,904    $ 58,360     $ 47,085    $ 45,075    $ 40,202
   Total assets                            66,921        62,784          64,630      63,462       51,641      49,991      45,060
   Total deposits                          59,106        55,672          57,406      49,747       43,973      43,738      41,443
   Other borrowed funds                     3,900         3,725           3,400      10,375        4,475       3,500       1,300
   Preferred stock                          1,161         1,161           1,161       1,161        1,161       1,161       1,161
   Common shareholders' equity              2,453         2,040           2,388       2,037        1,928       1,449       1,082
   Total shareholders' equity             $ 3,614     $   3,201       $   3,549    $  3,198        3,089       2,610       2,243

Performance Ratios:(1)
   Return on average assets                 0.40%         0.00%           0.55%       0.18%        0.95%       0.80%       0.08%
   Return on average common equity(2)       7.41%         0.41%          10.71%       3.45%       16.91%      14.93%       2.08%
   Leverage ratio(3)                        5.40%         5.10%           5.49%       5.04%        5.98%       5.22%         n/a
   Total risk-based capital ratio          10.01%         9.27%          10.20%       9.19%        9.90%       8.44%         n/a

Common Share Data:(4)
   Primary earnings per share            $   0.06      $      -        $   0.31     $  0.10      $  0.45     $   .37     $  0.06
   Fully diluted earnings per share
   Cash dividends per share                     -             -               -           -            -           -           -
   Tangible book value per share             3.06          2.80            3.11        2.90         2.91        2.63        3.64
   Number of common shares:
      Weighted average primary          1,181,618     1,141,819       1,142,725   1,103,096    1,062,019     992,512     616,638
      Weighted average fully diluted



(1)      Quarter return ratios have been annualized.
(2)      Income available for common shareholders divided by average common equity.
(3)      Ending Tier 1 capital divided by period end total assets.


PRO FORMA (UNAUDITED) FINANCIAL INFORMATION

         At the Effective Time, Sutter Buttes will merge with and into Tri Counties and the separate existence of Sutter Buttes will cease. All assets and liabilities of Sutter Buttes will become assets and liabilities of Tri Counties. In addition, the number of shares of TriCo Stock outstanding will be increased by the number of shares of TriCo Stock issued to holders of Sutter Buttes Common Stock in the Merger.

        The following tables show unaudited pro forma financial information for TriCo and Sutter Buttes. The unaudited pro forma income statement assumes that the Merger had already taken place at the beginning of each year for which the information is shown. For example, 1995 unaudited pro forma financial information shows what the financial statements of a merged entity would have been had the Merger taken place at the beginning of 1995. Unaudited pro forma balance sheets are shown for December 31, 1995 and March 31, 1996, and unaudited pro forma income statements are shown for the calendar year 1995 and the three months ended March 31, 1996. Also presented for TriCo is primary and fully-diluted income from continuing operations per share data, in each case on an historical and pro forma basis. TriCo does not expect any material pro forma adjustment to the historical information to result from the Merger.

              Selected Pro Forma Combined Financial Information of
                             TRICO and SUTTER BUTTES
                                   (unaudited)


                                           Three Months Ended March 31, 1996              Year Ended December 31, 1995
                                           ---------------------------------              ----------------------------

                                       Historical    Historical     Pro Forma       Historical     Historical      Pro Forma
                                            TRICO        SUTTER      COMBINED            TRICO         SUTTER       COMBINED

Pro Forma Consolidated Summary of Operations:

Interest income                         $  11,605     $   1,232     $  12,812        $  46,011      $   4,573      $  50,484
Interest expense                            4,535           784         5,319           17,988          3,139         21,127
                                           ------         -----        ------           ------          -----         ------
Net interest income                         7,070           448         7,493           28,023          1,434         29,357
Provision for loan losses                      40             -            40              335            (1)            334
                                           ------         -----        ------           ------         ------         ------
Net interest income after
   provision for loan losses                7,030           448         7,453           27,688          1,435         29,023
Other income                                1,466            70         1,536            5,933            489          6,422
Other expenses                              5,505           407         5,942           21,661          1,552         23,332
                                           ------         -----        ------           ------          -----         ------
Income before income taxes                  2,991           111         3,047           11,960            372         12.113
Income taxes                                1,247            46         1,270            4,915             21          4,846
                                           ------         -----        ------           ------          -----         ------
Net income                                  1,744            65         1,777            7,045            351          7,267
                                           ======         =====        ======           ======          =====         ======

Selected balance sheet information:
   Total Assets                         $ 578,606     $  66,921     $ 644,185        $ 603,554     $   64,630      $ 666,753
   Long-term debt                       $  24,289             -     $  24,289        $  26,292              -      $  26,292

Earnings per share:
   Primary                              $    0.38             -     $    0.37        $    1.46              -      $    1.47
   Fully diluted                        $    0.37             -     $    0.37        $    1.45              -      $    1.46

Cash dividends paid per share           $    0.13             -     $    0.13        $    0.37              -      $    0.37
Book value per common share             $   12.14             -     $   12.26        $   11.92              -      $   12.01

Weighted average shares outstanding:
   Primary                              4,646,490       113,543     4,760,033        4,656,893        113,543      4,770,436
   Fully diluted                        4,668,500       113,543     4,782,043        4,693,188        113,543      4,806,731


                 TRICO BANCSHARES AND SUTTER BUTTES SAVINGS BANK
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                   (Unaudited)
                                 MARCH 31, 1996
                                 (IN THOUSANDS)



                                                                             Pro Forma          Pro Forma
                                                   TRICO      SUTTER       Adjustments     Combined Total
Assets:
     Cash and due from banks                    $ 28,761     $ 1,769                             $ 30,530
     Fed funds sold                                8,200          --        $  (1,909)              6,291
     Certificates of deposit                          --       1,373                                1,373
     Securities available for sale                72,198          --                               72,198
     Securities held for investment              112,874         400                              113,274
     Mortgage loans held for sale                     --       3,851                                3,851
     Total loans, net                            323,869      57,899                              381,768
     Premises and equipment                       13,785         539                               14,324
     Other assets                                 18,919       1,090               567             20,576
                                                 -------      ------            ------            -------

       Total assets                             $578,606     $66,921        $  (1,342)           $644,185
                                                 =======      ======           =======            =======

Liabilities:
     Deposits                                   $491,008     $59,105                             $550,113
     Short-term borrowings                            --       3,900                                3,900
     Other liabilities                             9,066         302               317              9,685
     Long-term debt                               24,289          --                               24,289
                                                 -------      ------               ---            -------
       Total liabilities                         524,363      63,307               317            587,987

Stockholders' equity:
     Preferred stock                                  --       1,161           (1,161)                 --
     Common stock                                 44,408       1,620               367             46,395
     Surplus                                          --         450             (450)                 --
     Retained earnings                            10,697         383             (415)             10,665
     Securities unrealized
       holding loss                                (862)                                            (862)
                                                -------       ------           -------           -------
       Total stockholders' equity                 54,243       3,614           (1,659)             56,198
                                                 -------      ------          -------             -------
     Total liabilities and stockholders'
     equity                                     $578,606     $66,921        $  (1,342)           $644,185
                                                 =======      ======          ========            =======



     See notes to pro forma combined condensed financial statements.

                 TRICO BANCSHARES AND SUTTER BUTTES SAVINGS BANK
                  PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                                   (Unaudited)
                        THREE MONTHS ENDED MARCH 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                              Pro Forma        Pro Forma
                                                     TRICO       SUTTER     Adjustments   Combined Total
     Interest income                            $   11,605    $  1,232        $    (25)       $   12,812
     Interest expense                                4,535         784                             5,319
                                                    ------       -----              ---           ------
     Net interest income                             7,070         448             (25)            7,493
     Provision for loan losses                          40          --                                40
                                                    ------                          ---           ------
     Net interest income after provision for
     loan losses                                     7,030         448             (25)            7,453
     Other income                                    1,466          70                             1,536
     Other expenses                                  5,505         407               30            5,942
                                                    ------       -----              ---           ------
     Income before income taxes                      2,991         111             (55)            3,047
     Income taxes                                    1,247          46             (23)            1,270
                                                    ------       -----             ---            ------
     Net income                                 $    1,744     $    65         $   (32)        $   1,777
                                                    ======       =====             ===            ======


Earnings per share:
     Primary                                    $     0.38                                    $     0.37
     Fully diluted                              $     0.37                                    $     0.37

Weighted average shares outstanding:
     Primary                                     4,646,490     113,543                         4,760,033
     Fully diluted                               4,668,500     113,543                         4,782,043



     See notes to pro forma combined condensed financial statements.

                 TRICO BANCSHARES AND SUTTER BUTTES SAVINGS BANK
                  PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                                   (Unaudited)
                          YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                             Pro Forma   Pro Forma Combined
                                                      TRICO       SUTTER   Adjustments                Total

     Interest income                             $   46,011    $  4,573     $    (100)           $   50,484
     Interest expense                                17,988       3,139                              21,127
                                                     ------       -----           ----               ------
     Net interest income                             28,023       1,434          (100)               29,357
     Provision for loan losses                          335         (1)                                 334
                                                     ------      -----            ----               ------
     Net interest income after provision for
     loan losses                                     27,688       1,435          (100)               29,023
     Other income                                     5,933         489                               6,422
     Other expenses                                  21,661       1,552            119               23,332
                                                     ------       -----           ----               ------
     Income before income taxes                      11,960         372          (219)               12,113
     Income taxes                                     4,915          21           (90)                4,846
                                                                                 ----                ------
     Net income                                  $    7,045         351          (129)                7,267
                                                     ======       =====          ====                ======


Earnings per share:
     Primary                                     $     1.46                                      $     1.47
     Fully diluted                               $     1.45                                      $     1.46


Weighted average shares outstanding:
     Primary                                      4,656,893     113,543                           4,770,436
     Fully diluted                                4,693,188     113,543                           4,806,731



     See notes to pro forma combined condensed financial statements.


                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (unaudited)

NOTE A - BASIS OF PRESENTATION

         UNAUDITED PRO FORMA COMBINATION. The unaudited Pro Forma Condensed Combined Balance Sheet is based on the unaudited consolidated balance sheets of TriCo and Sutter Buttes as of March 31, 1996. The unaudited Pro Forma Condensed Combined Statement of Income is based on the supplemental consolidated statements of income of TriCo and the statements of income of Sutter Buttes for the three months ended March 31, 1996, and the year ended December 31, 1995.

         TOTAL CONSIDERATION. Pursuant to the Acquisition Agreement, the shareholders of Sutter Buttes will receive as Total Consideration cash and/or TriCo Stock having a value equal to $3,896,400 plus or less 1.1 times any after-tax earnings or after-tax losses, as recorded in accordance with generally accepted accounting principles, of Sutter Buttes from April 1, 1996, through the Closing Date.

         The following summarizes the calculation of the shares of TriCo Stock to be issued as of March 31, 1996:

                                   (Dollars in Thousands Except per Share Data)

          Total Consideration                               $3,896
                                                            ======
          Cash (49% of total                                $1,909
          TriCo common stock (51% of total)                 $1,987

          TriCo average common stock price during ten
           days preceding March 31, 1996                    $17.50

         Estimated number of TriCo common shares issued    113,543
                                                           =======
         METHOD OF ACCOUNTING. The Merger will be accounted for by TriCo under the purchase method of accounting in accordance with APB No. 16. Under this method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. The fair values of Sutter Buttes' assets and liabilities are preliminary and will likely be revised as updated information becomes available prior to the Effective Time.

         COST SAVINGS. The positive effects of potential cost savings and revenue enhancements which may be achieved subsequent to the Merger have not been reflected in the unaudited pro forma combined condensed financial statements.


NOTE B - CALCULATION OF PER SHARE VALUE OF SUTTER BUTTES COMMON STOCK

Total Consideration per Acquisition Agreement            $3,896,400
                                                         ==========
June 30, 1996 outstanding shares of Sutter
   Buttes Common Stock                                      647,956
Conversion of 232,200 shares of Sutter Buttes
   Preferred Stock                                          459,756
Exercise of warrants                                         65,024
Exercise of outstanding in-the-money stock options           90,240
Exercise of Special Stock Options                            39,000
                                                         ----------
Estimated shares of Sutter Buttes Common Stock
   outstanding at consummation of the Merger, on
   a fully-diluted basis                                 $1,301,976
                                                         ==========
Estimated per share value of Sutter Buttes
   Common Stock on a fully-diluted basis                 $    2.993
                                                         ==========

         In accordance with the Acquisition Agreement, the Total Consideration is subject to increase or decrease for the after-tax earnings or after-tax losses, as the case may be, of Sutter Buttes from April 1, 1996, through the Closing Date. The above calculation assumes the conversion of all shares of outstanding Sutter Buttes Preferred Stock, the approval and exercise of all proposed Special Stock Options, and the exercise of all outstanding warrants and outstanding stock options except those options having an exercise price in excess of the fully-diluted per share value of Sutter Buttes Common Stock. Exercise of these options may trigger adjustments to the Total Consideration via charges to income and equity which are impossible to determine at this time.


NOTE C - ALLOCATION OF PURCHASE PRICE

         The purchase price has been allocated as described in the table below:

                                                     (In Thousands)

Purchase price allocation:

Total  Consideration due to Sutter Buttes  stockholders     $3,896
Estimated cost of branch closings                              100
Estimated severance expense                                     90
Estimated legal and accounting fees                            125
                                                            ------
Total purchase price                                        $4,211

Sutter Buttes equity                                         3,614
                                                            ------
Intangibles acquired--core deposits                         $  597
                                                            ======

         As previously stated, the purchase method of accounting requires that the purchase price be allocated to assets acquired and liabilities assumed based upon their fair values. Based upon a preliminary assessment, and except for the value of Sutter Buttes' core deposits as indicated above, the book values of Sutter Buttes' assets and liabilities approximate their fair values as of March 31, 1996. The estimated fair values are subject to change as additional information becomes available and preliminary Merger plans are finalized prior to the Closing Date.

         Each of the allocations in the table above is described in more detail in the following Notes to Pro Forma Combined Financial Statements.

NOTE D - OTHER ASSETS

         The pro forma adjustment to other assets is comprised of the following:

                                                          (In Thousands)

Pro Forma Adjustment:

Core deposit intangible related to the
  Sutter Buttes acquisition                                       $597
Accumulated amortization of core deposit intangible                (30)
                                                                  ----
                                                                  $567
                                                                  ====

         The pro forma adjustment to Sutter Buttes' assets has resulted in the following adjustments to "Other Expenses" at March 31, 1996 and December 31, 1995:

                                              Three
                                          Months Ended             Year Ended
                                         arch 31, 1996         December 31, 1995
                                                    (in thousands)

Pro Forma Adjustments:

Amortization of intangible assets             $30                     $119
                                              ===                     ====

NOTE E - OTHER LIABILITIES

         Other liabilities have been adjusted as described in the table below.


                                                  (In Thousands)

Pro Forma adjustment:

Accrual of  Merger-related  restructuring  costs        $190
Accrual of estimated legal and accounting costs          125
Offset to Pro Forma income statement adjustments less
  accumulated amortization of core deposit intangible
  reflected in adjustments to other assets                 2
                                                        ----
                                                        $317
                                                        ====

          A liability for Merger-related costs of $315,000 has been recorded in the unaudited Pro Forma Condensed Combined Balance Sheet reflecting management's estimate of merger and restructuring costs including separation and benefit costs related to Sutter Buttes' employees to be terminated, premises expected to be vacated, and other Merger-related costs. This estimated liability is based on current plans which are subject to change as final plans are formulated prior to the Closing Date.


NOTE F - STOCKHOLDERS' EQUITY

         As  part  of  the  purchase  accounting   adjustments,   Sutter  Buttes
shareholders' equity balances have been eliminated.

         Pursuant to the Merger Agreement, the shareholders of Sutter Buttes will receive as Total Consideration cash and TriCo Stock having a value of $3,896,400 plus or less 1.1 times any after-tax earnings or after-tax losses, as recorded in accordance with generally accepted accounting principles, of Sutter Buttes from April 1, 1996, through the Closing Date. Pursuant to the Acquisition Agreement, the cash part of the Total Consideration will not exceed 49% of the Total Consideration. It is anticipated that the cash part of the Total Consideration will consist of cash which would otherwise be invested in federal funds sold. The unaudited Pro Forma Condensed Combined Statements of Income include an adjustment to reflect the reduction in interest income due to the use of cash which would otherwise be invested in federal funds sold. Pursuant to the Merger Agreement, the remaining part of the Total Consideration will consist of TriCo Stock. The number of TriCo shares to be issued will be based on the value of the remaining part of the Total Consideration divided by the average TriCo Stock price during the ten-day period preceding the Closing. The unaudited Pro Forma Condensed Combined Statements of Income and the unaudited Pro Forma Condensed Combined Balance Sheet include adjustments for the estimated value and number of TriCo Stock to be issued.


NOTE G - INCOME TAX PROVISION

         The income tax provisions for adjustments related to the Sutter Buttes acquisition reflected in the unaudited Pro Forma Condensed Combined Statements of Income have been computed at TriCo's effective combined federal and state marginal tax rate.

                           THE MEETING OF SHAREHOLDERS

         This Prospectus and Proxy Statement is being furnished to the holders of Sutter Buttes Common and Preferred in connection with the solicitation of proxies by the Board of Directors of Sutter Buttes for use at the Special Meeting of shareholders of Sutter Buttes, and at any adjournment or adjournments thereof. The Meeting will be held on September ____, 1996, at 7:30 p.m. local time at 700 Plumas Street, Yuba City, California 95991.


PURPOSE OF THE MEETING OF SHAREHOLDERS

         At the Meeting, the holders of Sutter Buttes Common and Preferred will vote on the approval of the Merger pursuant to the Acquisition Agreement.

        Other matters to be considered at the meeting include Special Stock Options for Lee Colby, Chairman of the Board, and W. R. Hagstrom, President and CEO. These Special Stock Options are more fully discussed under "THE MEETING OF SHAREHOLDERS--INTERESTS OF CERTAIN PERSONS IN THE MERGER" and "SPECIAL STOCK OPTIONS."


RECORD DATE AND VOTING RIGHTS

         The Board of Directors of Sutter Buttes has fixed the close of business on July 26, 1996, as the Record Date for determination of shareholders entitled to notice of and to vote at the Meeting and any adjournment thereof. As of the Record Date, Sutter Buttes had outstanding and entitled to vote ________ shares of Sutter Buttes Common Stock and ____________ shares of Sutter Buttes Preferred Stock. Each share of Sutter Buttes Common and Preferred is entitled to one vote. A quorum consisting of a majority of the outstanding shares of Sutter Buttes Common and Preferred, represented in person or by proxy, must be present in order to hold the Meeting. The Acquisition Agreement must be approved by the holders of two-thirds of the outstanding shares of Sutter Buttes Common and Preferred voting together as one class. Each share of Sutter Buttes Common and Preferred for which an abstention from voting or a broker non- vote is recorded will be counted as a share entitled to vote that was not voted in favor of the Acquisition Agreement and, therefore, will have the same effect as a vote against approval.

         As of the Record Date, the directors of Sutter Buttes and their respective affiliates as a group held an aggregate of ___________ shares, or approximately _______%, of the then outstanding shares of Sutter Buttes Common Stock, and __________ shares, or approximately ________%, of the then outstanding shares of Sutter Buttes Preferred Stock. These shares, together with options and warrants held by such directors and officers and their affiliates, represent approximately _______% of the 1,262,976 shares of Sutter Buttes Common Stock outstanding on a fully-diluted basis assuming conversion of all Sutter Buttes Preferred Stock to Sutter Buttes Common Stock, and exercise of all outstanding warrants and in-the-money stock options for Sutter Buttes Common Stock, but not assuming approval of the Special Stock Options, as such shares will not be entitled to vote at the Meeting. Each Sutter Buttes director intends to vote all of the shares of Sutter Buttes Common and Preferred over which such director has sole or shared voting power for approval and adoption of the Acquisition Agreement and the Merger pursuant thereto. Accordingly, approval and adoption of the Acquisition Agreement and the Merger at the Meeting is expected to require the affirmative vote of an additional __________ shares of Sutter Buttes Common and Preferred, based on the shares of Sutter Buttes

Common and Preferred outstanding as of the Record Date, or ___________ shares of Sutter Buttes Common Stock, on a fully diluted basis as described above, voted by the remaining shareholders of Sutter Buttes.




CONSIDERATION REQUEST FORM

         As is described below in detail, holders of shares of Sutter Buttes Common Stock who participate in the Merger may request payment for their shares either in cash or in TriCo Stock. Enclosed with this Prospectus/Proxy Statement is a Consideration Request Form. Please request payment in either cash or TriCo Stock by marking the appropriate box. Then sign the Form, enclose it with your completed and signed proxy, and mail them in the enclosed postage-paid envelope no later than __________. If you intend to be at the Meeting in person and not to send a proxy, you may send only the Consideration Request Form in the enclosed envelope or bring it to the Meeting. Please note that because fifty-one percent (51%) of the consideration to be paid by TriCo must be in the form of TriCo Stock, shareholders who do not request payment in TriCo Stock may nevertheless be assigned TriCo Stock if requests for TriCo Stock total less than 51% of the Total Consideration. In the event that requests for TriCo Stock total less than 51% of the Total Consideration, TriCo Stock will be allocated first, on a pro rata basis, to those shareholders who fail to request a form of payment through the Consideration Request Form and next, if necessary, on a pro rata basis, to those shareholders who request cash. Conversely, shareholders who do not request payment in cash may nevertheless be assigned cash if requests for TriCo Stock total more than 51% of the total consideration.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Sutter Buttes' President and Chief Executive Officer, W. R. Hagstrom, and Senior Vice President and Chief Financial Officer, Philip Safran, are parties to employment agreements with Sutter Buttes dated as of June 20, 1996, and June 1, 1996, respectively. Under the terms of the employment agreements, in the event that either Mr. Hagstrom or Mr. Safran is terminated without cause, Sutter Buttes will be obligated to pay an amount equal to all accrued but unused paid vacation through the date of such termination any unreimbursed expenses, and the equivalent of three months' salary ($20,000 for Mr. Hagstrom and $15,900 for Mr. Safran). Tri Counties is assuming these obligations in the Merger.

         In addition, Sutter Buttes' officers and directors have options to purchase, in the aggregate, 92,740 shares of Sutter Buttes Common Stock, exercisable at prices between $2.42 and $3.04 per share. The options were granted under Sutter Buttes' 1992 Stock Option Plan and Directors Stock Option Plan (the "Stock Option Plans") and were evidenced by stock option agreements. Under the terms of the Stock Option Plans, the Stock Option Committee of the Sutter Buttes Board of Directors (the "Committee") has the power to accelerate the option vesting schedule with the consent of the optionee. The Committee exercised its discretion under the Stock Option Plans to fully vest any unvested options as of August 31, 1996, so that such options may be exercised in full on the Closing Date. Because options to purchase 2,500 shares have exercise prices in excess of the estimated Total Consideration per share of approximately $2.99, such options are not considered to be in-the-money and therefore are not likely to be exercised.

         Holders of stock options will be entitled to exercise their options before the Closing Date in any one of three ways: (i) in exchange for Sutter Buttes Common Stock with a value equal to the per share value of Sutter Buttes Common Stock, less the per share exercise price of the options, times the number of shares underlying the options; (ii) for cash in the amount just described; or
(iii) by paying the exercise price for the number of shares underlying the options. Holders of stock options who exercise for Sutter Buttes Common Stock will be entitled to receive an appropriate portion of the Total Consideration.

         When Mr. Hagstrom was hired in June of 1994 as Chief Executive Officer, the Board of Directors negotiated his compensation at a level significantly below the Board's estimate of prevailing market rates for a comparable position. At that time, the Board agreed to review his performance in the future and recognize any substantial contributions and achievements through an incentive or bonus payment.

         The Board of Directors believes Mr. Hagstrom has performed in a superior manner and that his contributions have materially improved the financial performance of Sutter Buttes over what it would have been without his efforts. His efforts were also instrumental in negotiating the Acquisition Agreement.

         The Board is recommending that the shareholders approve the Executive Officer Special Stock Option, which is a special option to purchase 24,000 shares of Sutter Buttes Common Stock for $1.00 per share, or $24,000. Assuming conversion of the shares to a pro rata portion of unadjusted Total Consideration, the pre-tax value of this special option is approximately $47,760 to Mr. Hagstrom. It is the Board's opinion that this Special Stock Option, in addition to the stock options recently granted to Mr. Hagstrom, will appropriately recognize and reward his past contributions.

         Lee Colby  was  singularly  responsible  for  bringing  TriCo to Sutter
Buttes as a potential acquiror. The Board believes it is appropriate to recognize and reward these efforts, and is recommending that the shareholders approve the Director Special Stock Option, which is a special option to purchase 15,000 shares of Sutter Buttes Common Stock for $1.00 per share, or $15,000. Assuming conversion of the shares to a pro rata portion of unadjusted Total Consideration, the pre-tax value of this Special Stock Option is approximately $29,850 to Mr. Colby. Mr. Hagstrom's and Mr. Colby's Special Stock Options may instead be exercised for cash.

         If the proposed grants of the Director Special Stock Option and the Executive Officer Special Stock Option are not approved by the shareholders of Sutter Buttes, the Board of Directors of Sutter Buttes may consider providing Messrs. Hagstrom and Colby bonus payments in amounts approximately equal to the respective values of the Special Stock Options.


PROXIES

         A proxy for use at the Meeting accompanies this Prospectus/Proxy Statement. A shareholder may use a proxy whether or not he intends to attend the Meeting in person. The proxy may be revoked in writing by the person giving it at any time before the Meeting by notice to Barbara J. Thilo, Corporate Secretary of Sutter Buttes, at 700 Plumas Street, Yuba City, California 95991, or by submitting a proxy having a later date, or by such person appearing at the Meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. IF NO SPECIFICATION IS MADE, THE

PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER PURSUANT TO THE ACQUISITION AGREEMENT AND FOR APPROVAL OF THE SPECIAL OPTIONS FOR MR. HAGSTROM AND MR. COLBY. The Board of Sutter Buttes is not aware of any other matters which may be presented for action at the Meeting, but if other matters do properly come before the Meeting it is intended that the shares represented by the accompanying proxy will be voted by the persons named in the proxy in accordance with their best judgment. The shares represented by the accompanying proxy may not be voted to adjourn the Meeting for the purpose of soliciting additional votes to approve the Merger.

         Proxies are being solicited by Sutter Buttes. Solicitation of proxies will be carried out in person, by mail, or by telephone or telegraph by directors, officers and employees of Sutter Buttes and/or TriCo, for which no additional compensation will be paid.


                             CERTAIN CONSIDERATIONS

         In deciding whether to approve the Merger, Sutter Buttes shareholders should carefully consider the following factors, in addition to the other matters set forth or incorporated by reference herein.


ADDITIONAL INFORMATION CONCERNING TRICO

         Pursuant to the Exchange Act, TriCo files reports and proxy statements with the Commission which include, but are not limited to, an Annual Report on Form 10-K and a Quarterly Report on Form 10-Q. The TriCo Form 10-K for the year ended December 31, 1995, and TriCo Form 10-Q for the quarter ended March 31, 1996, contain certain information which Sutter Buttes' shareholders may desire to review, including Management's Discussion and Analysis of TriCo's Financial Condition and Results of Operations. Copies of the foregoing reports may be inspected and copied at public reference facilities maintained by the Commission at the addresses set forth above under the section entitled "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." TriCo and Sutter Buttes will also provide copies of such reports and other information incorporated herein by reference, at no charge, to any Sutter Buttes shareholder upon request. Any shareholder may contact TriCo or Sutter Buttes at the telephone numbers set forth herein under the section entitled "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." TriCo also has filed with the Commission its Annual Report on Form 10-K for the year ended December 31, 1995 on or about March 12, 1996 and has prepared and has available an Annual Report to Shareholders for the year ended December 31, 1995. A copy of the TriCo Annual Report to Shareholders is enclosed with this Prospectus/Proxy Statement.


SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

         Shares of TriCo Stock eligible for future sale could have a dilutive effect on the market for TriCo Stock and could adversely affect the market price. The Articles of Incorporation of TriCo authorize the issuance of 20,000,000 shares of TriCo Stock and 1,000,000 shares of preferred stock of TriCo. As of June 30, 1996, 4,482,712 shares of TriCo Stock, and options for an additional 492,000 shares were outstanding. Such options have exercise prices of between $7.43 and $13.20 per share. Sales of substantial amounts of TriCo Stock in the public market following the Merger could adversely affect the market price of TriCo Stock. There are no restrictions in the Agreement preventing TriCo from issuing additional shares.

INTERESTS OF DIRECTORS AND OFFICERS OF SUTTER BUTTES IN THE MERGER

         Sutter Buttes' President and Chief Executive Officer, W. R. Hagstrom, and Senior Vice President and Chief Financial Officer, Philip Safran, are parties to employment agreements with Sutter Buttes dated as of June 20, 1996, and June 1, 1996, respectively. Under the terms of the employment agreements, in the event that either Mr. Hagstrom or Mr. Safran is terminated without cause, Sutter Buttes will be obligated to pay an amount equal to all accrued but unused paid vacation through the date of such termination, any unreimbursed expenses, and the equivalent of three months' salary ($20,000 for Mr. Hagstrom and $15,900 for Mr. Safran). Tri Counties is assuming these obligations in the Merger.

         In addition, Sutter Buttes officers and directors have options to purchase, in the aggregate, 92,740 shares of Sutter Buttes Common Stock, exercisable at prices between $2.42 and $3.04 per share. The options were granted under the Stock Option Plans and were evidenced by stock option agreements. Under the terms of the Stock Option Plans, the Committee has the power to accelerate the option vesting schedule with the consent of the optionee. The Committee exercised its discretion under the Stock Option Plans to fully vest any unvested options as of August 31, 1996, so that such options may be exercised in full on the Closing Date. Because options to purchase 2,500 shares have exercise prices in excess of the estimated Total Consideration per share of approximately $2.99, such options are not considered to be in-the-money and therefore are not likely to be exercised.

         Holders of stock options will be entitled to exercise their options before the Closing Date in any one of three ways: (i) in exchange for Sutter Buttes Common Stock with a value equal to the per share value of Sutter Buttes Common Stock, less the per share exercise price of the options, times the number of shares underlying the options; (ii) for cash in the amount just described; or
(iii) by paying the exercise price for the number of shares underlying the options. Holders of stock options who exercise for Sutter Buttes Common Stock will be entitled to receive an appropriate portion of the Total Consideration.

         When Mr. Hagstrom was hired in June of 1994 as Chief Executive Officer, the Board of Directors negotiated his compensation at a level significantly below the Board's estimate of prevailing market rates for a comparable position. At that time, the Board agreed to review his performance in the future and recognize any substantial contributions and achievements through an incentive or bonus payment.

         The Board of Directors believes Mr. Hagstrom has performed in a superior manner and that his contributions have materially improved the financial performance of Sutter Buttes over what it would have been without his efforts. His efforts were also instrumental in negotiating the Acquisition Agreement.

         The Board is recommending that the shareholders approve the Executive Officer Special Stock Option, which is a special option to purchase 24,000 shares of Sutter Buttes Common Stock for $1.00 per share, or $24,000. Assuming conversion of the shares to a pro rata portion of unadjusted Total Consideration, the pre-tax value of this Special Stock Option is approximately $47,760 to Mr. Hagstrom. It is the Board's opinion that this Special Stock Option, in addition to the stock options recently granted to Mr. Hagstrom, will appropriately recognize and reward his past contributions.

         Lee Colby  was  singularly  responsible  for  bringing  TriCo to Sutter
Buttes as a potential acquiror. The Board believes it is appropriate to recognize and reward these efforts, and is recommending that the shareholders approve the Director Special Stock Option, which is a special option to purchase 15,000 shares of Sutter Buttes Common Stock for $1.00 per share, or $15,000. Assuming conversion of the shares to a pro rata portion of unadjusted Total Consideration, the pre-tax value of this Special Stock Option is approximately $29,850 to Mr. Colby. Mr. Hagstrom's and Mr. Colby's Special Stock Options may instead be exercised for cash.

         If the proposed grants of the Director Special Stock Option and the Executive Officer Special Stock Option are not approved by the shareholders of Sutter Buttes, the Board of Directors of Sutter Buttes may consider providing Messrs. Hagstrom and Colby bonus payments in amounts approximately equal to the respective values of the Special Stock Options.


REAL ESTATE LENDING ACTIVITIES; NONACCRUAL LOANS

         The loan portfolios of TriCo and Sutter Buttes are dependent on real estate. At March 31, 1996, real estate served as the principal source of collateral with respect to approximately 99.8% of Sutter Buttes' loan portfolio and 32.5% of TriCo's loan portfolio. A worsening of current economic conditions and rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans and the value of real estate and other collateral securing loans as well as TriCo's financial condition in general and the market value for TriCo Stock. Acts of nature, including earthquakes, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact TriCo's financial condition.

         Sutter Buttes' nonaccrual loans were $532,253 or .79% of total assets at March 31, 1996, as compared to $436,979 or .68% of total assets at December 31, 1995, $113,300 or .17% of total assets at December 31, 1994, and no loans on nonaccrual at December 31, 1993. TriCo's nonaccrual loans were $2.7 million or 0.47% of total assets at March 31, 1996, as compared to $2.2 million or 0.37% of total assets at December 31, 1995, $1.1 million or 0.19% of total assets at December 31, 1994, and $1.6 million or 0.28% of total assets at December 31, 1993. There are no assurances that nonaccrual loans will not increase and adversely affect the financial condition of Sutter Buttes and/or TriCo. The Acquisition Agreement provides that a mutual condition to TriCo's and Sutter Buttes' obligation to consummate the Merger is that there not occur any material adverse change in Sutter Buttes' or Tri Counties' loan portfolios.


LEGISLATIVE AND REGULATORY ENVIRONMENT

         The banking and financial services businesses in which TriCo and Sutter Buttes engage are highly regulated. The laws and regulations affecting such businesses are under constant review by Congress and applicable regulatory agencies and may be changed dramatically in the future. Such changes could affect the business of bank holding companies and banks. For example, in September 1994, the President signed legislation amending the BHC Act and the Federal Deposit Insurance Act to provide for interstate banking and branching. Such changes may affect the competitive environment in which Tri Counties and Sutter Buttes operate and may affect the amount of capital that banks and bank holding companies are required to maintain, the premiums paid for or the availability of deposit insurance or other matters directly affecting earnings. It is not certain what changes will occur or the effect that any such changes would have on the profitability of the combined company, its ability to achieve certain cost savings or compete effectively or its ability to take advantage of new opportunities after the Merger.

         Under Federal law, the Savings Association Insurance Fund (the "SAIF"), which is the fund created for the insurance of the deposits of savings institutions, including Sutter Buttes, is required to maintain minimum capital of 1.25% of the total deposits insured by the SAIF. The SAIF has never met this minimum capital requirement. In the fall of 1995 and again in the spring of 1996, Congress introduced bills proposing the imposition of a special assessment on all SAIF-insured deposits in order to bring the SAIF's capital up to its minimum required level. If one of the bills had been passed into law, institutions with SAIF-insured deposits would have borne substantial liability for the special assessment. It is possible that Congress will raise this issue again in the near future and that a special assessment will be imposed on all SAIF-insured deposits. If the Merger is consummated, Sutter Buttes' former deposits will remain insured by the SAIF, and TriCo may bear the liability of any such special assessment.

         TriCo is organized under the corporate law of California while Sutter Buttes is organized under the Home Owners' Loan Act of 1933, as amended ("HOLA"). While similarities in rights exist for shareholders of TriCo and Sutter Buttes, there are significant differences in the laws applicable to each company and in their respective charter documents. The primary difference is that TriCo is a bank holding company which principally operates within the framework of the BHC Act and is regulated by the Federal Reserve Board while Sutter Buttes is a federal savings bank which operates within the framework of HOLA. Sutter Buttes' primary regulatory is the Office of Thrift Supervision.


ANTITAKEOVER PROVISIONS

         TriCo's Articles of Incorporation and Bylaws contain certain provisions that may be deemed to be antitakeover in nature. One of the provisions is the authorization of 20,000,000 shares of common stock of TriCo and 1,000,000 shares of preferred stock of TriCo, described herein, combined with the denial of preemptive rights. The additional shares of common and preferred stock were authorized for the purpose of providing the Board of Directors of TriCo with as much flexibility as possible to issue additional shares, without further shareholder approval, for proper corporate purposes including financing, acquisitions, stock dividends, stock splits, employee incentive plans, and other similar purposes. These additional shares, however, may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over TriCo. Since shareholders do not have preemptive rights, management could offer additional stock to friendly parties without having to offer stock to the bidder.

         A provision of TriCo's Articles of Incorporation specifies certain actions that TriCo and its Board of Directors shall or may take in the event that a third party makes a tender or exchange offer for TriCo's stock, or an offer to merge or consolidate with TriCo or any subsidiary, or to acquire all or substantially all of the properties or assets of TriCo or any subsidiary. In evaluating such an offer, the Board of Directors is required to consider not just the economic benefit to TriCo shareholders, but all relevant factors in determining whether it is in the best interest of TriCo and its shareholders. Such factors include, but are not limited to the financial condition of TriCo and its future prospects; whether a more favorable offer could be obtained; the effects of the proposed transaction on TriCo's employees, customers, and the community it serves; the business practices and reputation of the offeror; the value of any securities being offered in exchange; and the legal and regulatory issues raised by the offer.

         If the Board of Directors determines that the offer should be rejected, it may take any lawful action to defeat the offer including, but not limited to, advising TriCo's shareholders not to accept the offer; instituting litigation against the offeror; filing complaints with governmental authorities; having TriCo acquire its own stock; selling or issuing authorized but unissued stock of TriCo; acquiring a company which creates regulatory problems; or obtaining an offer from another entity.

         The effect of these provisions may be to deter a future tender offer which might include a substantial premium over the market price of TriCo's stock at that time. In addition, these provisions may enable management to retain its position and allow it to resist changes that some TriCo shareholders may deem desirable.


                                 PROPOSED MERGER

         The following description of the material features of the Merger is qualified in its entirety by reference to the Acquisition Agreement which is attached as Exhibit A, and incorporated herein by this reference.


BACKGROUND AND REASONS FOR THE MERGER

         Due to the persistent illiquidity of Sutter Buttes Common Stock and difficulty competing with larger institutions, the Sutter Buttes Board of Directors requested in 1994 that Mr. Hagstrom explore possible merger candidates for Sutter Buttes. At various times during 1995, Mr. Hagstrom met with numerous local institutions to discuss the feasibility of their acquiring or combining with Sutter Buttes. The intent was that Sutter Buttes become part of a larger institution with a larger shareholder base and stronger competitive ability in order to create shareholder value and stock liquidity. None of these meetings was successful. In late 1995 Lee Colby, Chairman of the Board, met with Mr. Robert Steveson, President and Chief Executive Officer of TriCo, to inquire about interest TriCo had expressed in acquiring Sutter Buttes in earlier years. As a result of that meeting and subsequent meetings with Mr. Hagstrom, TriCo submitted a letter of interest to Sutter Buttes. After reviewing the letter, the Sutter Buttes Board of Directors requested that Mr. Colby and Mr. Hagstrom commence negotiations with TriCo. A final agreement was reached on terms acceptable to both Boards in June of 1996.

Fairness

         The Sutter Buttes Board of Directors believes that the Merger is fair and in the best interests of the shareholders of Sutter Buttes. In reaching its conclusion, the Sutter Buttes Board of Directors considered numerous factors, including the following:

(1)      The overall lack of institutions interested in acquiring Sutter Buttes;

(2) The amount of consideration to be paid by TriCo, which is, in the opinion of the Board, favorable;

(3) The acceptability of the terms and conditions of the Merger, which are summarized below, upon review of them with Sutter Buttes' legal counsel;

(4) The structure of the Merger as partially tax-free to the holders of Sutter Buttes Common Stock;

(5) The market liquidity and dividend history of TriCo Stock, which is, in the opinion of the Board, favorable;

(6) The market illiquidity of Sutter Buttes Common Stock and Sutter Buttes' lack of ability to pay cash dividends on stock, which are, in the opinion of the Board, unfavorable; and

(7) The current and projected financial condition of Sutter Buttes as an independent institution, which are, in the opinion of the Board, unfavorable.

         In order to minimize costs associated with the merger, the Board of Directors of Sutter Buttes did not engage the services of an investment banking or other firm to review the financial aspects of the Merger and to render a fairness opinion. It is the Board's opinion, based on its business judgment after review and analysis of this transaction, similar transactions, and Sutter Buttes' difficulty in competing because of its size and limited capital structure, that this transaction is in the best interests of Sutter Buttes and its shareholders, and that an investment banking or other firm would come to the same conclusion.

Potential Litigation

         In view of Sutter Buttes' determination not to obtain a fairness opinion in connection with the Merger, the Acquisition Agreement allocates the cost of potential litigation related thereto among Tri Counties, TriCo, and Sutter Buttes. Tri Counties has agreed to bear the cost of defending any claim or action asserting or alleging that the directors of Sutter Buttes failed to exercise due care or were otherwise deficient in determining the fairness of the Merger. Sutter Buttes agreed to acquire a three-year extension to its existing directors' and officers' liability insurance policy which will provide coverage for such judgment and the costs of defending any such claim or action.


MATERIAL CONTACTS

         In 1994, Robert H. Steveson, President of TriCo, and Lee Colby, Chairman of the Board of Sutter Buttes, informally discussed the possibility of a merger. The discussions were preliminary in nature, and after reaching no general agreement as to structure, form, or price, the matter was dropped.

EFFECT OF THE MERGER

         At and after the Effective Time, the separate existence of Sutter Buttes will cease and Tri Counties will succeed, without other transfer, to all the rights and property of Sutter Buttes and will be subject to all the debts and liabilities of each in the same manner as if Tri Counties had itself incurred them.

         All rights of creditors and all liens upon the property of Sutter Buttes and Tri Counties shall be preserved unimpaired, except that such liens on the property of Sutter Buttes will be limited to the property affected thereby immediately prior to the Effective Time.

         Any action or proceeding pending by or against Sutter Buttes may be prosecuted to judgment, which shall bind Tri Counties, or Tri Counties may be proceeded against or substituted in Sutter Buttes' place.

TERMS OF THE MERGER

         Although the parties have not adopted any formal timetable, it is presently anticipated that the Merger will be consummated on or prior to September 27, 1996, assuming all the conditions set forth in the Acquisition Agreement are theretofore satisfied or waived; however, it is possible that the Closing Date may extend beyond such date.

Consideration for Shares of Sutter Buttes Common Stock

         In exchange for their shares of Sutter Buttes Common Stock, the holders of Sutter Buttes Common Stock shall receive the Total Consideration, which shall consist of cash and/or TriCo Stock. The Total Consideration, subject to adjustments described below, is $3,896,400, or approximately $2.99 per share, on a fully-diluted basis assuming conversion of all outstanding shares of Sutter Buttes Preferred Stock into shares of Sutter Buttes Common Stock, the exercise of all outstanding warrants and in-the-money options to purchase Sutter Buttes Common Stock, and shareholder approval of the Special Stock Options and the exercise thereof.

         There are several possible adjustments to the Total Consideration. The Total Consideration will be increased or reduced, as the case may be, by 1.1 times after-tax earnings or after-tax losses of Sutter Buttes from April 1, 1996, through the Closing Date. After-tax earnings or losses, as the case may be, shall include the accrual and booking of provisions to the loan and lease loss reserve agreed upon among the parties, and shall not include any expense associated with the transfer of Federal Deposit Insurance from Sutter Buttes to Tri Counties or the payment of any special assessments imposed on Sutter Buttes' deposits by the FDIC or the SAIF, other than normal deposit insurance premiums. Such earnings or losses will also include any expenses incurred by Sutter Buttes in connection with the Merger in excess of $70,000. TriCo will bear its own expenses in connection with the Merger, as well as Sutter Buttes' expenses up to $70,000, but Sutter Buttes will bear the cost of soliciting proxies for the
Meeting and distributing this Prospectus/Proxy Statement. Sutter Buttes' expenses associated with the Merger include legal and accounting fees and the cost of purchasing a three-year extension of Sutter Buttes' directors' and officers' liability insurance policy.

         The holders of Sutter Buttes Preferred Stock who, as of the Closing Date, have not converted their shares of Sutter Buttes Preferred Stock to Sutter Buttes Common Stock will receive the Sutter Buttes Preferred Stock liquidation preference of $5.00 per share plus any declared and unpaid cash dividends (or warrants in lieu thereof) attributable to the Sutter Buttes Preferred Stock. Because each share of Sutter Buttes Preferred Stock converts into 1.98 shares of Sutter Buttes Common Stock, it is expected that all Sutter Buttes Preferred Stock will be converted. Holders of Sutter Buttes Common and Preferred who choose to exercise and perfect their dissenters' rights of appraisal will receive a fair value of their shares in cash. See "RIGHTS OF DISSENTING SHAREHOLDERS." The amounts paid, if any, to holders of Sutter Buttes Preferred Stock who do not convert and to Dissenting Shareholders will be deducted from the Total Consideration paid to holders of Sutter Buttes Common Stock.

         Outstanding warrants issued to holders of Sutter Buttes Preferred Stock in lieu of cash dividends will be treated as if exercised at the Effective Time, and the holders thereof will be entitled to receive an appropriate portion of the Total Consideration. Holders of stock options and Special Stock Options will be entitled to exercise their options before the Closing Date in any one of three ways: (i) in exchange for Sutter Buttes Common Stock with a value equal to the per share value of Sutter Buttes Common Stock, less the per share exercise price of the options, times the number of shares underlying the options; (ii) for cash in the amount just described; or (iii) by paying the exercise price for the number of shares underlying the options. Holders of stock options and Special Stock Options who exercise for Sutter Buttes Common Stock will be entitled to receive an appropriate portion of the Total Consideration.

         Of the Total Consideration paid, 51% shall be in the form of TriCo Stock, and TriCo reserves the right to assure that 51% of the Total Consideration will be in the form of TriCo Stock. In assuring that 51% of the consideration will be in the form of TriCo Stock, TriCo shall deduct the amount of cash payments for fractional shares and potential cash payments for the holders of Sutter Buttes Preferred Stock not converting such stock, for holders of stock options or Special Stock Options exercising for cash, and for Dissenting Shares. The value of TriCo Stock will be based on the average closing sale price (or mean between the closing bid and asked prices if there is no closing sale price on any day) of TriCo Stock on the ten trading days preceding the Closing Date.

         Enclosed with this Prospectus/Proxy Statement is a Consideration Request Form. Please request payment in either cash or TriCo Stock by marking the appropriate box. Then sign the Form, enclose it with your completed and signed proxy, and mail them in the enclosed postage-paid envelope. If you intend to be at the Meeting in person and not to send a proxy, you may send only the Consideration Request Form or bring it to the Meeting.

         To the extent possible, TriCo will cause cash to be paid to those holders of Sutter Buttes Common Stock requesting cash payment and to cause TriCo Stock to be delivered to those holders of Sutter Buttes Common Stock requesting TriCo Stock. However, to guarantee that 51% of the Total Consideration is in the form of TriCo Stock, TriCo reserves the right to allocate TriCo Stock and cash, as necessary, among the holders of Sutter Buttes Common Stock. In the event that requests for shares total less than 51%, the remaining shareholders not requesting stock shall be assigned stock to bring the total stock issued to 51% of the Total Consideration; stock will be allocated first to those failing to request stock or cash, and next, if necessary, to those requesting cash. In the event that requests for TriCo Stock exceed 51%, the remaining shareholders not requesting cash shall be assigned cash to bring the total stock issued to 51% of the Total Consideration; cash will be allocated first to those failing to request stock or cash, and next, if necessary, to those requesting stock. TriCo's determination to allocate cash and TriCo Stock on a pro rata basis to guarantee that 51% of the Total Consideration is TriCo Stock according to the terms of this paragraph shall be at TriCo's sole determination and shall not be subject to review or question by Sutter Buttes or its shareholders.

         No fractional shares of TriCo Stock will be issued, and any fractional share values will be paid in cash based on the average closing sale price (or mean between the closing bid and asked price if there is no closing sale price for any day) of TriCo Stock on the ten trading days preceding the Closing Date.

         As of June 30, 1996, there were 647,956 shares of Sutter Buttes Common Stock outstanding. There may be additional shares outstanding as of the Closing Date due to the conversion of Sutter Buttes Preferred Stock or warrants or the exercise of stock options or Special Stock Options. Each of the 232,200 shares of Sutter Buttes Preferred Stock outstanding may be converted into 1.98 shares of Sutter Buttes Common Stock. In addition, warrants for 65,024 shares of Sutter Buttes Common Stock, which were issued in lieu of cash dividends on Sutter
Buttes Preferred Stock, will be treated as if exercised and converted at the Effective Time to Sutter Buttes Common Stock. Furthermore, each person holding options to purchase shares of Sutter Buttes Common Stock pursuant to the Stock Option Plans will be entitled to exercise their options at or immediately prior to the Closing

Date. As of June 30, 1996, options to purchase 92,740 shares of Sutter Buttes Common Stock were outstanding, however, options to purchase 2,500 shares have exercise prices in excess of the estimated Total Consideration per share, and therefore are not considered to be in-the-money and are not likely to be exercised. Exercise of stock options for cash or shares of Sutter Buttes Common Stock will be permitted. Finally, Special Stock Options to purchase a total of 39,000 shares of Sutter Buttes Common Stock will be issued to CEO W. R. Hagstrom and Chairman Lee Colby if the shareholders approve the Special Stock Options.

         Below are three stock/cash allocation examples:

         1. Assume that 30% of the holders of Sutter Buttes Common Stock request stock, 40% request cash, and 30% fail to make a request. All of those requesting stock will receive stock and all of those requesting cash will receive cash. Those failing to make a request will receive 21/30 of their consideration in stock and 9/30 of their consideration in cash.

         2. Assume that 60% of the holders of Sutter Buttes Common Stock request stock, 20% request cash, and 20% fail to make a request. Those requesting stock will receive 51/60 of their consideration in stock and 9/60 of their consideration in cash. Those requesting cash and those failing to make a request will all receive cash.

         3. Assume that 25% of the holders of Sutter Buttes Common Stock request stock, 65% request cash, and 10% fail to make a request. All of those requesting stock and all of those failing to make a request will receive stock. Those requesting cash will receive 49/65 of their consideration in cash and 16/65 of their consideration in stock.

Covenants in the Acquisition Agreement

         The Acquisition Agreement contains covenants of Sutter Buttes, TriCo, and Tri Counties ensuring that the parties proceed toward and do not hinder consummation of the Merger. These covenants include that Sutter Buttes will provide TriCo and Tri Counties access to Sutter Buttes' records and other internal information, that all parties will not disclose certain confidential information, and that, subject to the Board's fiduciary duties to Sutter Buttes and its shareholders, Sutter Buttes will not agree to transfer its business to another entity, acquire any of its own stock, acquire the capital stock or assets of any other entity outside the ordinary course of business, or commence any proceedings for winding up and dissolution. In addition, neither Sutter Buttes nor its agents will solicit or encourage any discussions or proposals for entering into any agreement providing for a transfer of the business or disclose any non-public information regarding Sutter Buttes to any person or business entity. Nevertheless, if the Board of Directors receives a bona fide offer for a transfer of the business, the Board will take any action on such offer that may be required to fulfill its fiduciary duties to Sutter Buttes and its shareholders. Other such covenants include that Sutter Buttes will provide information to TriCo for any required regulatory applications and for the Registration Statement of which this Prospectus/Proxy Statement is a part, that TriCo will file such required regulatory applications and the Registration Statement of which this Prospectus/Proxy Statement is a part, and that Sutter Buttes take all reasonable action necessary to convene the Meeting.

         The Acquisition Agreement also contains covenants of Sutter Buttes regarding how it will conduct its business between the date of the Acquisition Agreement and the Closing Date. These covenants include that business will be conducted only in its ordinary course; that, subject to certain exceptions, Sutter Buttes' charter and bylaws will not be changed; that, subject to certain exceptions, Sutter Buttes' capitalization will not be changed; that Sutter Buttes will not enter certain contracts that extend for more than one year or that involve payment by Sutter Buttes of more than $10,000; that, subject to certain exceptions, Sutter Buttes will not enter new arrangements with employees or materially increase salaries or benefits; that Sutter Buttes will use its best efforts to retain its customers; that Sutter Buttes will comply with all applicable laws; and that Sutter Buttes will not pay any dividend or distribution without the approval of TriCo.

Conditions of the Acquisition Agreement

         Consummation of the Merger is subject to satisfaction or waiver of various conditions, including compliance with respective covenants, confirmation of certain representations and warranties, and the absence of any litigation or regulatory proceeding presenting significant risk of material damages against Sutter Buttes, Tri Counties, TriCo, or their shareholders, or a significant risk that the Merger will not be consummated. Following are descriptions of some of the major conditions of consummation of the Merger.

         The Merger is conditioned on there being no material adverse change in the respective businesses of TriCo and Sutter Buttes between the date of the Acquisition Agreement and the Closing Date. The Merger is also conditioned on Sutter Buttes' termination of all employees which Tri Counties does not wish to retain on a date prior to the Closing Date. Tri Counties will be solely responsible for any termination expenses it chooses to incur.

         The affirmative vote of the holders of two-thirds of the shares of Sutter Buttes Common Stock and Sutter Buttes Preferred Stock is required for approval of the Merger. The Merger must also receive the final approval of the FDIC and the Superintendent of Banks. Applications to the FDIC and the Superintendent of Banks were filed on _________, 1996, and action is expected on each during the _____ quarter of 1996.

         The registration pursuant to the Securities Act of TriCo Stock which is to be issued under the Acquisition Agreement is also a condition to the consummation of the Merger. The registration of TriCo Stock has been effected by the filing of the Registration Statement of which this Prospectus/Proxy
Statement is a part, according to the applicable provisions of and Rules under the Securities Act.

         The receipt by Sutter Buttes of a Federal tax opinion is a condition of the Merger. The opinion of the law firm of Rothgerber, Appel, Powers & Johnson LLP regarding the Federal tax consequences of the Merger is set forth as Exhibit C to this Prospectus/Proxy Statement, incorporated herein by this reference, and is summarized under "FEDERAL TAX CONSEQUENCES OF THE MERGER."

Termination/Amendment

         The Agreement may be terminated and the Merger abandoned (either before or after receiving the approval of the shareholders of Sutter Buttes and without seeking further shareholder approval) at any time prior to the Effective Time only in one of the following manners:

         (i) By mutual written consent of the parties authorized by their respective Boards of Directors;

         (ii) By written notice from Sutter Buttes to TriCo or from TriCo to Sutter Buttes, if the Closing Date shall not have occurred on or before December 31, 1996;

         (iii) By written notice from TriCo to Sutter Buttes or from Sutter Buttes to TriCo, in the event of a material breach by the other party hereto of any representation, warranty, covenant, or other agreement contained in the Acquisition Agreement, which breach is not cured after thirty (30) days' written notice is given to the party committing the breach by the other party;

         (iv) By written notice from TriCo to Sutter Buttes if an environmental report indicates the presence of Hazardous Materials on any of Sutter Buttes' property or properties and if the costs for any remediation indicated by such reports are deemed material by TriCo;

         (vi) By TriCo if a pre-closing audit or review determines that the condition of Sutter Buttes has undergone material adverse change from the date of the Acquisition Agreement; and

         (vii) By Sutter Buttes if it receives an offer which the Board of Directors, on the advice of counsel, believes that it is legally required to accept.

         If either party terminates the Acquisition Agreement other than in one of the preceding circumstances, that party will be liable to the other party for $50,000 in liquidated damages.


OPERATION OF TRI COUNTIES AFTER THE MERGER

         Upon the consummation of the Merger, the separate corporate existence of Sutter Buttes will cease and Sutter Buttes will be merged with and into Tri Counties.

         TriCo anticipates that after the Effective Time, the Sutter Buttes Yuba City deposit and loan activities will be absorbed by the existing Tri Counties branches in Yuba City. The branch in Marysville may continue operations depending on further review of the deposit and customer base. Mortgage origination activities will continue. There are no assurances that Sutter Buttes' customers will not move their banking relationships to other financial institutions.

         As the Surviving Bank, Tri Counties will operate under its current Articles of Incorporation and Bylaws until altered, amended, or repealed pursuant to their terms or applicable law.

         The current directors and officers of Tri Counties shall be directors and officers of Tri Counties as the Surviving Bank. No changes in the officers or directors of Tri Counties will result from the Merger.

         Tri Counties' deposits are insured up to $100,000 per depositor by the Bank Insurance Fund ("BIF") through the FDIC, whereas Sutter Buttes' deposits are insured up to $100,000 per depositor by the SAIF through the FDIC. If the Merger is consummated, Tri Counties will continue to pay annual assessments to SAIF of approximately $149,500 for insurance of Sutter Buttes' former deposits.

FEDERAL TAX CONSEQUENCES OF THE MERGER

         The following is a summary of certain material U.S. Federal income tax consequences of the Merger, including certain consequences to holders of Sutter Buttes Common Stock and who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to Sutter Buttes shareholders subject to special Federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons), or to Sutter Buttes shareholders who acquired their shares of Sutter Buttes Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary does not address the state, local or foreign tax consequences of the Merger, if any.

         TriCo has asked the firm of Rothgerber, Appel, Powers & Johnson LLP, special counsel to TriCo, for its opinion regarding certain federal income tax aspects of the reorganization. Rothgerber, Appel, Powers & Johnson LLP has provided TriCo with a draft of such an opinion, found at Exhibit C, which is summarized below. The final opinion is intended to be rendered upon the closing of the transaction in substantially the form presented in Exhibit C, assuming no changes in the facts or the law upon which the draft opinion is based and subject to the receipt, review and approval of final documents. This summary covers only the principal terms of the opinion and is qualified in its entirety by the full text of that opinion, including certain facts, representations and assumptions outlined therein. It should not be relied upon without first consulting the full text.

         It is the opinion of special counsel that the proposed transaction will meet the requirements of Section 368(a)(1)(A). The Acquisition Agreement will qualify as a "plan of reorganization." The proposed Merger will also qualify as a "reorganization." TriCo, Tri Counties and Sutter Buttes will all be "parties to the reorganization." Special counsel further believes that the proposed transaction will meet the requirements of Section 368(a)(2)(D). At least 51 percent of the total consideration received by the Sutter Buttes shareholders will be TriCo Stock and no stock of Tri Counties will be issued in the transaction. Lastly, in addition to meeting the statutory requirements of
Section 368, special counsel believes that the doctrines of "business purpose," continuity of business enterprise and "continuity of interest" will be met in the proposed transaction.

         Section 354(a)(1) provides that no gain or loss shall be recognized by a shareholder exchanging, pursuant to a plan of reorganization, stock of one corporation which is a party to the reorganization solely for stock of a second corporation which is also a party to the reorganization. Thus, Sutter Buttes shareholders who receive only TriCo Stock in the merger will recognize no gain or loss.

         Dissenting   shareholders   who  receive  cash  will  not  qualify  for
nonrecognition. Those shareholders will be deemed to have received a distribution in redemption of their shares, which will be taxed as a sale or exchange (generally capital gain or loss) to shareholders qualifying under
Section 302(b), and as a dividend (ordinary income to the extent of earnings and profits) to those who do not so qualify. Section 267 may disallow loss recognition to any shareholder who owns (directly or indirectly) 50 percent of Sutter Buttes.

         The tests under Section 302(b) are applied in light of all the facts and circumstances surrounding each individual shareholder. Since those facts may vary from shareholder to shareholder, each shareholder is urged to consult his or her own tax counsel before acting on the proposed transaction.

         The basis for the TriCo Stock will be the same as the basis of the Common Stock of Sutter Buttes exchanged therefor for those shareholders receiving only TriCo Stock. Section 358(a). The holding period of such stock will include the period for which the shareholders held the Sutter Buttes Common Stock exchanged therefor for shareholders who held the Sutter Buttes Common Stock as a capital asset. Section 1223(1).

         Sutter Buttes will receive nonrecognition treatment under Section 1032; similar treatment will be afforded TriCo by Section 354 and Tri Counties by
Section 361.

         THE INCOME TAX DISCUSSION AS SET FORTH ABOVE IS BASED ON THE INTERNAL REVENUE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROSPECTUS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. THE ABOVE DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES ACQUIRED PURSUANT TO THE EXERCISE OF SPECIAL STOCK OPTIONS. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.


RIGHTS OF DISSENTING SHAREHOLDERS

         Under the OTS  Regulations,  found at 12  C.F.R.  552.14  and  attached hereto as Exhibit B, a shareholder of Sutter Buttes who wishes to assert dissenters' rights with respect to the Merger must deliver to Sutter Buttes, prior to the Meeting, a written objection identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. In addition, in order to dissent, the shareholder must not vote in favor of the Merger. The demand for appraisal and payment must be in addition to and separate under any proxy or vote against the Merger by the shareholder. Shareholders who follow this procedure are referred to as "Dissenting Shareholders," and their shares are "Dissenting Shares."

         Within ten (10) days after the Effective Time, Tri Counties must: (I) mail written notice thereof to each Dissenting Shareholder; (ii) make a written offer to each Dissenting Shareholder to pay for his or her shares at a specified price deemed by Tri Counties it to be the fair value thereof; and (iii) inform such Dissenting Shareholders that within sixty (60) days of the Effective Time, the offer must be agreed to or formally rejected or the terms of the Merger will be deemed accepted. The notice and offer must be accompanied by a balance sheet and statement of income of Sutter Buttes for the fiscal year ended December 31, 1995, with the latest available interim financial statements.

         If the Dissenting Shareholder and Tri Counties agree upon a fair value within sixty (60) days, then payment must be made within ninety (90) days of the Effective Time. If within sixty (60) days of the Effective Time the Dissenting Shareholder and Tri Counties do not agree, then the Dissenting Shareholder may file a petition with the OTS, with a copy by registered or certified mail to Tri Counties, demanding a determination of the fair market value of the shares of all Dissenting Shareholders. A Dissenting Shareholder who fails to file such petition within sixty (60) days of the Effective Time will be deemed to have accepted the terms offered under the Merger. Within sixty (60) days of the Effective Time, each Dissenting Shareholder demanding appraisal and payment must submit to the transfer agent his or her stock certificates for notation thereon that an appraisal and payment have been demanded with respect to such shares and that appraisal proceedings are pending. Any shareholder who fails to submit his or her stock certificates for such notation will no longer be entitled to appraisal rights under the OTS Regulations and will be deemed to have accepted the terms offered under the Merger.

         If a Dissenting Shareholder property files a petition with the OTS, the OTS will make its determination of fair value in accordance with the OTS Regulations. The OTS will also apportion costs and expenses related to the appraisal in its own discretion.

         At any time within sixty (60) days after the Effective Time any shareholder has the right to withdraw his or her demand for appraisal and to accept the terms of the Merger.

         The above summary of rights of shareholders to dissent and demand payment for their shares does not purport to be a complete statement of the OTS Regulations and is qualified by reference to the provisions of 12 C.F.R. ss.
552.14 which have been set forth in full as Exhibit B to this older should consult with his or her own legal counsel concerning the specific procedures and available remedies.

         ANY FAILURE TO FOLLOW STRICTLY THE DETAILED PROCEDURES SET FORTH IN THE OTS REGULATIONS REGARDING DISSENTERS' RIGHTS MAY RESULT IN A SHAREHOLDER LOSING ANY RIGHT HE OR SHE MAY HAVE TO CLAIM FAIR VALUE FOR HIS OR HER SHARES. IF A SHAREHOLDER FAILS TO PERFECT HIS OR HER DISSENTERS' RIGHTS, HIS OR HER SUTTER BUTTES SHARES WILL BE CONVERTED IN THE MERGER INTO A RIGHT TO RECEIVE TRICO STOCK AND CASH AS DESCRIBED HEREIN.


ACCOUNTING TREATMENT

         The merger will be accounted for by TriCo under the purchase method of accounting in accordance with APB No. 16. Under this method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time.

RESALES BY AFFILIATES

         The shares of TriCo Stock issuable to shareholders of Sutter Buttes upon consummation of the Merger have been registered under the Securities Act, but such registration does not cover resales by affiliates of Sutter Buttes ("Affiliates"). TriCo Stock received and beneficially owned by those shareholders of Sutter Buttes who are deemed to be Affiliates may be resold without registration as provided for by Rule 145 under the Securities Act, or as otherwise permitted. The term Affiliate is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with Sutter Buttes at the time the Acquisition Agreement is submitted for approval by a vote of the shareholders of Sutter Buttes. Each Affiliate who desires to resell TriCo Stock received in the Merger must sell such TriCo Stock either (I) pursuant to an effective registration statement under the Securities Act, (ii) in accordance with the applicable provisions of Rule 145 under the Securities Act or (iii) in a transaction which, in the opinion of counsel for such Affiliate or as described in a "no-action" or interpretive letter from the Staff of the Commission, in each case reasonably satisfactory in form and substance to TriCo, is exempt from the registration requirements of the Securities Act.

         Rule 145(d) requires that persons deemed to be Affiliates resell their TriCo Stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such TriCo Stock is sold within the first two years after the receipt thereof. After two years, persons no longer Affiliates of TriCo may resell their TriCo Stock subject to there being current periodic reports filed with the Commission as required by the Exchange Act. After three years from the issuance of the TriCo Stock, if such person is not at the time of sale, and has not been for at least three months prior to such sale, an Affiliate of TriCo, such person may freely resell such TriCo Stock without limitation. Those who remain Affiliates of TriCo remain subject to the requirements of Rule 144.

         Sutter Buttes will use its best efforts to cause each Affiliate to deliver to TriCo prior to the Effective Time a written agreement to the effect that no sale will be made of any shares of TriCo Stock received in the Merger by an Affiliate except (I) in accordance with the Securities Act and (ii) until such time as TriCo shall have been subject to the periodic reporting requirements of the Exchange Act for a period of at least 90 days and, as it expects to do, TriCo has filed all reports required by the Exchange Act during such period. Such persons shall be entitled to rely upon a statement in the most recent quarterly or annual report of TriCo, as the case may be, required to be filed pursuant to the Exchange Act, that TriCo has filed all reports required by the Exchange Act and has been subject to such filings requirements for the past 90 days, unless such person knows or has reason to believe that TriCo has not complied with such requirements. The certificates of TriCo Stock issued to Affiliates of Sutter Buttes in the Merger may contain an appropriate restrictive legend, and appropriate stop transfer orders may be given to the transfer agent for such certificates.

         TriCo is a reporting company under the Exchange Act. TriCo will continue to produce audited year-end financial statements and distribute them to shareholders. In addition, TriCo files its annual and quarterly financial statements with the Commission, and to file statements concerning significant corporate events as they occur. Finally, the proxy statements are distributed to shareholders in connection with annual or special meetings of the shareholders which meet certain SEC specifications regarding form and content. This Prospectus and Proxy Statement has been prepared in accordance with such Commission specifications.

EXCHANGE PROCEDURES

         As of the Effective Time each share of Sutter Buttes Common Stock will be converted into, and each certificate thereof shall represent a right to receive, a pro rata share of the adjusted Total Consideration. As soon as practicable after the Effective Time, a paying agent will send to each record holder of former shares of Sutter Buttes Common Stock a notice of consummation of the Merger and a transmittal form detailing the procedure for surrendering the certificates in exchange for a pro rata portion of the Total Consideration. Such record holders will then submit their certificates to the paying agent, either directly or through one of the Sutter Buttes branches, and in return will receive a check and/or shares of TriCo Stock in the appropriate amounts. TriCo will attempt to pay those requesting cash in cash and those requesting stock in stock, subject to TriCo's right to pay 51% of the Total Consideration in TriCo Stock. Shareholders who do not request payment in stock may nevertheless be assigned stock if requests for TriCo Stock total less than 51% of the Total Consideration. Conversely, shareholders who do not request payment in cash may nevertheless be assigned cash if requests for TriCo Stock total more than 51% of the Total Consideration.

         Payment for the shares exchanged will be made as soon as the Total Consideration can be determined, which may be delayed substantially to allow for the determination of amounts due to any Dissenting Shareholders. TriCo will distribute as much of the Total Consideration as possible while withholding such amount that may be reasonably necessary to pay Dissenting Shareholders.

         The paying agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of TriCo Stock held by it from time to time, except that it shall receive and hold all dividends or other distributions paid with respect to such shares for the account of the persons entitled thereto.

         Any former holder of Sutter Buttes Common Stock who does not submit his or her certificates to the paying agent within 120 days after the Effective Time must submit such certificates to TriCo in exchange for a pro rata portion of the Total Consideration. If any holder of Sutter Buttes Common Stock is unable to surrender his or her certificates because the certificates have been lost or destroyed, the holder may deliver an indemnity bond in lieu thereof, provided that the bond and surety are satisfactory to TriCo.

         No transfer taxes shall be payable by any holder of record of Sutter Buttes Common Stock at the Effective Time in respect to the exchange of certificates for the Total Consideration. If a portion of the Total Consideration is to be delivered to any person other than the registered holder of Sutter Buttes Common Stock surrendered for exchange, the amount of any stock-transfer or similar taxes payable on account of the transfer to such person shall be paid to the paying agent by such person. The paying agent may refuse to make such exchange unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

         Any holders of Sutter Buttes Preferred Stock who do not convert their shares into shares of Sutter Buttes Common Stock prior to the Effective Time will receive, as soon as possible after the Effective Time, the liquidation preference of $5.00 per share of Sutter Buttes Preferred Stock plus any declared and unpaid cash dividends (or warrants in lieu thereof) attributable to the Sutter Buttes Preferred Stock.

INDEMNIFICATION

         The bylaws of TriCo provide that TriCo shall indemnify the directors and officers of vice president level or above of both TriCo and Tri Counties against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of TriCo. If the officer or director initiates a proceeding, indemnification is available only if the proceeding was authorized by TriCo's Board of Directors. Further, the bylaws provide that any agent of TriCo may be indemnified pursuant to a duly adopted resolution of the Board of Directors, agreement or otherwise, to the fullest extent permitted with respect to the indemnification of directors and officers of vice president level or above of TriCo. TriCo shall indemnify an agent against expenses actually and reasonably incurred by the agent, to the extent the agent has been successful on the merits in the defense of any proceeding arising by reason of the fact that the person is or was an agent of TriCo. The circumstances under which the bylaws provide for indemnification may include liability arising under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling TriCo pursuant to the bylaws, TriCo has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  CAPITAL STOCK

DESCRIPTION OF TRICO STOCK

         The Articles of Incorporation of TriCo authorize the issuance of 20,000,000 shares of TriCo Stock. Holders of TriCo Stock are entitled to one vote for each share held, except that in the election of directors each shareholder has cumulative voting rights, that is, he or she is entitled to as many votes as shall equal the number of shares held by him or her multiplied by the number of directors to be elected, and he or she may cast all of his or her votes for a single candidate or distribute his or her votes among any or all of the candidates he or she chooses. However, no shareholder shall be entitled to cumulate votes unless such candidate or candidates' names have been properly placed in nomination prior to the voting and such shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate his or her votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Holders of a majority of the shares of TriCo Stock outstanding may authorize a merger, consolidation, plan of exchange, a dissolution of TriCo, the sale of substantially all TriCo's assets or an amendment of TriCo's Articles of Incorporation.

         Holders of TriCo Stock do not have preemptive rights to acquire unissued or treasury shares. Therefore, holders of TriCo Stock may have their percentage holdings reduced when TriCo Stock is issued by TriCo. Holders of TriCo Stock are entitled to receive such dividends as may be paid on the TriCo Stock from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, holders of TriCo Stock are entitled to share pro rata in any distribution of TriCo's assets to holders of TriCo Stock after payment of liabilities and payment to holders of preferred stock (if any) of their liquidation preference and all accrued and unpaid dividends. There are no conversion, redemption, sinking fund or similar provisions regarding the TriCo Stock. All outstanding shares are, and the shares being offered by TriCo pursuant to the Merger when issued and paid for pursuant to the Merger will be, fully paid and nonassessable.

         Banking laws and regulations require that under certain circumstances before stock of TriCo is acquired, approvals of the Board of Governors of the Federal Reserve (the "FRB") and California State Banking Department must be obtained. No bank holding company can acquire 5% or more of any class of voting securities of TriCo without obtaining the prior approval of the FRB under the BHC Act. No corporation, association or other entity may acquire 25% or more of any class of voting securities of TriCo (or lesser amount if control is obtained) without the prior approval of the FRB under the BHC Act. No person or entity may acquire 10% or more of any class of voting securities of TriCo without filing a Change of Control Notice with the FRB under the Change of Bank Control Act and complying with applicable Financial Code change of control provisions. These requirements act as a deterrent to a takeover of TriCo or a tender offer for its stock. Such requirements do not prohibit individual shareholders or management from soliciting proxies but may have the effect of deterring corporations, associations or other entities from soliciting proxies to attempt to exercise control over TriCo because of the possibility of being deemed to be bank holding companies by the FRB. Any entity deemed t be a bank holding company must either cease all activities not closely related to banking a permitted by the FRB or divest itself of its bank or bank holding company stock.

         Under TriCo's Articles of Incorporation, its Board of Directors has the right to issue preferred stock of TriCo from time to time in series and to designate the terms, rights and preferences of each series. As of June 30, 1996, there were no shares of preferred stock outstanding.

Antitakeover Provisions

         TriCo's Articles of Incorporation and Bylaws contain certain provisions that may be deemed to be antitakeover in nature. One of the provisions is the authorization of 20,000,000 shares of common stock of TriCo and 1,000,000 shares of preferred stock of TriCo, described herein, combined with the denial of preemptive rights. The additional shares of common and preferred stock were authorized for the purpose of providing the Board of Directors of TriCo with as much flexibility as possible to issue additional shares, without further shareholder approval, for proper corporate purposes including financing, acquisitions, stock dividends, stock splits, employee incentive plans, and other similar purposes. These additional shares, however, may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over TriCo. Since shareholders do not have preemptive rights, management could offer additional stock to friendly parties without having to offer stock to the bidder.

         A provision of TriCo's Articles of Incorporation specifies certain actions that TriCo and its Board of Directors shall or may take in the event that a third party makes a tender or exchange offer for TriCo's stock, or an offer to merge or consolidate with TriCo or any subsidiary, or to acquire all or substantially all of the properties or assets of TriCo or any subsidiary. In evaluating such an offer, the Board of Directors is required to consider not just the economic benefit to TriCo shareholders, but all relevant factors in determining whether it is in the best interest of TriCo and its shareholders. Such factors include, but are not limited to the financial condition of TriCo and its future prospects; whether a more favorable offer could be obtained; the effects of the proposed transaction on TriCo's employees, customers and the community it serves; the business practices and reputation of the offeror; the value of any securities being offered in exchange; and the legal and regulatory issues raised by the offer.

         If the Board of Directors determines that the offer should be rejected, it may take any lawful action to defeat the offer including, but not limited to, advising TriCo's shareholders not to accept the offer; instituting litigation against the offeror; filing complaints with governmental authorities; having TriCo acquire its own stock; selling or issuing authorized but unissued stock of TriCo; acquiring a company which creates regulatory problems; or obtaining an offer from another entity.

         The effect of these provisions may be to deter a future tender offer which might include a substantial premium over the market price of TriCo's stock at that time. In addition, these provisions may enable management to retain its position and allow it to resist changes that some TriCo shareholders may deem desirable.

Shares Eligible for Future Sale

         Shares of stock in TriCo that are eligible for future sale could have a dilutive effect on the market for TriCo Stock and could adversely affect its market price. The Articles of Incorporation of TriCo authorize the issuance of 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of June 30, 1996, there were 4,482,712 shares of common stock outstanding, with options for an additional 492,000 shares granted but unexercised. As approximately 113,543 shares are being offered pursuant to the Merger, TriCo will have 15,403,745 shares of common stock eligible for future issuance. Also as of June 30, 1996, TriCo had no shares of preferred stock outstanding, leaving all 1,000,000 shares of preferred stock available for future issuance. There are no restrictions in the Acquisition Agreement preventing TriCo from issuing additional shares.


COMPARISON BETWEEN TRICO STOCK AND SUTTER BUTTES COMMON STOCK

         The rights of shareholders of Sutter Buttes are governed by HOLA and the Regulations of the OTS. The rights of shareholders of TriCo are governed by the California General Corporation Law and the BHC Act.

         Sutter Buttes' Charter authorize the issuance of 5,000,000 shares of Sutter Buttes Common Stock, $0.01 par value, and 5,000,000 shares of Sutter Buttes Preferred Stock, $5.00 par value. As of June 30, 1996, 647,956 shares of Sutter Buttes Common Stock were outstanding, and 232,200 shares of Sutter Buttes Preferred Stock were outstanding.

         TriCo's Articles of Incorporation authorize the issuance of up to 20,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. As of June 30, 1996, there were 4,482,712 shares of common stock outstanding and no shares of preferred stock outstanding.

Dividend Rights

         The holders of TriCo Common Stock are entitled to receive cash dividends when, as, and if declared by the Board of Directors, out of funds legally available therefor, subject to the dividend rights of holders of TriCo's preferred stock, which may be issued in the future. TriCo has paid a quarterly dividend on its common stock since March of 1990.

         Sutter Buttes has a dividend policy that permits payment of cash dividends on Sutter Buttes Common Stock out of funds legally available therefor, conditioned on adequate profits and capital and subject to the dividend rights of holders of Sutter Buttes Preferred Stock. Sutter Buttes has never paid a dividend on Sutter Buttes Common Stock.

         Holders of Sutter Buttes Preferred Stock have the right to receive annually, if and as declared by the Board of Sutter Buttes out of funds legally available therefor, a cash dividend equal to 12% of the $5.00 par value of the shares. Dividends may not be paid on Sutter Buttes Common Stock in a given year unless they are paid on Sutter Buttes Preferred Stock during that year. This dividend preference is non-cumulative, meaning that unpaid cash dividends in any year do not accrue and are not payable in subsequent years. Instead, unpaid dividends are replaced by warrants to purchase shares of Sutter Buttes Common Stock having a book value equal to the cash value of the unpaid dividends.

Voting Rights

         Holders of TriCo Stock are entitled to one vote for each share held except that in the election of directors each shareholder has cumulative voting rights. However, no shareholder shall be entitled to cumulate votes unless such candidate or candidates' names have been properly placed in nomination prior to the voting and such shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate his or her votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Holders of a majority of the outstanding shares of TriCo Stock outstanding may authorize a merger, consolidation, plan of exchange, a dissolution of TriCo, the sale of substantially all TriCo's assets or an amendment of TriCo's Articles of Incorporation.

         Each  share of Sutter  Buttes  Common  Stock  and each  share of Sutter
Buttes Preferred Stock is entitled to one vote per share on each matter presented for a vote of the shareholders. However, all such holders have the right to cumulative voting in the election of directors. Holders of a majority of the outstanding shares of Sutter Buttes Common and Preferred may authorize an amendment of Sutter Buttes' Charter.

         TriCo's bylaws provide for the election of all directors annually. Sutter Buttes' Charter provide for "staggered" Board terms, with roughly one-third of the directors being elected each year, and each director being subject to election every three years.

         The California General Corporation Law provides that dissenting holders of TriCo Stock have appraisal rights with respect to mergers and consolidations, and other extraordinary transactions. The Regulations of the OTS also provide that dissenting holders of Sutter Buttes Common Stock or Sutter Buttes Preferred Stock have appraisal rights with respect to mergers and consolidations, and other extraordinary transactions.

Preemptive Rights

         Holders of TriCo Stock do not have the preemptive right to purchase unissued shares. Holders of Sutter Buttes Common Stock also do not have the preemptive right to purchase unissued shares.


Liquidation Rights

         In the event of liquidation, holders of TriCo Stock are entitled to share pro rata in any distribution of TriCo's assets to holders of TriCo Stock, after payment of liabilities and payment to holders of preferred stock (if any) of their liquidation preference and all accrued and unpaid dividends. In the event of liquidation, holders of Sutter Buttes Common Stock are entitled to share pro rata in any distribution of Sutter Buttes' assets to holders of Sutter Buttes Common Stock, after payment of liabilities and payment to holders of Sutter Buttes Preferred Stock of their $5.00 per share liquidation preference and conversion of unpaid warrants.

Redemption Rights; Conversion Rights; Sinking Funds

         HOLA prohibits the repurchase or redemption by a federal savings bank of its common shares, except in limited circumstances. Therefore, Sutter Buttes generally may not redeem or repurchase Sutter Buttes Common Stock.

         TriCo is permitted under California law to redeem or repurchase its shares, provided that doing so would not cause TriCo to become insolvent. Under the BHC Act, TriCo's repurchase or redemption of its shares is limited to 10% of its total capital, annually. Repurchased or redeemed shares may be subsequently reissued without a vote of TriCo's shareholders.

         There are no conversion, sinking fund, or similar provisions regarding TriCo Stock or Sutter Buttes Common Stock.

Assessment

         The shares of TriCo Stock, including, when issued, those to be issued pursuant to the Merger, and the shares of Sutter Buttes Common and Preferred are fully paid and nonassessable.


           BENEFICIAL OWNERSHIP OF SUTTER BUTTES COMMON AND PREFERRED

OWNERSHIP OF SUTTER BUTTES COMMON STOCK

         As of the June 30, 1996, no person or group known to Sutter Buttes owned beneficially more than five percent (5%) of the outstanding shares of its Common Stock, except as described below:

                                                        Percentage of
Name of                         Number of Shares          Outstanding
Beneficial Owner              Beneficially Owned         Common Stock

Lee 'B' Colby                        70,958 (1)               10.60%
72 Fairway Drive
Chico, CA  95973

Rodney P. Beard                      51,867 (2)(3)             7.57%
P.O. Box 700
Empire, CA  95319

James L. Harrison (4)                32,969                    5.09%
1707 Hastings Way
Yuba City, CA  95991
- ------------------------

(1)      Includes  3,360  shares  held of  record  in the  name  of Mr.  Colby's children and 1440 shares held of record in the name of Mr. Colby's grandchildren, over which Mr. Colby has voting power pursuant to a power of attorney, and 21,740 shares issuable upon exercise of options granted pursuant to Sutter Buttes' Directors' Stock Option Plan (the "Directors' Plan").
(2) Includes 10,762 shares and 3,497 shares held in the names of Environmental Filtration Trust and Tulelake Environmental Trust, respectively, of which Mr. Beard is sole trustee.
(3)      Includes 37,608 shares issuable upon exercise of Warrants.
(4)      Held jointly with his wife, Patricia J. Harrison.


OWNERSHIP OF SUTTER BUTTES PREFERRED STOCK

         As of the June 30, 1996, no person or group known to Sutter Buttes owned beneficially more than 5% of the outstanding shares of its Preferred Stock, except as follows:

                                                           Percentage
Name of                          Number of Shares          of Outstanding
Beneficial Owner                 Beneficially Owned        Preferred Stock

Jon Beard                        20,000                     8.61%
Jill Schaefer
P.O. Box 280
Meridian, CA  95957

Rodney P. Beard                  53,000 (1)                22.83%
P.O. Box 700
Empire, CA  95319

The Allen J. & Pauline B.        12,000 (2)                 5.17%
Clause Family Trust
72-377 Magnesia Falls Rd.
Rancho Mirage, CA  92270

James L. Harrison (3)            23,980                    10.33%
1707 Hastings Way
Yuba City, CA  95991

George Murray                    20,000 (4)                 8.61%
3433 Lessey Drive
Yuba City, CA  95993

M.B. Consultants Inc.            20,000 (5)                 8.61%
Profit-Sharing Trust
1787 Tribute Rd., Ste. J
Sacramento, CA  95815
- ------------------------

(1) Includes 40,000 shares and 13,000 shares held in the names of Environmental Filtration Trust and Tulelake Environmental Trust, respectively, of which Mr. Beard is sole trustee. Does not include eight (8) immediately-exercisable Warrants to purchase 37,608 shares of Sutter Buttes Common Stock.
(2) Does not include three (3) immediately-exercisable Warrants to purchase 5,979 shares of Sutter Buttes Common Stock.
(3)      Held with his wife, Patricia J. Harrison.
(4) Includes 2,000 shares held with his wife, Shirley Murray, 2,000 shares held by Mr. Murray's son and 16,000 shares held by the George Murray Inc.
         Money Purchase Pension and Profit Sharing Plan.
(5) Does not include one (1) immediately-exercisable Warrant to purchase a total of 3,149 shares of Sutter Buttes Common Stock.

OWNERSHIP OF SHARES BY OFFICERS AND DIRECTORS OF SUTTER BUTTES

                                                  Shares of Preferred       Stock Shares of Common Stock
                                             Beneficially Owned as of           Beneficially Owned as of
                                                        June 30, 1996                   June 30, 1996(1)
Directors and         Positions and Offices                   Percent                            Percent
Nominees              Held with Sutter              Amount   of Class            Amount         of Class
- -------------         ---------------------         -----------------            -----------------------
Lee 'B' Colby         Chairman of the                10,000     4.31%             70,958(2)    10.60%(2)
                      Board of Directors

W. R. Hagstrom        President, Chief                -0-        -0-              25,400(3)     3.77%(3)
                      Executive Officer
                      and Director

James L. Harrison     Director                       23,980(4) 10.33%(4)          32,969(5)     5.09%(5)

George Murray         Director                       20,000(6)  8.61%(6)          22,305(7)     3.43%(7)

Lonny L. Renfrow      Director                        4,000     1.72%             26,252(8)     3.97%(8)

Don J. Strachan(9)    Director                        6,200     2.67%             14,602(10)    2.23%(10)

Jon Beard             Director                       20,000     8.61%             12,513(11)    1.93%(11)


All directors and
executive officers
of Sutter Buttes as

a group (9 in number)                                84,980    36.60%            221,779(12)   30.12%(12)
                                                     ======    =====             =======       =====
- ------------------------------

 (1)     Includes shares of Sutter Buttes Common Stock issuable upon exercise of
         Warrants  and  presently   exercisable   and   nonexercisable   options
         outstanding  under Sutter  Buttes' 1992 Employee Stock Option Plan (the
         "Employee Plan") and the Directors' Plan.
 (2)     See Note 1 to "OWNERSHIP OF SUTTER BUTTES COMMON STOCK."
 (3)     Includes  25,000  shares of Sutter  Buttes  Common Stock  issuable upon exercise of options granted pursuant to the Employee Plan.
 (4)     See Note 3 to "OWNERSHIP OF SUTTER BUTTES PREFERRED STOCK."
 (5)     Includes  2,740  shares of Sutter  Buttes  Common Stock  issuable  upon exercise of options  granted  pursuant  to the  Directors'  Plan.  Also includes  Warrants to purchase a total of 3,776 shares of Sutter Buttes
         Common Stock.
 (6)     See Note 4 to "OWNERSHIP OF SUTTER BUTTES PREFERRED STOCK."
 (7)     Includes  2,740  shares of Sutter  Buttes  Common Stock  issuable  upon exercise of options granted pursuant to the Directors' Plan.
 (8)     Includes 12,740 shares subject to options granted pursuant to the Directors' Plan.
 (9)     Held in the name of Strachan Apiaries, Inc., of which Mr. Strachan is President.
(10)     Includes  5,540  shares of Sutter  Buttes  Common Stock  issuable  upon exercise of options granted pursuant to the Directors' Plan.
(11)     Includes 1740 shares subject to options granted pursuant to the Directors' Plan.
(12)     Includes 47,240 shares of Sutter Buttes Common Stock issuable upon exercise of options granted pursuant to the Directors' Plan, 41,000 shares of Sutter Buttes
         Common Stock issuable upon exercise of options granted  pursuant to the
         Employee Plan.

                              SPECIAL STOCK OPTIONS

         The Board is recommending that the shareholders approve the Executive Officer Special Stock Option and the Director Special Stock Option (the "Special Options"), which are options for CEO W. R. Hagstrom and Chairman of the Board Lee Colby to purchase shares of Sutter Buttes Common Stock for $1.00 per share. Mr. Hagstrom would receive a Special Option to purchase 24,000 shares and Mr. Colby would receive a Special Option to purchase 15,000 shares. The purpose of the Special Options is to recognize and reward Mr. Hagstrom for his past contributions to Sutter Buttes, and to reward Mr. Colby for his role in negotiating the Merger. It is the opinion of the Board that Mr. Hagstrom has been undercompensated for the entirety of his tenure.


NEW PLAN BENEFITS

                            Executive Officer               Director
                          Special Stock Option         Special Stock Option
                                        Number                       Number
Name and Position       Dollar Value    of Units     Dollar Value    of Units

W. R. Hagstrom, CEO     $47,760         24,000       $     0              0
Lee Colby, Chairman           0              0        29,850         15,000


EXECUTIVE COMPENSATION

         Sutter Buttes is complying with the disclosure requirements for a Small Business Issuer in accordance with SEC Regulation S-B.

Summary of Compensation

         The following table sets forth a summary of the compensation paid during Sutter Buttes' past fiscal year for services rendered in all capacities to W. R. Hagstrom, the Chief Executive of Sutter Buttes, from June 20, 1994, through December 31, 1995. There are no other officers or directors of Sutter Buttes who received more than $100,000 in compensation for services to Sutter Buttes.

                           SUMMARY COMPENSATION TABLE

                                                                                    Long-term
                                                 Annual Compensation              Compensation/
                                                                     Other       Awards/Securities
                                                                    Annual          Underlying        All Other
Name and Principal Position      Year       Salary      Bonus    Compensation         Options       Compensation

W. R. Hagstrom, CEO              1995      $75,000       $0           $0             25,000(1)        $18,750(2)

                                 1994      $39,821(3)    $0           $0                    0         $18,750(4)
- ---------------------------------

(1)      See "Option Grants and Exercises" herein.

(2)      In the event that Mr. Hagstrom was terminated other than for cause during 1995, he was entitled to receive 3 months' compensation under the terms of his employment agreement.  See "Employment Contracts"
         herein.

(3)      Represents a partial year of service with Sutter Buttes, which began June 20, 1994.

(4)      In the event that Mr. Hagstrom was terminated other than for cause during 1994, he was entitled to receive 3 months' compensation under the terms of his employment agreement.  See "Employment Contracts"
         herein.

Option Grants and Exercises

         Sutter Buttes has established the 1992 Employee Stock Option Plan, in which Mr. Hagstrom and other employees of Sutter Buttes participate. On February 7, 1996, the Board of Directors granted Mr. Hagstrom 25,000 options which are exercisable on August 31, 1996. Mr. Hagstrom has received no other grants of stock options.

Director Compensation

         The Chairman of the Board receives monthly compensation of $500, plus $75 for each meeting of the Board of Directors that he attends. All other directors receive monthly compensation of $300, plus $75 for each meeting of the Board of Directors attended.

         The chairman of any committee of the Board of Directors receives $100 per committee meeting attended. All other members of any committee of the Board of Directors receives $75 for each committee meeting attended.

Employment Contracts

         On June 20, 1994, Sutter Buttes entered into a one-year employment agreement with W. R. Hagstrom as President, Chief Executive Officer, Chief
Operating Officer, and Chief Loan Officer of Sutter Buttes. Pursuant to the agreement, Mr. Hagstrom's beginning salary is $75,000. In addition, the employment agreement provides that in the event Mr. Hagstrom is terminated other than for cause, Sutter Buttes will continue to pay Mr. Hagstrom's salary for a period of three months. Medical, dental, and life insurance benefits may be paid for a period of up to three months, subject to Mr. Hagstrom's finding alternate employment. Mr. Hagstrom also receives certain benefits provided to other Sutter Buttes employees. On June 20, 1995, Sutter Buttes entered into Amendment No. 1 of Mr. Hagstrom's employment agreement granting Mr. Hagstrom a car allowance of $225.00 per month.

                                  OTHER MATTERS

         The Meeting is called for the purpose set forth in the notice. Management does not know of any matter for action by shareholders at the Meeting other than the matters described in the notice. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to management at the time of the printing hereof and which may properly come before the Meeting. It is the intention of the persons named in the Proxy to vote in pursuance of the Proxy in accordance with the recommendations of management.


                                 LEGAL OPINIONS

         The legality of the TriCo Stock to be issued pursuant to the Acquisition Agreement will be passed upon for TriCo by the law firm of Rothgerber, Appel, Powers & Johnson LLP.

         The law firm of Rothgerber, Appel, Powers & Johnson LLP, One Tabor Center, Suite 3000, 1200 17th Street, Denver, Colorado 80202, has served as counsel to TriCo in the preparation of the registration statement relating to the proposed Merger. Further, the firm of Rothgerber, Appel, Powers & Johnson LLP has rendered its opinion regarding the tax consequences of the proposed Merger. No members of that firm own shares of TriCo Stock.

         The law firm is not employed on a contingent basis.


                                     EXPERTS

         The consolidated financial statements of TriCo as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated in this Prospectus by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the report of said firm and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Sutter Buttes as of December 31, 1995 and December 31, 1994, and for each of the three years in the three-year period ended December 31, 1995, incorporated in this Prospectus by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         TriCo has filed with the Commission a Registration Statement on Form S-4 with respect to the TriCo Stock offered hereby. This Prospectus/Proxy Statement, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to TriCo and the TriCo Stock offered hereby, reference is made to the Registration Statement and to the Exhibits and schedules thereto. Statements made in the Prospectus/Proxy Statement as to the contents of any contract, agreement or document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. The Registration

Statement, such reports and other information may be inspected by anyone without charge at the public reference facilities maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549. Copies of all such material may be obtained from the Public Reference Section of the Commission upon payment of prescribed fees.

                                   EXHIBIT A




                              ACQUISITION AGREEMENT
                                       AND
                                 PLAN OF MERGER



                                      Among


                                TRICO BANCSHARES

                                TRI COUNTIES BANK


                                       and


                           SUTTER BUTTES SAVINGS BANK









                               As of June 15, 1996

                                      TABLE OF CONTENTS


                                                                                          Page


        ARTICLE I -  PRINCIPAL TERMS OF THE MERGER.........................................  1
               1.1    The Plan of Merger...................................................  1
                      ------------------
               1.2    Closing Date.........................................................  4
                      ------------
               1.3    The Surviving Bank...................................................  4
                      ------------------

        ARTICLE II - DISTRIBUTIONS TO SUTTER BUTTES SHAREHOLDERS...........................  5
               2.1    Delivery of Consideration............................................  5
                      -------------------------
               2.2    Stock Options........................................................  6
                      -------------
               2.3    Dissenting Shareholders..............................................  6
                      -----------------------

        ARTICLE III - CONDITIONS...........................................................  6
               3.1    Mutual Conditions....................................................  6
                      -----------------
                      a.     No Litigation.................................................  6
                             -------------
                      b.     Shareholder Approval..........................................  6
                             --------------------
                      c.     Approvals.....................................................  6
                             ---------
                      d.     Effective Registration Statement..............................  7
                             --------------------------------
               3.2    Conditions in Favor of Sutter Buttes.................................  7
                      ------------------------------------
                      a.     Representations, Warranties and Agreements....................  7
                             ------------------------------------------
                      b.     Officers' Certificate.........................................  7
                             ---------------------
                      c.     Authorization of Merger.......................................  7
                             -----------------------
                      d.     Secretary's Certificate.......................................  7
                             -----------------------
                      e.     Legal Opinion.................................................  7
                             -------------
                      f.     Material Adverse Change.......................................  8
                             -----------------------
                      g.     Proper Actions and Documentation..............................  8
                             --------------------------------
                      h.     Federal Tax Opinion...........................................  8
                             -------------------
               3.3    Conditions in Favor of TriCo and Tri Counties........................  9
                      ---------------------------------------------
                      a.     Material Adverse Change.......................................  9
                             -----------------------
                      b.     Representations, Warranties and Agreements....................  9
                             ------------------------------------------
                      c.     Officer's Certificate.........................................  9
                             ---------------------
                      d.     Legal Opinion.................................................  9
                             -------------
                      e.     Proper Actions and Documentation.............................. 10
                             --------------------------------
                      f.     Employee Terminations......................................... 10
                             ---------------------
                      g.     Environmental Report.......................................... 11
                             --------------------

        ARTICLE IV - REPRESENTATION AND WARRANTIES......................................... 11
               4.1    Representations and Warranties of Sutter Buttes...................... 11
                      a.     Organization of Sutter Buttes................................. 11
                      b.     Subsidiaries and Assets....................................... 12
                      c.     Financial Statements.......................................... 12
                      d.     Absence of Undisclosed Liabilities............................ 12
                      e.     Absence of Certain Changes or Events.......................... 12
                      f.     Tax Matters................................................... 13
                      g.     Title to Properties; Absence of Liens and Encumbrances, Leases
                      Enforceable.......................................................... 13
                      h.     Litigation.................................................... 14
                      i.     Authority Relative to This Agreement.......................... 14


EXHIBIT A                                           - i -




                      j.     Information Furnished to TriCo and Tri Counties............... 14
                             -----------------------------------------------
                      k.     Compliance with Laws.......................................... 15
                             --------------------
                      l.     Employee Benefit Plans........................................ 15
                             ----------------------
                      m.     Insurance..................................................... 16
                             ---------
                      n.     Environmental Protection...................................... 16
                             ------------------------
                      o.     Employee Relations............................................ 17
                             ------------------
                      p.     Material Contract Defaults.................................... 17
                             --------------------------
                      q.     Agreements with Regulatory Authorities........................ 17
                             --------------------------------------
                      r.     Reports....................................................... 17
                             -------
                      s.     Loan Documentation............................................ 17
                             ------------------
                      t.     Accounting, Tax and Regulatory Matters........................ 17
                             --------------------------------------
                      u.     Brokers and Finders........................................... 18
                             -------------------
               4.2    Representations and Warranties of TriCo and Tri Counties............. 18
                      --------------------------------------------------------
                      a.     Organization.................................................. 18
                             ------------
                      b.     Authority Relative to Agreement............................... 18
                             -------------------------------
                      c.     Legal Proceedings............................................. 18
                             -----------------
                      d.     Applications to Regulators.................................... 19
                             --------------------------
                      e.     Information Furnished to Sutter Buttes........................ 19
                             --------------------------------------
                      f.     Absence of Undisclosed Liabilities............................ 19
                             ----------------------------------
                      g.     Registration Statement........................................ 19
                             ----------------------
                      h.     TriCo Capital Stock........................................... 19
                             -------------------

        ARTICLE V - COVENANTS.............................................................. 20
               5.1    Covenants of Sutter Buttes........................................... 20
                      a.     Access to Information Concerning Properties and Records....... 20
                             -------------------------------------------------------
                      b.     Conduct of Business........................................... 20
                             -------------------
                      c.     Confidentiality............................................... 21
                             ---------------
                      d.     No Merger or Solicitation..................................... 21
                             -------------------------
                      e.     Information for Applications and Statements................... 22
                             -------------------------------------------
                      f.     Shareholder Meeting........................................... 22
                             -------------------
                      g.     Affiliate's Letter............................................ 22
                             ------------------
                      h.     Due Diligence................................................. 22
                             -------------
               5.2    Covenants of TriCo and Tri Counties.................................. 22
                      -----------------------------------
                      a.     Approvals of Regulatory Authorities........................... 22
                             -----------------------------------
                      b.     Confidentiality............................................... 23
                             ---------------
                      c.     Registration of TriCo Stock................................... 23
                             ---------------------------
                      d.     Due Diligence................................................. 23
                             -------------
                      e.     Status Reports................................................ 23
                             --------------

        ARTICLE VI - MISCELLANEOUS......................................................... 23
               6.1    Termination.......................................................... 23
                      a.     Mutual Agreement.............................................. 23
                             ----------------
                      b.     Expiration of Time............................................ 24
                             ------------------
                      c.     Breach........................................................ 24
                             ------
                      d.     Environmental Report.......................................... 24
                             --------------------
                      e.     Review of Sutter Buttes Disclosure Letter..................... 24
                             -----------------------------------------
                      f.     Material Adverse Change....................................... 24
                             -----------------------
                      g.     Fiduciary Duty................................................ 24
                             --------------
               6.2    Expenses and Damages................................................. 24
                      --------------------
               6.3    No Liability Upon Proper Termination................................. 24
                      ------------------------------------
               6.4    Press Releases and Public Statements................................. 25
                      ------------------------------------
               6.5    Maximum Expenses..................................................... 25
                      ----------------


EXHIBIT A                                           - ii -




               6.6    Knowledge............................................................ 25
                      ---------
               6.7    Desirable Amendments................................................. 25
                      --------------------
               6.8    Benefits of this Agreement........................................... 25
                      --------------------------
               6.9    Notices.............................................................. 25
                      -------
               6.10   Potential Litigation re Fairness of the Transaction.................. 26
                      ---------------------------------------------------
               6.11   Entire Agreement..................................................... 26
                      ----------------
               6.12   Waiver or Modification............................................... 26
                      ----------------------
               6.13   Controlling Law...................................................... 27
                      ---------------
               6.14   Counterparts......................................................... 27
                      ------------


Exhibit A Disclosure Letter to be provided by Sutter Buttes to be agreed upon

Exhibit B Form of Letter from Affiliates of Sutter Buttes to Tri-Co to be agreed upon




EXHIBIT A                                           - iii -

                           ACQUISITION AGREEMENT AND PLAN OF MERGER


        This amended and restated Acquisition Agreement and Plan of Merger ("Agreement") is entered into this ____ day of July, 1996, by and among TriCo Bancshares ("TriCo"), Tri Counties Bank ("Tri Counties"), and Sutter Buttes Savings Bank ("Sutter Buttes") and amends and restates the Acquisition Agreement and Plan of Merger entered into by the parties June 15, 1996. This amended and restated agreement is effective as of June 15, 1996.


                                           RECITALS:


     A. TriCo is a California corporation and bank holding company registered under the Bank Holding Company Act of 1936, as amended ( the "BHC Act") having its principal office at 15 Independence Circle, Chico, California 95973.

     B. Tri Counties is a commercial bank organized and existing under the laws of the State of California, having its principal office at 15 Independence Circle, Chico, California 95973. All of the outstanding capital stock of Tri Counties is owned by TriCo.

     C. Sutter Buttes is a savings bank organized under the laws of the United States having its principal offices at 700 Plumas Street, Yuba City, California 95991.

     D. The respective Boards of Directors of TriCo, Tri Counties and Sutter Buttes have by the necessary vote determined that it is in the best interest and to the advantage of their respective banks and their respective shareholders that TriCo acquire 100% of the capital stock of Sutter Buttes by a merger of Sutter Buttes with and into Tri Counties on the terms and conditions hereinafter set forth.

     E. The respective Boards of Directors of TriCo, Tri Counties and Sutter Buttes have, by resolution approved and authorized the execution and delivery of this Agreement on the terms and conditions set forth herein.

     THEREFORE, in consideration of the mutual covenants, promises, agreements and provisions contained herein and subject to the satisfaction of the terms and conditions set forth herein, and intending to be legally bound hereby, TriCo, Tri Counties and Sutter Buttes agree as follows:

                           ARTICLE I - PRINCIPAL TERMS OF THE MERGER

     1.1 The Plan of Merger. Subject to the terms and conditions of this Agreement, including the receipts of all requisite governmental and shareholder approvals, the acquisition of Sutter Buttes by TriCo (the "Merger") will be carried out in the following manner:

     a. Sutter Buttes will cooperate in the preparation and filing by TriCo and Tri Counties of such applications to regulatory authorities as may be necessary to obtain all approvals requisite to the consummation of the Merger, and Sutter Buttes will cooperate in the registration of the no par value TriCo common stock, ("TriCo Stock"), to be issued to Sutter Buttes' shareholders pursuant to a Registration Statement on Form S-4 (the "Registration Statement") with the U.S. Securities and Exchange Commission, (the "SEC"), pursuant to the Securities Act of 1933, as amended (the "1933 Act").

EXHIBIT A                                           - 1 -

     b. TriCo, Tri Counties and Sutter Buttes will each cooperate and use their respective best efforts to consummate the transactions contemplated by this Agreement.

     c. Sutter Buttes shall call a meeting of its shareholders to approve the Merger and shall solicit proxies in favor of the Merger.

     d. Subject to the provisions of this Agreement and consistent with this Agreement, the parties shall execute an Agreement of Merger in a form agreed to by the parties ("the Merger Agreement") on or before the Closing Date. The Merger shall become effective upon the filing with the Superintendent of Banks of the State of California ("Superintendent") of a duly executed counterpart of the Merger Agreement certified by the California Secretary of State and Officer Certificates prescribed by Section 1103 of the California General Corporation Law (the "Effective Time").

     e. At the Effective Time, Sutter Buttes shall merge with and into Tri Counties, the separate existence of Sutter Buttes shall cease, and Tri Counties shall continue as the surviving corporation. (Tri Counties, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation").

     f. In exchange for their shares of common stock of Sutter Buttes, the shareholders of Sutter Buttes shall receive as total consideration, the ("Total Consideration"), cash and TriCo Stock having a value equal to $3,896,400 plus or less 1.1 times after-tax earnings or after-tax losses as the case may be of Sutter Buttes from April 1,1996 through the Closing Date. Earnings or losses of Sutter Buttes from April 1, 1996 through the Closing Date shall be accrued and booked in accordance with generally accepted accounting principles or regulatory requirements and shall have included the accrual of expenses associated with unused vacations and other employee termination liabilities [excluding termination pay and other contracted termination expenses for which provision is made in the following paragraphs of this agreement]. After-tax earnings or losses as the case may be, of Sutter Buttes from April 1, 1996 shall also include the accrual and booking of provisions to the loan and lease loss reserves agreed upon among the parties, and shall not include the accrual or booking of any charges or expenses associated with the transfer of the deposit insurance from one institution to another. Any special assessments, other than normal deposit insurance premiums, imposed on Sutter Buttes deposits by the Federal Deposit Insurance Corporation, (the "FDIC") or the Savings Association Insurance Fund ("the SAIF"), will not reduce the Total Consideration to Sutter Buttes shareholders and will be paid directly by Tri Counties subject to the Closing of the Merger.

     Expenses associated with this transaction include legal and accounting fees and the cost of the purchase of a three year extension of Sutter Buttes directors and officers liability insurance policy ("tail insurance") shall be borne by TriCo up to the limit of $70,000.00. Sutter Buttes agrees to pay any fees associated with this transaction over the $70,000.00 limit which excess will be included in the calculation of earnings and losses from April 1, 1996 through to Closing Date. Sutter Buttes will provide any information available regarding expenses and will attempt to limit expenses by using "in house" resources where ever possible.

     From the Total Consideration, the holders of $5.00 par value Preferred Stock, Series A of Sutter Buttes Preferred Stock who, as of the Closing Date, have not converted their shares of Preferred Stock to common stock of Sutter Buttes shall receive the Preferred Stock of Sutter Buttes liquidation preference of $5.00 per share plus any declared and unpaid cash dividends (or warrants in lieu thereof) attributable to the Preferred Stock ("the Preferred Stock Liquidation").



EXHIBIT A                                           - 2 -

     Warrants issued in lieu of cash dividends on the Preferred Stock shall be treated as if exercised on the Effective Date and converted at the Effective Date to common stock of Sutter Buttes, and the holders thereof shall be entitled to receive an appropriate portion of the Total Consideration of cash and TriCo Stock.

     The holders of the common stock of Sutter Buttes (the "Sutter Buttes Stock") as of the Closing Date, including Sutter Buttes Stock resulting from conversion of Preferred Stock, and Sutter Buttes Stock issued pursuant to exercise of options or warrants, shall receive the remaining Total Consideration.

     For each outstanding share of Sutter Buttes Stock held immediately prior to the Closing Date, including Sutter Buttes Stock held as a result of Preferred Stock conversion or the exercise of stock option rights, and excepting for those shareholders effectively exercising their dissenters' rights (as described in Section 2.3 below), the holders thereof shall receive consideration having a value equal to the Total Consideration, as adjusted, less the amount of the Preferred Stock Liquidation and the amount due to holders of Dissenting Shares (as defined below), divided by the total number of shares of Sutter Buttes Stock after Preferred Stock conversion and the exercise of options and warrants, less Dissenting Shares. Cash payment shall be made for Dissenting Shares. Cashless exercise of stock options will be permitted.

     Each person holding one or more options to purchase Sutter Buttes Stock shall be entitled to exercise vested options at or immediately prior to the Closing Date by receiving, at their election, Sutter Buttes Stock or cash equal in value to the difference between the option price and the value of Sutter Buttes Stock at Closing and pursuant to this Agreement, or shall be allowed to exercise the options by the payment of the option price and the receipt of Sutter Buttes stock so long as the exercise is pursuant to this Agreement and made on or before the Closing Date. The parties shall cooperate in effecting appropriate exercise of the options under the Sutter Buttes 1992 Stock Option Plan and the Sutter Buttes Directors Stock Option Plans so long as such treatment is consistent with generally accepted accounting principles.

     i. Of the Total Consideration paid pursuant to this Agreement, 51% shall be in the form of TriCo Stock, and TriCo reserves the right to assure that 51% of the Total Consideration will be in the form of TriCo Stock. In assuring that 51% of the consideration will be in the form of TriCo Stock, TriCo shall consider cash payments for fractional shares and potential cash payments for Preferred Stock Liquidations, to holders of options to purchase Sutter Buttes Stock and Dissenting Shares.

     ii. To the extent possible, TriCo will cause cash to be paid to those shareholders of Sutter Buttes requesting cash payment, and to cause TriCo Stock to be delivered to those shareholders of Sutter Buttes requesting TriCo Stock, prior to the meeting of shareholders at which the Merger is approved. However, to guarantee that 51% of Total Consideration is in the form of TriCo Stock, TriCo reserves the right to allocate TriCo Stock and cash, as necessary, to shareholders of Sutter Buttes. In the event that the request for shares does not equal 51%, the remaining shareholders not requesting TriCo Stock shall be assigned stock to bring the total TriCo Stock issued to 51% of the Total Consideration. In this situation, stock will be allocated first to those failing to request stock or cash prior to the meeting of shareholders at which the Merger is approved and next, if necessary, to those request cash on a pro rata basis. In the event that the request for shares exceeds 51%, the shareholders requesting TriCo Stock will have the number of shares to be received reduced on a pro rata basis until the total TriCo Stock transferred equals 51% of the total consideration with the balance of the price for the shares being paid in cash on a pro rata basis. TriCo's determination to allocate cash and TriCo Stock on a pro rata basis to guarantee

EXHIBIT A                                           - 3 -
that 51% of the Total Consideration is TriCo Stock according to the terms of this paragraph shall be at TriCo's sole determination and shall not be subject to review or question by other parties to this Agreement or shareholders of Sutter Buttes.


     iii. TriCo Stock to be issued under the terms of this Agreement shall be registered under the 1933 Act under a Registration Statement on Form S-4, and shall be issued in compliance with any applicable state securities laws.

     iv. No fractional shares of TriCo Stock will be issued in the Merger, and in lieu thereof cash in the amount of the Fair Market Value of a share of TriCo Stock times the faction of a share that would otherwise be issued shall be paid. The "Fair Market Value" of a share of TriCo Stock shall be the average closing sale price (or if there is no closing sale price for a trading day, the mean between the closing bid and ask price for such day) for the TriCo Stock for the ten trading days preceding the Closing Date.

     v. The number of shares of TriCo Stock to be issued for delivery to the shareholders of Sutter Buttes shall be that number of shares which, when multiplied by the Fair Market Value of a Share of TriCo Stock, equals at least 51% of the Total Consideration.

     g. At the Effective Time, each certificate theretofore representing shares of Sutter Buttes Stock shall be converted into and represent a right to receive a pro rata portion of the Total Consideration.

     1.2 Closing Date. The "Closing Date" of the transaction shall be the last business day of the month in which the conditions specified in Article III of this Agreement have all been satisfied, or such other date as is mutually agreed by the parties. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of TriCo on the Closing Date or at such other place as the parties may agree. At the Closing, the parties shall exchange the various agreements, certificates, instruments and documents to be delivered pursuant to the terms of this Agreement.

     1.3 The Surviving Bank. At the Effective Time, Sutter Buttes shall cease to exist and Tri Counties will be the "Surviving Bank." The articles of incorporation and bylaws of Tri Counties as in effect immediately prior to the Effective Time will remain the articles of incorporation and bylaws of Tri Counties as the Surviving Bank after the Effective Time until amended or repealed in accordance with their provisions and applicable law. The directors and officers of Tri Counties immediately prior to the Effective Time shall be the directors and officers of Tri Counties after the Effective Time until their successors have been elected or qualified or until their resignation or removal according to law and the bylaws of Tri Counties.

     At and after the Effective Time, all rights, privileges, powers and franchises and all property and assets of every kind and description of Tri Counties and Sutter Buttes shall be vested in and be held and enjoyed by the Surviving Bank, without further act or deed, and all the estates and interests of every kind of Tri Counties and Sutter Buttes, including all debts owed to either of them, shall be as effectively the property of the Surviving Bank as they were of Tri Counties and Sutter Buttes, and the title to any real estate vested by deed or otherwise in either Tri Counties or Sutter Buttes shall not revert or be in any way impaired by reason of the Merger. All rights of creditors and liens upon any property of Tri Counties or Sutter Buttes shall be preserved unimpaired and all debts, liabilities and duties of Tri Counties and Sutter Buttes shall be debts, liabilities and duties of the Surviving Bank and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.




EXHIBIT A                                           - 4 -

     ARTICLE II - DISTRIBUTIONS TO SUTTER BUTTES SHAREHOLDERS

     2.1 Delivery of Consideration. At least sixty (60) prior to the Closing Date, Sutter Buttes shall appoint a paying agent (the "Paying Agent") whom TriCo shall pay its fee. Such Paying Agent shall be responsible for receiving certificates representing Sutter Buttes Stock and paying the total consideration as soon as reasonably possible and in conformance with this agreement. On the Closing Date, TriCo shall deliver to the Paying Agent the Total Consideration. Any interest earned on any cash while in the hands of the Paying Agent shall be the property of Tri Counties. The Paying Agent subsequently shall deliver to the holders of certificates formerly evidencing ownership of Sutter Buttes Stock, immediately upon the later of the receipt of such certificates from the holders thereof, duly executed and in proper form for transfer, and the date the amount of the Total Consideration is determined, the Consideration to which they are entitled pursuant to the following provisions:

     a. As soon as practical  after the Effective Time, but not later than three
(3) business days after the Closing Date, the Paying Agent shall send notice and a transmittal form to each record holder of a certificate evidencing Sutter Buttes Stock, advising such holder of the Merger and the procedure for surrendering to the Paying Agent such certificate in exchange for a pro rata portion of the Total Consideration. Each holder of such certificate, upon surrender of the same to the Paying Agent in accordance with such transmittal form, shall be entitled to receive a pro rata portion of the Total Consideration. The transmittal form shall permit holders of Sutter Buttes Stock to submit their certificates and accompanying documentation to the paying Agent through either of the Sutter Buttes branches.

     b. No transfer taxes shall be payable by any holder of record of Sutter Buttes Stock at the Effective Time in respect of the exchange of certificates for the Consideration. If the Total Consideration for the Sutter Buttes Stock provided for herein is to be delivered to any person other than the registered holder of the Sutter Buttes Stock surrendered for exchange, the amount of any stock-transfer or similar taxes (whether imposed on the holder of record or such person) payable on account of the transfer to such person shall be paid to the Paying Agent by such person. The Paying Agent may refuse to make such exchange unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

     c. After the Effective Time, each outstanding certificate which theretofore represented Sutter Buttes Stock shall until surrendered for exchange in accordance with this section 2.1 be deemed for all purposes to evidence only the right to receive the a pro rata portion of Total Consideration. After the Effective Time, there shall be no further registration or transfer of Sutter Butte Stock.

     d. Any portion of the Total Consideration deposited with the Paying Agent that remains unclaimed by a former holder of Sutter Buttes Stock one hundred and twenty (120) days after the Effective Time shall be repaid or returned to TriCo upon demand, and holders of Sutter Buttes Stock who have not theretofore complied with this Section 2.1 hereof shall thereafter look only to TriCo for payment of their claim.

     e. Notwithstanding anything to the contrary set forth herein, if any, holder of Sutter Buttes Stock shall be unable to surrender his or her certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof an indemnity bond in form and substance and with a surety satisfactory to TriCo or such other undertaking as may be approved by TriCo.



EXHIBIT A                                           - 5 -

     f. The Paying Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of TriCo Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of TriCo Stock for the account of the persons entitled thereto.

     g. Distributions of the Total Consideration shall not be made until the amount due dissenting shares, if any, under Section 2.3 hereof has been determined or an appropriate amount has been reserved therefore. In the event that there are Dissenting Shares, it is the intent of the parties hereto to distribute as much of the Total Consideration as possible while withholding such amount that may be reasonably necessary to pay the Dissenting Shares.

     2.2 Stock Options. All options and warrants for Sutter Buttes Stock will be either exercised or surrendered for cancellation prior to the Closing Date. Such options and warrants are listed in Sutter Butte's Disclosure Letter attached as Exhibit A.

     2.3 Dissenting Shareholders. Any shares of Sutter Buttes Stock held by persons who have complied with 12 C.F.R. Section 552.14 regarding dissenter and appraisal rights ("Dissenters' Rights"), and have not effectively withdrawn or lost such Dissenters' Rights (such shares being referred to as "Dissenting
Shares") shall not be converted pursuant to this Agreement, but the holders thereof shall be entitled only to such Dissenters' Rights. Each dissenting shareholder who is entitled to payment for his or her shares of Sutter Buttes Stock pursuant to such Dissenters' Rights shall receive payment from Tri Counties in an amount as determined pursuant to such Dissenters' Rights.


                                     ARTICLE III  - CONDITIONS

     3.1 Mutual Conditions. The obligations of Sutter Buttes, TriCo and Tri Counties under this Agreement are subject to and conditioned upon the satisfaction of, prior to and on the Closing Date, each of the following conditions except as each of Sutter Buttes, TriCo and Tri Counties may waive in writing:

     a. No Litigation. Except for litigation described in the Disclosure Letter attached hereto as Exhibit C, no suit, action, claim or other proceeding having been threatened or pending before any court, administrative or governmental agency which, in the reasonable opinion of Sutter Buttes or TriCo, presents a significant risk of restraint or prohibition of the transaction contemplated hereby or the attainment of material damages or other relief against Sutter Buttes or its shareholders, or TriCo or its shareholders or Tri Counties in connection therewith.

     b. Shareholder Approval. Approval of the Merger by the holders of two-thirds of the outstanding shares of Sutter Buttes Common Stock and Sutter Buttes Preferred Stock;

     c. Approvals. Receipt of all authorizations, approvals, and/or consents as well as the expiration of applicable waiting periods, of any third parties, including federal or state governmental and/or regulatory bodies and officials, necessary for the consummation of this agreement and for the continuation in all material respects of the business of Tri Counties and Sutter Buttes by the Surviving Bank without interruption after the Effective Time, in substantially the manner in which such business is now conducted, and no such authorizations or approvals shall contain any conditions or restrictions that TriCo reasonably believes will materially restrict or limit the business or activities of the Surviving Bank or have a material adverse effect on business, operations or financial condition taken as a whole.



EXHIBIT A                                           - 6 -

     d. Effective Registration Statement. A Registration Statement registering the shares of TriCo Stock to be issued as Consideration shall have been declared effective and shall not be subject to a stop order of the Securities and Exchange Commission (the "SEC") and all applicable state blue sky laws shall have been complied with.

     3.2 Conditions in Favor of Sutter Buttes. All obligations of Sutter Buttes under this Agreement are subject to and conditioned upon the satisfaction of, prior to and on the Closing Date, each of the following conditions except as Sutter Buttes may waive in writing:

     a. Representations, Warranties and Agreements. All of the representations and warranties of TriCo and Tri Counties contained in this Agreement or in any written statement, including without limitation, financial statements, exhibits, certificates, schedules or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, being true in all material respects at the date hereof, and at the Closing Date true and correct and that TriCo and Tri Counties have performed the covenants, obligations and agreements undertaken by them herein.

     b. Officers' Certificate. Receipt by Sutter Buttes of a certificate in form and content satisfactory to Sutter Buttes from the President and the Chief Financial Officer of TriCo, dated the Closing Date, to the effect that the representations and warranties made herein by TriCo and Tri Counties were on the date hereof and are on the Closing Date true and correct and that TriCo and Tri Counties have performed the covenants obligations and agreements undertaken by them herein.

     c. Authorization of Merger. All actions necessary to authorize the execution, delivery and performance of this Agreement by TriCo and Tri Counties and the consummation of the transactions contemplated hereby having been duly and validly taken by the Boards of Directors of TriCo and Tri Counties, and Tri Counties shall have full power and right to merge with Sutter Buttes pursuant to this Agreement and the Merger Agreement.

     d. Secretary's Certificate. Receipt by Sutter Buttes of, in form and content satisfactory to it, certificate of the Secretary or an Assistant Secretary of TriCo to the effect that all necessary approvals of the Merger by the Boards of Directors of TriCo and Tri Counties and by TriCo as the sole shareholder of Tri Counties were obtained at meetings duly called for such purposes and as to the incumbency of all corporate officers of Tri Counties at all relevant times.

     e. Legal Opinion. Receipt by Sutter Buttes of an opinion of legal counsel for TriCo as of the Closing Date to the effect that:

     i. TriCo and Tri Counties are duly organized, validly existing and in good standing under the laws of California and TriCo is a bank holding company registered under the BHC Act. TriCo and Tri Counties have the requisite corporate power and authority, and possess all governmental, regulatory and other permits, licenses and other authorizations, necessary to carry out their businesses as now being conducted, to enter into this Agreement and to perform their obligations thereunder;

     ii. all requisite actions of the Board of Directors of TriCo and the Board of Directors and shareholders of Tri Counties to duly authorize and approve this Agreement and the Merger have been taken and this Agreement has duly been executed and delivered by TriCo and Tri Counties;




EXHIBIT A                                           - 7 -

     iii. all regulatory and other third-party approvals required to be obtained by TriCo and Tri Counties for the consummation of the transactions contemplated hereby have been obtained;

     iv. assuming the due execution and delivery of this Agreement by Sutter Buttes, this Agreement constitutes a legal, valid and binding obligation of TriCo and Tri Counties enforceable against them in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general or by general principles of equity; and

     v. consummation of the transactions contemplated hereby will not in any material respect conflict with, violate or result in a material breach of or default in any of the terms, conditions or provisions of the articles of incorporation or bylaws of TriCo or Tri Counties, or, to the best of counsel's knowledge based on an opinion of Rothgerber, Appel, Powers, & Johnson LLP, any applicable law, rule, regulation or order of any court or governmental agency, or any material agreement, not, lease, mortgage, contract, instrument or commitment of any kind, oral or written, formal or informal, to which TriCo or Tri Counties is a party or by which either of them or their respective properties may be bound.

     vi. at the effective time, TriCo stock issued pursuant to the Merger will be duly authorized, validly issued fully paid and nonassessable.

     f. Material Adverse Change. Since the date of this Agreement, there have been no material adverse changes, occurrences or developments in the business of TriCo and Tri Counties that have, or would be expected to have, a material adverse effect on the business, operations or financial condition of TriCo and Tri Counties; and Sutter Buttes shall not have discovered any fact or circumstance not disclosed by TriCo or Tri Counties prior to the date of this Agreement that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business, operations or financial condition of TriCo and Tri Counties. A "material adverse change" shall not include changes caused by general economic conditions or changes in prevailing interest rates.

     g. Proper Actions and Documentation. All actions to be taken by TriCo and Tri Counties in connection with the transactions contemplated by this Agreement having been taken, all documents incidental thereto being in a form and substance reasonably satisfactory to Sutter Buttes and its legal counsel, and Sutter Buttes having received copies of all documents that it may have reasonably requested in connection with such transactions.

     h. Federal Tax Opinion. An opinion of Rothgerber, Appel & Johnson LLP shall have been received by Sutter Buttes to the effect that for federal income tax purposes:

     i. the Merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     ii. no gain or loss need be recognized by Sutter Buttes shareholders to the extent TriCo Stock is received in exchange for their Sutter Buttes Stock;

     iii. the holding period and basis of the TriCo Stock received in exchange for Sutter Buttes Stock will be the same as the holding period and basis of the Sutter Buttes Stock exchanged therefor; and




EXHIBIT A                                           - 8 -

     iv. cash received in exchange of Sutter Buttes Stock will be treated as a distribution in full payment for such Sutter Buttes Stock exchanged and will qualify for capital gain or loss treatment assuming the Sutter Buttes Stock exchanged was a capital asset in the hands of the Sutter Buttes shareholder at the Closing Date.

     3.3 Conditions in Favor of TriCo and Tri Counties. All obligations of TriCo and Tri Counties under this Agreement are subject to and shall be conditioned upon the satisfaction of, prior to and on the Closing Date, each of the following conditions except as TriCo and Tri Counties may waive such conditions in writing:

     a. Material Adverse Change. Since the date of this Agreement, there having been no material adverse changes, occurrences or developments in the business of Sutter Buttes that have, or would be expected to have, a material adverse effect on the business, operations or financial condition of Sutter Buttes; and TriCo and Tri Counties shall not have discovered any fact or circumstance not disclosed by Sutter Buttes prior to the date of this Agreement that has resulted in, or could reasonably be expected to result in, a material adverse effect on the business, operations or financial condition of Sutter Buttes. A "material adverse change" shall not include changes caused by general economic conditions or prevailing interest rates or an actual or impending FDIC, SAIF assessment.

     b. Representations, Warranties and Agreements. All of the representations and warranties of Sutter Buttes contained in this Agreement, in any attachment or exhibit hereto, or in any written statement, including, without limitation, financial statements, disclosure letters, deeds, exhibits, certificates, schedules or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, being true in all material respects at the date hereof, and at the Closing Date as if then made and Sutter Buttes having performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     c. Officer's Certificate. Receipt by TriCo and Tri Counties of a certificate in form and content satisfactory to TriCo and Tri Counties, from the President and Chief Financial Officer of Sutter Buttes, dated the Closing Date, to the effect that the representations and warranties made herein by Sutter Buttes and, except as otherwise indicated in the certificate, in any other written statement delivered in connection with the transaction contemplated hereby, were on the date hereof, and are on the Closing Date, true and correct in all material respects and that Sutter Buttes has performed the covenants, obligations and agreements undertaken by it herein.

     d. Legal Opinion. Receipt by TriCo and Tri Counties of an opinion of Sutter Buttes' legal counsel as of the Closing Date, to the effect that:

     i. Sutter Buttes is a savings bank validly existing and operating as a SAIF- insured financial institution under the laws of the United States and has full corporate power and authority, and possesses all governmental, regulatory and other permits, licenses and authorizations, necessary to carry out it business as now conducted, to own and operate the properties and assets it owns or operates, to enter into the Agreement and to perform its obligations thereunder;

     ii. all requisite actions of the board of Directors and shareholders of Sutter Buttes to duly authorize and approve this agreement and the Merger have been taken and this Agreement has been duly executed and delivered by Sutter Buttes;



EXHIBIT A                                           - 9 -

     iii. assuming the due execution and delivery of this Agreement by Tri Counties, this Agreement constitutes a legal, valid and binding obligation of Sutter Buttes enforceable against Sutter Buttes in accordance with its terms, except as endorsement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general or by general principles of equity;

     iv. consummation of the transactions contemplated hereby will not in any material respect conflict with, violate, or result in a material breach of or default in any of the terms, conditions or provisions of the charter or bylaws of Sutter Buttes, or to the best of counsel's knowledge after reasonable investigation, any applicable law, rule, regulation, order of any court or governmental agency, or any material agreement, note, lease, mortgage, contract, instrument or commitment of any kind, oral or written, formal or informal, to which Sutter Buttes is a party or by which it or its respective properties may be bound;

     v. except as disclosed to Tri Counties in writing, to the best of counsel's knowledge without inquiry, there are no claims, actions, suits, proceedings or investigations pending, or threatened by or against, or otherwise affecting Sutter Buttes or its properties or business, or the transactions contemplated by this Agreement or its directors, officers or employees in actions against them in such capacity at law or in equity, or before or by any federal, municipal or other governmental department, commission, board, agency, instrumentality or authority;


     vi. the authorized capital stock of Sutter Buttes consists solely of 5,000,000 of $.01 par value common stock with 625,438 shares issued and outstanding, and 5,000,000 shares of preferred Stock with a liquidation preference of $5.00. As of the date of this Agreement, there are 232,200 shares of Preferred Stock issued and outstanding.

     vii. to the best of counsel's knowledge, excepting as shown on Exhibit A, there are no outstanding options, warrants, calls, rights, commitments, securities or agreements of any character to which Sutter Buttes is a party or by which it is bound, obligating Sutter Buttes to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of capital stock of Sutter Buttes or obligating Sutter Buttes to grant, extend or enter into any such option, warrant, call, right, commitment, or agreement.

     e. Proper Actions and Documentation. All actions to be taken by Sutter Buttes in connection with the transactions contemplated by this Agreement have been taken, all documents incidental thereto being in a form and substance reasonably satisfactory to TriCo and its legal counsel, and TriCo has received copies of all documents that it may have reasonably requested in connection with such transactions.

     f. Employee Terminations. As directed by Tri Counties, Sutter Buttes shall have terminated all employees which Tri Counties Bank does not wish to retain on a date prior to the Closing Date. The decision to retain or eliminate certain functions undertaken by Sutter Buttes and the decision to retain or eliminate employees performing these functions and decision to terminate any other employee will be made prior to the Closing Date. Should Tri Counties choose to offer termination benefits to encourage any employee to remain until closing or, in the case of termination payments pursuant to employee contracts, the resulting expense shall not be a charge against or a deduction from Sutter Buttes earnings. Tri Counties will be solely responsible for the payment of the termination expense it chooses to incur and will pay the termination benefits set forth in the existing employment contracts.




EXHIBIT A                                           - 10 -

     g. Environmental Report. Tri Counties shall have the right, in its discretion and at it sole expense, to arrange with an environmental consultant to prepare an environmental report based on the consultant's inspection of the surface of the properties owned or leased by Sutter Buttes and based on investigation of records relating to such properties in the files of Sutter Buttes or any government agency. Such inspections, investigations and reports shall be concluded no later than thirty (30) days after the date of this Agreement. If such reports indicate an absence of Hazardous Materials (as defined in Section 4.1.n. hereof) on such properties, or other properties where such Hazardous Materials endanger the Sutter Buttes properties, this Section 3.3h shall be deemed satisfied. If, however, such reports indicate the presence of Hazardous Materials on such properties, Tri Counties shall have the right to investigate those properties further, and Tri Counties shall have the right to negotiate with Sutter Buttes concerning the appropriate allocation of costs for any remediation indicated by such reports, prior to the Closing Date.

                   ARTICLE IV - REPRESENTATION AND WARRANTIES

     4.1 Representations and Warranties of Sutter Buttes. Except as set forth in its Disclosure Letter or the Sutter Buttes Statements, as hereinafter defined, attached hereto as Exhibit A and incorporated herein by reference, Sutter Buttes hereby represents and warrants to Tri Counties as of the date hereof and up to and including the Closing Date as follows:

     a. Organization of Sutter Buttes.

     i. Sutter Buttes is a savings bank duly organized, validly existing and operating as a SAIF-insured financial institution under the laws of the United States, and it has full corporate power and authority, and possesses all governmental, regulatory and other permits, licenses and authorizations, necessary to carry on its business as now conducted and to own and operate the properties and assets it owns or operates, to enter into this Agreement and to perform its obligations hereunder.

     ii. Sutter Buttes' authorized capital stock consists of 5,000,000 of $.01 par value common stock with 625,428 shares outstanding, and 5,000,000 shares of Preferred Stock with a liquidation preference of $5.00. As of the date of this Agreement, there are 232,200 shares of Preferred Stock issued and outstanding.

     iii. Except for the Preferred Stock and the unexercised options and warrants listed in Exhibit A, Sutter Buttes has no outstanding securities convertible into shares of capital stock or existing options, warrants, calls commitments or other rights of any character granted or entered into by Sutter Buttes relating to its authorized or issued stock and no such rights will be granted or entered into.

     iv. There are no outstanding or unsatisfied preemptive rights or rights of first refusal with respect to Sutter Buttes' capital stock.

     v. Except pursuant to outstanding options and warrants, no shares of Sutter Buttes' capital stock have been or will be issued between the date hereof and the Effective Date.

     b. Subsidiaries and Assets. Sutter Buttes does not have any direct or indirect subsidiaries and does not have any interest in any partnership, firm, association, corporation, or joint venture other than investment securities purchased and loans made in the regular and usual course of its business.




EXHIBIT A                                           - 11 -

     c. Financial Statements. Attached hereto are copies of the following financial statements for Sutter Buttes ("Sutter Buttes Statements"), all of which are accurate and complete in all material respects, are in accordance with the books and records of Sutter Buttes, have been prepared in accordance with generally accepted accounting principles or regulatory requirements consistently applied throughout for the periods indicated and present fairly the financial position of Sutter Buttes and the consolidated results of Sutter Buttes' operations for the periods ended on the dates indicated:

     Statements of Condition, as of December 31, 1994 and 1995, and Statements of Income, Statements of Changes in Stockholders' Equity, and Statements of Cash Flows for the years ended December 31, 1993, 1994, and 1995 certified by Deloitte & Touche LLP and an unaudited Statement of Condition as of March 31, 1996, and unaudited Statement of Income for the 3-month period ended March 31, 1996.

     d. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Sutter Buttes' Statements, Sutter Buttes has no material liabilities or obligations, except those incurred in the ordinary course of their business, whether accrued, absolute, contingent or otherwise, including, governmental charges or lawsuits, or any tax liabilities due or to become due whether (i) incurred in respect of or measured by the consolidated income of Sutter Buttes for any period up to the close of business on the respective dates of the Sutter Buttes' Statements, or (ii) arising out of transactions entered into, or any statement of facts existing, prior thereof.

     e. Absence of Certain Changes or Events. Since the date of the Sutter Buttes' Statements, there has not been:

     i. any material adverse change in the condition (financial or otherwise), assets, liabilities, or business of Sutter Buttes as determined by a pre-closing review or audit of Sutter Buttes conducted by Tri Counties and its agent;

     ii. any material adverse change in the character of the assets or liabilities of Sutter Buttes;

     iii. any capital improvements, except for ordinary maintenance and repairs, by Sutter Buttes or any purchase of property by Sutter Buttes at a cost in excess of $10,000 other than supplies in the ordinary course of business;

     iv. any physical damage, destruction or loss not covered by insurance exceeding $10,000 in value or affecting in a material and adverse way the property, assets, business or prospects of Sutter Buttes;

     v. any  material  change in the  accounting  methods or practices of Sutter
Buttes  unless   required  by  regulation  or  generally   accepted   accounting
principles:

     vi. any material change in the capital structure of Sutter Buttes;


EXHIBIT A                                           - 12 -

     vii. any loss incurred or determined to probable for Sutter Buttes as a result of environmental problems which have, or would be expected to have, a material adverse effect on the financial position of Sutter Buttes; or

     viii. any material increase in the compensation payable, or to become payable, by Sutter Buttes to any officers or employees, or any bonus, percentage compensation, service award or other like benefit, granted, made or accrued to, or to the credit of, any officers or employees, or any pension, retirement, deferred compensation or similar payment or arrangement made or agreed to by Sutter Buttes other than in accordance with pre-existing plans.

     f. Tax Matters.

     i. Sutter Buttes has filed all federal, state, municipal and local income, excise, property, special district, sales, transfer and other tax returns and reports of information statements which are required to be filed up to and including the date hereof and has paid all taxes which have become due pursuant to such returns or pursuant to any assessment which has become due pursuant to such returns or pursuant to any assessment which has become payable. Sutter Buttes will hereafter file such returns as are required to be filed by it prior to the Effective Date and will pay all taxes which become due pursuant to such returns or pursuant to any assessments.

     ii. The returns filed and to be filed by Sutter Buttes have been and will be accurately and properly prepared.

     iii. To the extent that any tax liability or assessment has accrued as of the date of the Sutter Buttes' Statements, but has not yet become payable or has been proposed for assessment or determination as of the date of the Sutter Buttes' Statements, but remains unpaid, the same has been reflected as a liability on the date of the Sutter Buttes Statements subject to normal year-end adjustments. Since the date of the Sutter Buttes' Statements, Sutter Buttes has not incurred any liability with respect to any such taxes except for normal taxes incurred in the ordinary and regular course of its business, all of which will be fully accrued as a liability on the books of Sutter Buttes at the Effective Date.

     iv. Sutter Buttes has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for assessment or collection of any income taxes. As of the date of this Agreement, there are no examinations, reviews, audits or investigations of any tax return or report of Sutter Buttes which are presently pending or, to the best of Sutter Buttes' knowledge threatened, and Sutter Buttes is not party to any pending action or proceeding by any governmental authority for assessment or collection of income taxes.

     g.  Title  to  Properties;  Absence  of  Liens  and  Encumbrances,   Leases
Enforceable.

     i. Sutter Buttes has good and marketable title to their assets, real and personal (including those reflected in the Sutter Buttes' Statements, except as thereafter sold or otherwise disposed of in the ordinary course of business and for adequate consideration), free and clear of all mortgages, pledges, liens, charges and encumbrances, except (A) investment securities which are pledged to secure the deposit of public monies or monies under the control of any court,
(B) the lien of taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (C) such imperfections of title and encumbrances, if any, and such liens, if any, incidental to the conduct of their businesses or the ownership of their assets as are not material in amount and do not affect the value of, or interfere with the present use of, their assets or otherwise materially impair their operations.



EXHIBIT A                                           - 13 -

     ii. The structures and equipment owned or used by Sutter Buttes comply with all applicable laws, regulations and ordinances and are in good operating condition, subject to ordinary wear and tear.

     iii. The real property, if any, leased by Sutter Buttes is held under valid and enforceable leases. Sutter Buttes is not in default under any such leases. All rentals due and payable have been paid.

     h. Litigation. There are no material claims, actions, suits, proceedings or investigations pending, or, to the best of Sutter Buttes' knowledge, threatened, by or against, or otherwise materially affecting Sutter Buttes, or its assets, business or properties, or the transactions contemplated by this Agreement, or its directors, officers or employees in reference to actions taken by them in such capacity at law or in equity, or before or by any federal, state, municipal or other government department, commission, board, agency, instrumentality or authority, nor, to Sutter Buttes' knowledge, is there any valid basis for any such action, proceeding or investigation, other than (i) claims by Sutter Buttes in the ordinary course of its business for the recovery of loans or protection of its interest as a secured or unsecured creditor, and (ii) claims fully covered by insurance.

     i. Authority Relative to This Agreement.

     i. Sutter Buttes has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

     ii. The execution, delivery and performance of this Agreement by Sutter Buttes has been duly and effectively authorized and approved by the Board of Directors of Sutter Buttes, subject to the required vote of its shareholders, and subject to obtaining the regulatory approvals and other consents contemplated by this Agreement.

     iii. This Agreement has been duly executed and delivered by Sutter Buttes and constitutes a valid and binding obligation of Sutter Buttes enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

     iv. The consummation of the transactions contemplated by this Agreement will not in any material respect conflict with, violate or result in a material breach of or material default of in (a) any term, condition or provision of the charter of bylaws of Sutter Buttes; (b) any applicable law, rule, regulation or order of any court of governmental agency; or (C) any material agreement, lease, mortgage, note, contract or commitment of any kind, oral or written, formal or informal, to which Sutter Buttes is a party or by which it or its properties may be bound.

     j. Information Furnished to TriCo and Tri Counties. The documents furnished by Sutter Buttes to TriCo and Tri Counties (the "Sutter Buttes Documents"), including but not limited to Sutter Buttes' Disclosure Letter and the Sutter Buttes Statements, are true and complete copies of such documents and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the best of its




EXHIBIT A                                           - 14 -
knowledge, there is no fact which Sutter Buttes has not disclosed in the Sutter Buttes Documents, which materially and adversely affects the properties, business, prospects, profits or condition (financial or otherwise) of Sutter Buttes or the ability of Sutter Buttes to perform this Agreement, except that Sutter Buttes makes no representation or warranty as to the effect of general economic conditions, the condition of the financial markets, future legislation or future regulatory action. The information relating to Sutter Buttes included in the Registration Statement that is furnished by Sutter Buttes to Tri Counties will be accurate and complete in all material respects, will not omit to state any material fact required to be stated therein or necessary to prevent such information from being misleading, and will comply in all material respects with the requirements of federal law at the date of first mailing of the Prospectus/Proxy Statement to the shareholders of Sutter Buttes.

     k. Compliance with Laws.

     i. Sutter Buttes has all permits licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to its business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Sutter Buttes, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

     ii. The conduct by Sutter Buttes of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation.

     iii. Sutter Buttes is not in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court.

     iv. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Sutter Buttes which reasonably could be expected to have a material adverse effect on the business or properties of Sutter Buttes taken as a whole.

     l. Employee Benefit Plans.

     i. True, accurate and complete copies of all pension plans, retirement plans, profit-sharing plans, deferred compensation agreements, collective bargaining agreements, insurance plans or any other similar employee benefit plans, agreements or arrangements of Sutter Buttes (the "Plans") have been furnished to TriCo and Tri Counties.

     ii. Each Plan which is intended to provide tax-deferred benefits under any provision of the Internal Revenue Code of 1996, as amended, (the "Code"), meets all requirements that must be met in order for such tax-deferred benefits to be available. There has been no change in any of the documents delivered to TriCo and Tri Counties under which each Plan is maintained and no change, since each Plan's most recent valuation date, in the operations of the Plan which could be expected to adversely affect or alter the tax status of, or materially increase the cost of maintaining, any such Plan.

     iii. The reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code, as applicable, and the group



EXHIBIT A                                           - 15 -
health plan continuation coverage requirements of the Code and ERISA have been fulfilled in all material respects. Sutter Buttes has furnished to TriCo and Tri Counties copies of all filings, if any, with the Internal Revenue Service and the Department of Labor or other applicable authority for each Plan's most recent plan year.

     iv. Neither Sutter Buttes, any of the Plans, any of the trusts created under any Plan nor any trustee, administrator or other fiduciary of a Plan has, to Sutter Buttes' best knowledge, engaged in a "prohibited transaction," as such term is defined in the applicable provisions of the Code or of ERISA, or otherwise taken or omitted any action which could subject the Plans, Sutter Buttes, any of the trusts created under a Plan or any trustee or administrator thereof, or any party dealing with such Plans or trusts, to a material tax or penalty on prohibited transactions imposed by ERISA or the Code or otherwise, and neither Sutter Buttes, any Plan, any trust created under a Plan nor any other fiduciary of any Plan or its attendant trust has breached its fiduciary duties under ERISA in a manner which could result in a direct or indirect material liability to Sutter Buttes, or the trustee or administrator of any Plan.

     v. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate (or appoint a trustee to administer) any Plan, and no event has occurred or condition exists which might constitute grounds under ERISA for the termination of (or the appointment of a trustee to administer) any Plan.

     vi. The minimum funding requirements under the Code and ERISA have been satisfied with respect to each Plan.

     m. Insurance. The properties of Sutter Buttes are insured as disclosed in Sutter Buttes' Disclosure Letter.

     n. Environmental Protection.

     i. To the best of Sutter Buttes' knowledge, none of the assets of Sutter Buttes (defined for purposes of this subsection as the real property and tangible personal property owned or leased by Sutter Buttes) contain any hazardous materials (defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, including, without limitation, friable asbestos or PCBs ("Hazardous materials")), other than in such quantities which are incidental and customary for the maintenance and operation of such assets (e.g., cleaning fluids) ("Incidental Quantities").

     ii. To the best of Sutter Buttes' knowledge, no notice or other communication has been made or issued by any governmental agency having jurisdiction over Sutter Buttes, or any other person, with respect to any alleged violation of any federal, state or local laws, rules, regulations, ordinances and codes governing Hazardous Materials and which are applicable to the asses of Sutter Buttes.

     iii. To the best of Sutter Buttes' knowledge all Hazardous Materials which have been remediated from any assets of Sutter Buttes' prior to or during their ownership by Sutter Buttes have been handled in compliance with all applicable laws.

     iv. To the best of Sutter Buttes' knowledge, no collateral securing any loan made by Sutter Buttes, contains any Hazardous Materials, other than in Incidental Quantities.



EXHIBIT A                                           - 16 -

     o. Employee Relations. Copies of all employment agreements between Sutter Buttes and its employees have been delivered to Tri Counties. To the best of Sutter Buttes' knowledge, Sutter Buttes has complied with all Federal, state and local laws or regulations applicable to it relating to the employment of labor and the provisions of such laws or regulations relating to wages, nondiscriminatory hiring and employment practices and procedures the violation of which would have a materially adverse effect on the financial condition, pertains or prospects of Sutter Buttes. No claim has been made nor any proceeding commenced against Sutter Buttes for any wages, penalties or other liabilities for failure to comply with any such laws or regulations. Sutter Buttes is not subject to any collective bargaining agreement with its employees.

     p. Material Contract Defaults. Sutter Buttes is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment, which is material to the business, operations, properties, assets, or the condition, financial or otherwise, of Sutter Buttes, or under the charter, articles of incorporation or bylaws thereof, and no event has occurred which, with notice or lapse of time, or both, may be or become an event of default under any such contract, agreement, lease or other commitment or under the charter or bylaws of Sutter Buttes.

     q. Agreements with Regulatory Authorities. Sutter Buttes is not a party to any written agreement or memorandum of understanding with any federal or state administrative agency or commission or other governmental authority or instrumentality charged with supervision or regulation of savings banks or engaged in the insurance of deposits which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit policies or its management.

     r. Reports. For the last three years, Sutter Buttes has filed all reports, registrations and statements, together with any required amendments thereto and has paid all fees and assessments due and payable therewith, that it was required to file with any federal and state securities, banking, insurance and other governmental or regulatory authorities (collectively, the "Regulatory Authorities"). All such reports and statements required to be filed with any such Regulatory Authority are collectively referred to herein as the "Reports." As of its respective date, each Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     s. Loan Documentation. The documentation relating to each loan made by Sutter Buttes, including as to security interests, mortgagees and other liens with respect to the collateral for such loans, is adequate for the enforcement of the loan except for inadequacies that will not in the aggregate have a material adverse effect on the financial conditional of Sutter Buttes taken as a whole.

     t. Accounting, Tax and Regulatory Matters. Sutter Buttes has no knowledge of any fact or circumstance that would (i) prevent the transaction contemplated hereby from qualifying as a tax-free reorganization under the Code, or (ii) materially impede or delay receipt of any required regulatory approval referred to in Section 3.1.c.

     u. Brokers and Finders. Neither Sutter Buttes nor any officer, director or employee of Sutter Buttes has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Sutter Buttes in connection with this Agreement or the transactions contemplated thereby.



EXHIBIT A                                           - 17 -

     4.2 Representations and Warranties of TriCo and Tri Counties. TriCo and Tri Counties hereby represent and warrant to Sutter Buttes as of the date hereto and up to and including the Closing Date as follows:

     a. Organization. TriCo and Tri Counties are duly organized, validly existing and operating under the laws of California, and TriCo is a bank holding company registered under the BHC Act. TriCo and Tri Counties have the requisite corporate power and authority, and possess all material governmental, regulatory and other permits, licenses and other authorization, necessary to carry on their respective business as now conducted.

     b. Authority Relative to Agreement.

     i. The execution, delivery and performance of this Agreement by TriCo and Tri Counties has been duly and effectively authorized and approved by the respective Boards of Directors of TriCo and Tri Counties subject to obtaining the regulatory approvals and other consents contemplated by this Agreement.

     ii. The approval of TriCo's shareholders is not required for consummation of the transactions contemplated by this Agreement.

     iii. This Agreement has been duly executed and delivered by Tri Counties and constitutes a valid and binding obligation of TriCo and Tri Counties enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeds in equity or at law).

     iv. The consummation of the transactions contemplated by this Agreement will not in any material respect conflict with, violate or result in a material breach of or material default in (A) any term, condition or provision of the articles of incorporation, charter or bylaws of TriCo and Tri Counties; (B) any applicable law, rule, regulation or order of any court or governmental agency; or (C) any material agreement, lease, mortgage, note, contract or commitment of any kind, oral or written, formal or informal, to which either TriCo or Tri Counties is a party or by which they or their properties may be bound.

     c. Legal Proceedings. There are no legal proceedings pending against, affecting, or to the knowledge of TriCo or Tri Counties, threatened against TriCo or Tri Counties which would prevent or enjoin TriCo or Tri Counties from carrying out their obligations under this Agreement; and TriCo and Tri Counties are not in default or in violation in any material way with respect to (i) any order, writ, injunction or decree of any court, or (ii) any instrument, statute, rule, order or regulation of any government, governmental department, commission, board, bureau, agency or instrumentality, and the consummation of the transactions contemplated by this Agreement will not constitute such a default.

     d. Applications to Regulators. All of the representations contained in the applications filed by TriCo and Tri Counties with regulators with or on behalf of Sutter Buttes, will be at the time the same were made accurate in all material respects, except TriCo and Tri Counties makes no representation as to matter contained therein that are based on information provided by Sutter Buttes to TriCo and Tri Counties.






EXHIBIT A                                           - 18 -

     e. Information Furnished to Sutter Buttes. The documents furnished by TriCo and Tri Counties to Sutter Buttes (the "TriCo Documents") are true and complete copies of such documents and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the best of its knowledge, there is no fact which TriCo or Tri Counties has not disclosed in the TriCo documents, which materially and adversely affects the properties, business, prospects, profits or condition (financial or otherwise) of TriCo or Tri Counties or the ability of TriCo or Tri Counties to perform this Agreement, except that TriCo and Tri Counties make no representation or warranty as to the effect of general economic conditions, the condition of the financial markets, future legislation or future regulatory action.

     f.  Absence  of  Undisclosed  Liabilities.  Except  as and  to  the  extent reflected or reserved against in the financial statements (the "TriCo Statements") furnished to Sutter Buttes or contained in filings made or to be made by TriCo under the reporting provisions of the Securities Exchange Act of 1934, as amended, which comply in all material respects with applicable requirements thereunder (the "TriCo Reports") or disclosed by TriCo or Tri Counties to Sutter Buttes in writing, TriCo and Tri Counties have no material liabilities or obligations whether accrued, absolute, contingent or otherwise, including governmental charges or lawsuits, or any tax liabilities due or to become due and whether (i) incurred in respect of or measured by the income of TriCo and Tri Counties for any period up to the close of business on the respective dates of the TriCo Statements, or (ii) arising out of transactions entered into, or any state of facts existing, prior thereto. to the best knowledge of TriCo and Tri Counties, TriCo and Tri Counties do not have any liabilities or obligations, either accrued or contingent, which are material to TriCo and Tri Counties and which have not been either (I) reflected or disclosed in the TriCo Statements, or (ii) incurred subsequent to the date of the TriCo Statements in the ordinary course of business.

     g. Registration Statement. Except for information provided by Sutter Buttes, the information included in the Registration Statement or the Prospectus/Proxy Statement or incorporated therein by reference, as of the date the Prospectus/Proxy Statement is first mailed to the Sutter Buttes stockholders, and at all times subsequent thereto, up to and including the date of the Sutter Buttes Stockholders Meeting and the Closing Date will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances when made, not misleading.

     h. TriCo Capital Stock. As of May 6, 1996, the authorized capital stock of TriCo is 20,000,000 shares of common stock and 1,000,000 shares of Preferred Stock of which 4,460,543 shares of common stock and -0- shares of Preferred Stock are currently issued and outstanding. The TriCo Stock issued in the Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable.




 EXHIBIT A                                          - 19 -

                              ARTICLE V - COVENANTS

     5.1 Covenants of Sutter Buttes. Sutter Buttes covenants with TriCo and Tri Counties as an inducement to Tri Counties to enter into this Agreement that:

     a. Access to Information Concerning Properties and Records. Sutter Buttes will give to TriCo and Tri Counties and to their counsel, accountants and other representatives ("advisers"), upon reasonable notice, during normal business hours throughout the period prior to the Closing Date, full access to the books, records, customer and loan files, contracts, and commitments of Sutter Buttes, except for documents as to which there exists an attorney-client privilege or except as otherwise restricted by law. For the period to the Effective Time, Sutter Buttes shall deliver to Tri Counties such statements, schedules and reports concerning the business, operations and financial condition of Sutter Buttes as are regularly provided to its Board of Directors at such times as they are regularly supplied to its Board of Directors. Sutter Buttes shall give notice to TriCo and Tri Counties of all board of directors and committee meetings of Sutter Buttes. Tri Counties shall be entitled, at its expense, to have a representative attend any such meeting to observe and participate in discussion but not to vote on any matter.

     b. Conduct of Business. Until the Effective Time or the earlier termination of this Agreement, and except as contemplated by this Agreement or disclosed in the Disclosure Letter or as consented to or otherwise approved by TriCo and Tri Counties in writing:

     i. the business of Sutter Buttes shall be conducted only in the ordinary course which, without limitation, shall include using their best efforts to maintain in force the insurance policies now in effect, or insurance policies providing substantially the same coverage to the extent such coverage remains available to Sutter Buttes with acceptable limitations and at a reasonable cost;

     ii. excepting for bylaw changes providing for shareholder meetings, no change shall be made in the charter or bylaws of Sutter Buttes;

     iii. no change shall be made in the number of shares of capital stock of Sutter Buttes issued and outstanding, nor shall any option, warrant, call, convertible security, commitment or other right be granted or made by Sutter Buttes relating to its authorized or issued capital stock;

     iv. no purchase order, contract or commitment (other than deposits, loans loan commitments and investments or the sale of other real estate owned in the ordinary course of business of Sutter Buttes) shall be entered into by or on behalf of Sutter Buttes extending for more than one year or involving payment by Sutter Buttes of more the $10,000 in any one contract or related series of contracts or otherwise materially affecting its business;

     v. except as agreed by the parties or provided herein, no employment agreement or other agreement shall be entered into with any employee of Sutter Buttes and no salary or benefits of any employee of Sutter Buttes shall be materially increased;

     vi. Sutter Buttes shall use it best efforts, consistent with conducting its business in accordance with its own business judgment, to retain its depositors and customers and to preserve its business in its present form and to preserve the good will of the depositors, customers and others having business relations with Sutter Buttes;





EXHIBIT A                                           - 20 -

     vii. Sutter Buttes shall duly comply in all material respects with all applicable laws, the failure to comply with which would have a material adverse effect upon its business or financial condition;


     viii. no dividend or distribution with respect to Sutter Buttes stock shall be paid without the prior approval of TriCo, and it is understood and agreed that any such dividend or distribution will constitute a reduction in Sutter Buttes' equity and therefore a reduction in Total Consideration as provided in
Section 1.1 of this Agreement.

     ix. Except in the case of the wholesale mortgage activities where there is a commitment in hand to acquire a loan which is being considered for funding, no loans in excess of $50,000 will be made and no security will be purchased or sold by Sutter Buttes without providing TriCo and Tri Counties with a reasonable opportunity to review such transaction and indicate approval or disapproval. If representations of TriCo and Tri Counties register disapproval and the loan is made or the security is purchased, the shareholder of Sutter Buttes shall, at the option of TriCo and Tri Counties, purchase the disapproved loans or securities from Sutter Buttes at par value or market value, whichever is higher, prior to the Closing Date;

     c. Confidentiality. Until the Merger is consummated, Sutter Buttes shall not, without the prior written consent of TriCo or Tri Counties, disclose to third parties, and shall use care to assure that its directors, officers, employees, advisers do not disclose to third parties, any confidential information concerning TriCo and Tri Counties, which shall include all information received from TriCo and Tri Counties in the course of discussing, investigating, negotiating and performing the transactions contemplated by this Agreement, whether such information has been obtained before or after the date of execution of this Agreement. The term "confidential information" does not include information which (i) was known to Sutter Buttes, its directors, officers, employees, or advisers prior to the time of its disclosure by TriCo or Tri Counties; (ii) is or becomes publicly known or available; or (iii) is independently developed or discovered by Sutter Buttes or its directors, officers, employees, or advisers outside of the discussions, investigations, negotiations and performance contemplated by this Agreement. "Third parties" does not include the directors, officers, employees, or advisors of TriCo and Tri Counties.

     In the event that the Merger is not consummated, or this Agreement is otherwise terminated, Sutter Buttes shall promptly return to TriCo and Tri Counties all such confidential information (and all copies thereof), without retaining any copies, or to the extent agreed by TriCo or Tri Counties, shall destroy information and documents not to be returned, including all electronic images, and confirm such destruction in writing to TriCo and Tri Counties; and thereafter all such information shall continue not to be disclosed by Sutter Buttes, and its directors, officers, employees, agents and advisers to third parties without the written consent of TriCo and Tri Counties.

     d. No Merger or Solicitation. Subject to the continuing fiduciary duties of the Board of Directors of Sutter Buttes to the shareholders of Sutter Buttes, prior to the Effective Time, Sutter Buttes shall not effect or agree to effect any transfer of the business, agree to acquire or acquire any of its own capital stock or the capital stock or assets (except in the ordinary course of business) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them.

     Subject to the continuing fiduciary duties of the Board of Directors of Sutter Buttes to the shareholders of Sutter Buttes, prior to the Effective Date, neither Sutter Buttes, nor any officer, director or affiliate of Sutter Buttes , nor any investment banker, attorney, accountant or other agent, advisor or



EXHIBIT A                                           - 21 -
representative retained by Sutter Buttes shall (A) solicit or encourage, directly or indirectly, make any inquiries, discussions or proposals for entering into any agreement providing for a transfer of the business or (B) disclose, directly or indirectly, any nonpublic information to any corporation, partnership, or person or afford any such party access to any books or records of Sutter Buttes or furnish any information concerning the business, financial condition, operations, or properties of Sutter Buttes.

        Sutter Buttes shall notify Tri Counties of the details of any indication of interest of any person, partnership, or corporation to acquire by any means a controlling interest in Sutter Buttes within two (2) business days of any such indication of interest.

        In the event the Board of Directors of Sutter Buttes receives a bona fide offer for a purchase or transfer of an interest in Sutter Buttes and reasonably determines, on the advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this agreement is inconsistent with the continuing fiduciary duties of the Board of Directors to the shareholders of Sutter Buttes, such failure to act or refrain from doing any act shall not constitute any breach of this Agreement and neither Sutter Buttes nor its officers, directors or agents shall have any further liability with regard thereto for any failure to act or omission of any act pursuant to this subsection.

     e. Information for Applications and Statements. Sutter Buttes shall furnish to TriCo and Tri Counties in a timely manner all information concerning Sutter Buttes required for inclusion in all regulatory applications to be filed, in any other notices or statements to be made by TriCo and Tri Counties to any governmental or regulatory body required to consummate the Merger.

     f. Shareholder Meeting. Sutter Buttes shall take all reasonable action necessary in accordance with applicable law and its charter and bylaws to convene a meeting of shareholders to vote upon this Agreement and the Merger. In connection therewith, Sutter Buttes shall mail to all shareholders of record entitled to vote at such meeting the Prospectus/Proxy Statement which shall indicate that the Board of Directors of Sutter Buttes has, by resolution, approved the Merger on the terms and subject to the conditions set forth in this Agreement. Subject to applicable laws, Sutter Buttes shall use reasonable efforts to solicit from its shareholders proxies in favor of such adoption and approval and shall take all other reasonable action necessary or helpful to secure a vote of its shareholders in favor of the Merger.

     g. Affiliate's Letter. Sutter Buttes shall use its best efforts to obtain and deliver to TriCo prior to the filing of the Registration Statement a signed letter in the form attached as Exhibit B from each Sutter Buttes Shareholder who may be deemed an "affiliate" of Sutter Buttes with the meaning of such term as used in Rule 145 under the Securities Act of 1933.

     h. Due Diligence. Sutter Buttes shall use its best efforts to deliver by the Closing Date all opinions, certificates and other documents required to be delivered by it and to cause all conditions to Closing being satisfied in a timely manner.

     5.2 Covenants of TriCo and Tri Counties. TriCo and Tri Counties as an inducement to Sutter Buttes to enter into this agreement covenant that:

     a. Approvals of Regulatory Authorities. As soon as practicable, TriCo and Tri Counties shall file applications with the proper regulatory authorities for approval of the Merger and the acquisition of Sutter Buttes shall thereafter take all action with due diligence to obtain the approval of such regulatory authorities. To the extent permitted by law, all filings, requests for approval



EXHIBIT A                                           - 22 -
or other submissions for any regulatory approval shall be made available for review by Sutter Buttes prior to filing.

     b. Confidentiality. Until the Merger is consummated, TriCo and Tri Counties shall not, without the prior written consent of Sutter Buttes, disclose to third parties, and shall use care to assure that their directors, officers, employees, and advisers do not disclose to third parties, any confidential information concerning Sutter Buttes, which shall include all information received from Sutter Buttes in the course of discussing, investigating, negotiating and performing the transactions contemplated b this Agreement, whether such information has bee obtained before or after the date of execution of this Agreement. The term "confidential information" does not include information which (i) is known to either TriCo or Tri Counties, or their directors, officers, employees, or advisers, prior to its disclosure by Sutter Buttes, (ii) is or become publicly known or available; or (iii) is independently developed or discovered by TriCo or Tri Counties, or their directors, officers, employees, or advisers outside of the discussions, investigations, negotiations and performance contemplated by this Agreement. "Third parties" do not include directors, officers, employees, or advisors of Sutter Buttes.

        In the event that the Merger is not consummated, or this Agreement is otherwise terminated, TriCo and Tri Counties shall promptly return to Sutter Buttes all such confidential information (and all copies thereof), without retaining any copies, or to the extent agreed by Sutter Buttes, shall destroy information and documents not to be returned, including all electronic images, and confirm such destruction in writing to Sutter Buttes; and thereafter all such information shall continue not to be disclosed by TriCo and Tri Counties and their directors, officers, employees, or advisors to third parties without Sutter Buttes' written consent.

     c. Registration of TriCo Stock. TriCo shall promptly prepare and file the Registration Statement with the SEC and shall make all applicable state securities filings, shall provide Sutter Buttes and its legal counsel with an opportunity to review and comment on the Registration Statement and state securities filings, and shall take all reasonable steps necessary to cause the Registration Statement and state filings to be declared effective.

     d. Due Diligence. TriCo and Tri Counties shall use their best efforts to deliver by the Closing Date all opinions, certificates and other documents required to be delivered by it and to cause all conditions to Closing be satisfied in a timely manner.

     e. Status Reports. TriCo and Tri Counties shall advise Sutter Buttes from time to time regarding TriCo's and Tri Counties' applications for regulatory approval of the Merger and provide Sutter Buttes copies of all applications, comments, correspondence and approvals to or from regulators in connection with the applications and give Sutter Buttes copies of all regulatory approvals referred to in this Agreement.


                                   ARTICLE VI - MISCELLANEOUS

     6.1 Termination. This Agreement may be terminated and the Merger abandoned (either before or after approvals and authorizations by the shareholders of Sutter Buttes contemplated hereby and without seeking further shareholder approval) at any time prior to the Effective Time only in one of the following manners:

     a. Mutual Agreement. By mutual written consent of the parties authorized by their respective Boards of Directors at any time prior to the Effective Time.




EXHIBIT A                                           - 23 -

     b. Expiration of Time. By written notice from Sutter Buttes to TriCo or from TriCo to Sutter Buttes, if the Closing Date shall not have occurred on or before December 31, 1996.

     c. Breach. By written notice from TriCo to Sutter Buttes or from Sutter Buttes to TriCo, in the event of a material breach by the other party hereto of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured after thirty (30) days' written notice thereof is given to the party committing such breach by the other party.

     d. Environmental Report. TriCo shall have the right, in its discretion and at its sole expense, to arrange with an environmental consultant to prepare an environmental report on any property owned or leased by Sutter Buttes. If such report indicates the presence of Hazardous Materials on any such property or properties and if the costs for any remediation indicated by such reports are deemed material by TriCo, TriCo shall have the right to terminate this Agreement written notice to Sutter Buttes.

     e. Review of Sutter Buttes Disclosure Letter. By TriCo within five (5) calendar days of receipt by TriCo of the Sutter Buttes Disclosure Letter.

     f. Material Adverse Change. Within thirty (30) days prior to the Closing, TriCo shall be entitled to conduct a pre-closing audit or review of Sutter Buttes and the financial condition of Sutter Buttes, and this Agreement may be terminated by TriCo if that audit or review determines that the condition of Sutter Buttes has undergone material adverse change from the date of this Agreement.

     g. Fiduciary Duty. Sutter Buttes shall have the right to terminate this Agreement if it receives an offer as set forth in Section 5.1 above which the Board of Directors of Sutter Buttes on the advice of counsel, believes that it is legally required to accept.

     6.2 Expenses and Damages. Except as otherwise provided in this agreement, each party shall pay its own expenses in connection with the Agreement and the Merger. Nothing contained in this Section 6.2 shall be deemed to preclude either from seeking to recover damages which it incurs as a result of breach by the other party of this Agreement or to obtain other legal or equitable relief (including specific performance). In the event of the termination of this Agreement or the abandonment of the Merger by TriCo otherwise than as allowed to TriCo under the provisions of Section 6.1, then TriCo shall pay Sutter Buttes $50,000 plus actual expenses incurred in this transaction, which amount the parties agree is reasonable and full liquidated damage and reasonable compensation to Sutter Buttes for its involvement in the transactions contemplated by this Agreement and is not a penalty or forfeiture. In the event of the termination of this Agreement or the abandonment of the Merger by Sutter Buttes otherwise than as allowed to Sutter Buttes under the provisions of
Section  6.1,  then Sutter  Buttes  shall pay TriCo  $50,000,  which  amount the parties agree is reasonable and full liquidated damage and reasonable compensation to TriCo for its involvement in the transactions contemplated by this Agreement and is not a penalty or forfeiture.

     6.3 No Liability Upon Proper Termination. Upon proper termination by written notice as provided in Section 6.1 of this Agreement, this Agreement shall be void and of no further effect, except as set forth in Section 6.2, and there shall be no liability by reason of this Agreement or the termination thereof on the part of either TriCo, Tri Counties or Sutter Buttes or their directors, officers, employees, agents or shareholders, and all such parties shall be released from all such liability.




EXHIBIT A                                           - 24 -

     6.4 Press Releases and Public Statements. No press release or public statement will be issued relating to the transactions contemplated by this Agreement without prior approval of TriCo and Sutter Buttes. However, notwithstanding the confidentiality provisions of this Agreement, either TriCo or Sutter Buttes may issue at any time any press release or other public statements it believes, on the written advice of its counsel, it is obligated to issue to avoid liability under applicable law relating to disclosures, but the party issuing such press release or public statement shall make every reasonable effort to give the other party prior notice and an opportunity to participate in such release or statement.

     6.5 Maximum Expenses. Sutter Buttes' expenses attributable to the negotiation and consummation of this Agreement and the transactions contemplated hereby, including the cost of the purchase of directors and officers liabilities tail insurance as provided in Section 1.1 hereof, shall not exceed $70,000.00, and any amount paid or accrued in excess thereof shall result in a reduction of the Consideration in the amount of such excess.

     6.6 Knowledge. Whenever the term "knowledge," "best knowledge" or similar expression is used is this Agreement, it shall mean knowledge of a party's respective directors and officers.

     6.7 Desirable Amendments. Subject to the performance of the respective fiduciary obligations of each party, if at any time after the date hereof it shall appear that any change or changes in the structure of the transactions contemplated hereby shall be necessary or desirable or comply with applicable law, or to comply with the requirements of regulatory authorities having jurisdiction over the transactions so as to enable the transactions contemplated hereby to be consummated, the parties hereto agree to use their best efforts to effect such changes in this Agreement and the other documents contemplated hereby in taking such other actions as may be required to effect such changes, provided that neither party hereto shall be required to agree to any change in the amount or form of consideration set forth herein.

     6.8 Benefits of this Agreement. This Agreement and the rights and obligations of TriCo and Tri Counties and Sutter Buttes hereunder shall not be assigned by any party to any third party, except with the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto, the shareholders of Sutter Buttes, and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement and there are not third-party beneficiaries of this Agreement.

     6.9 Notices. Any notice, request, instruction, legal process, or other instrument to be given or served hereunder by any party to another, shall be deemed given or served if in writing and delivered personally or sent by registered or certified mail, postage prepaid, to the respective party or parties at the following addresses:

        If to TriCo and/or Tri Counties:

        Robert H. Steveson
        Chief Executive Officer
        Tri Counties Bank
        15 Independence Circle
        Chico, California  95973






EXHIBIT A                                           - 25 -

        With copies to:

        Rothgerber, Appel, Powers & Johnson LLP
        Attention:  William P. Johnson, Esq.
        1200 - 17th Street, Suite 3000
        Denver, Colorado  80202

        If to Sutter Buttes:

        W. R. Hagstrom
        President & Chief Executive Officer
        Sutter Buttes Savings Bank, F.S.B.
        700 Plumas Street
        Yuba City, California  95991

        With copies to:

        Graham & James, LLP
        Attention:  James E. Topinka, Esq.
        One Maritime Plaza
        San Francisco, California 94111


and to such other person or address or addresses as either party may designate to the other by like notice as set forth above.

     6.10 Potential Litigation re Fairness of the Transaction. The Board of Directors of Sutter Buttes has reviewed and analyzed this agreement and the transactions contemplated thereby and determined it to be fair and in the best interests of the shareholders of Sutter Buttes. In view of this determination and since it is deemed an unnecessary expense, the parties have decided not to purchase a fairness opinion regarding this transaction. If a claim is made or an action commenced asserting or alleging that the directors of Sutter Buttes failed to exercise due care or were otherwise deficient in determining the fairness of this transaction, Tri Counties shall defend any and all such claims or actions at its sole expense including all attorney fees and costs associated therewith. If a court enters a final judgment that holds that the transaction is unfair, any damages resulting therefrom shall be the responsibilities of Sutter Buttes and not of TriCo or Tri Counties. Sutter Buttes shall acquire a three (3) year extension to its existing directors and officers liability insurance policy which will provide coverage for such judgment and the costs of defending any such claim or action.

     6.11 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and thereby supersedes all prior and contemporaneous agreements, understandings, negotiations and discussion, whether oral or written, of the parties, and there are no warranties, representations, covenants or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

     6.12 Waiver or Modification. Any party to this Agreement may, at any time prior to the Effective Time, by action taken by its Board of Directors or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modifications to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement. No amendment, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound



EXHIBIT A                                           - 26 -
thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless so expressly provided. Sutter Buttes' Board of Directors may authorize the amendment or supplementation of this agreement or waiver of any provision hereof or thereof, either before or after the approval of Sutter Buttes' shareholders (and without seeking further shareholder approval), so long as such amendment, supplement or waiver does not result in the reduction of the consideration given or result in an adverse tax or other effect to Sutter Buttes' shareholders.

     6.13 Controlling Law. This Agreement shall be construed in accordance with the laws of the State of California, except to the extent that federal law is applicable.

     6.14 Counterparts. This Agreement may be executed in any number of copies, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

     IN WITNESS WHEREOF, pursuant to authority duly given by the respective Boards of Directors of TriCo, Tri Counties and Sutter Buttes, this Agreement has been signed on behalf of said corporations by their respective Chairmen of the Boards, Presidents or Vice Presidents, as the case may be, under their respective corporate seals, and attested by their respective Secretaries or Assistant Secretaries, as the case may be, all on the date, month and year first written above. The signature of a Secretary or Assistant Secretary is intended not only as an execution hereof, but also is a certification that such parties' Board of Directors has duly authorized the execution and delivery of this Agreement.

                                            TriCo Bancshares



                                            By: /s/ Robert H. Steveson



                                            Tri Counties Bank


                                            By: /s/ Robert H. Steveson



                                            Sutter Buttes Savings Bank


                                            By: /s/ Lee B. Colby




EXHIBIT A                                           - 27 -

                                   EXHIBIT B


Section 552.14 Dissenter and appraisal rights.

        (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with ss. 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

        (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to ss. 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

        (c) Procedure--(1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

        (2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

        (3) Notification of effective date and written offer. Within ten days after the effective date of the combination, the resulting association shall:

               (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph
(c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

               (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

               (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

        The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen month If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

        (5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

        (6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

        (7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

        (8) Valuation and payment. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

        (9) Costs and expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

        (10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

        (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.



EXHIBIT B                                        2

                                   EXHIBIT C

               OPINION OF ROTHGERBER, APPEL, POWERS & JOHNSON LLP
                      AS TO FEDERAL INCOME TAX CONSEQUENCES

EXHIBIT C

                                         July __, 1996


THE FOLLOWING OPINION IS INTENDED TO BE RENDERED UPON THE CLOSING OF THE TRANSACTION DESCRIBED HEREIN IN SUBSTANTIALLY THE FORM PRESENTED, ASSUMING NO CHANGES IN THE FACTS OR THE LAW UPON WHICH SUCH OPINION IS BASED, AND SUBJECT TO THE RECEIPT, REVIEW AND APPROVAL OF FINAL DOCUMENTS.


W. R. Hagstrom, President
Sutter Buttes Savings Bank, F.S.B.
700 Plumas Street
Yuba City, CA 95991

        Re: Federal Income Tax Aspects of Acquisition of Sutter Buttes Savings Bank, F.S.B. by TriCo Bancshares

Dear Mr. Hagstrom:

        You have requested our opinion concerning certain federal income tax aspects of the acquisition by TriCo Bancshares ("Holding Company") of all of the outstanding shares of Sutter Buttes Savings Bank, F.S.B. ("Sutter Buttes" or "Bank").

        We have reviewed the Prospectus/Proxy Statement prepared in connection with the offering of Holding Company shares, the exhibits attached thereto, and such other information, materials and matters of law as we believe appropriate. In addition, we have relied upon certain representations made to us by the management of Bank and Holding Company ("Management"). Although we have made no independent investigation of those representations, we have no reason to believe they are untrue. Statutory references herein are to the Internal Revenue Code of 1986, as amended, except as otherwise indicated.

Background Facts

        TriCo is incorporated under the laws of the State of California, and headquartered in Chico, California. TriCo, through its wholly owned banking subsidiary, Tri Counties ("Tri Counties"), has 14 traditional banking offices and 7 in-store branches located in the counties of Butte, Glenn, Lassen, Nevada, Shasta, Siskiyou, Sutter and Tehama in Northern California. Tri Counties commenced business in 1975 and provides traditional deposit, lending, mortgage, and

W. R. Hagstrom, President
Sutter Buttes Savings Bank, F.S.B.
July __, 1996
Page 2 EXHIBIT C


commercial products and services to business and retail customers throughout its primary market area. In October, 1995, Tri Counties opened a regional lending office in Bakersfield, California, to promote primarily agricultural lending activities in that area. In February, 1996, Tri Counties opened a regional lending office in Sacramento, California, to promote primarily commercial and consumer lending activities in that area.

        Tri Counties emphasizes retail banking with its client base being predominately individuals and small to medium-sized businesses. The majority of Tri Counties' loans are geographically concentrated in its primary market area as defined above. Tri Counties relies substantially on local promotional activity including the personal relationships of its directors, officers, employees, and shareholders, in addition to personalized service in its community banking orientation, as means to compete with larger statewide financial institutions.

        Sutter Buttes was incorporated under the laws of the State of California as a savings and loan association in 1982 and commenced operation in 1983. In 1993, Sutter Buttes converted to a federal savings bank charter.

        Sutter Buttes' principal business is accepting checking and savings deposits and making residential real estate and home improvement loans secured by first and second mortgages. Sutter Buttes also engages in wholesale mortgage banking by originating mortgage loans and then selling them to third parties. Sutter Buttes retains the right to service some of the mortgage loans it sells for a fee. Sutter Buttes also offers safe deposit, night depository, wire transfer, and other customary bank services to its customers.

Business Purpose

        Due to the persistent illiquidity of Sutter Buttes Common Stock and difficulty competing with larger institutions, the Sutter Buttes has explored possible merger candidates. TriCo submitted a letter of interest to Sutter Buttes. After reviewing the letter, the Sutter Buttes Board of Directors requested that Mr. Colby and Mr. Hagstrom commence negotiations with TriCo. A final agreement was reached on terms acceptable to both TriCo and Sutter Buttes in June of 1996.

        The Sutter Buttes Board of Directors believes that the Merger is fair and in the best interests of the shareholders of Sutter Buttes. In reaching its conclusion, the Sutter Buttes Board of Directors considered numerous factors, including the following:

        (1) The overall lack of institutions interested in acquiring Sutter Buttes;

W. R. Hagstrom, President
Sutter Buttes Savings Bank, F.S.B.
July __, 1996
Page 3 EXHIBIT C


        (2) The amount of consideration to be paid by TriCo, which is, in the opinion of the Board, favorable;

        (3) The acceptability of the terms and conditions of the Merger, which are set summarized below, upon review of them with Sutter Buttes' accountants and legal counsel;

        (4) The structure of the Merger as partially tax-free to the holders of Sutter Buttes Common Stock;

        (5) The market liquidity and dividend history of TriCo Stock, which is, in the opinion of the Board, favorable; and

        (6) The current and projected financial condition of Sutter Buttes as an independent institution, which are, in the opinion of the Board, unfavorable.

Description of the Transaction

        Pursuant to the Acquisition Agreement, Sutter Buttes will merge with and into Tri Counties which will, as the Surviving Bank, succeed to the business of Sutter Buttes and will continue the operations of Sutter Buttes under Tri Counties' current name, Articles of Incorporation, and Bylaws.

        In exchange for their shares of Sutter Buttes Common Stock, the holders of Sutter Buttes Common Stock shall receive the "Total Consideration," which shall consist of cash and/or TriCo Stock. The Total Consideration, subject to substantial adjustments described below, is $3,843,000, or $2.95 per share, assuming conversion of all Sutter Buttes Preferred Stock to Sutter Buttes Common Stock, the exercise of all outstanding stock options, the conversion of all outstanding warrants, and the approval of the Special Stock Bonuses.

        The holders of Sutter Buttes Preferred Stock who, as of the Closing Date, have not converted their shares of Sutter Buttes Preferred Stock to Sutter Buttes Common Stock will receive the Sutter Buttes Preferred Stock liquidation preference of $5.00 per share plus any declared and unpaid cash dividends. Because each share of Sutter Buttes Preferred Stock converts into 1.98 shares of Sutter Buttes Common Stock, it is expected that all Sutter Buttes Preferred Stock will be converted. Holders of Sutter Buttes Common and Preferred who choose to exercise and perfect their dissenters' rights of appraisal will receive a fair value of their shares in cash. The amounts paid, if any, to holders of Sutter Buttes Preferred Stock who do not convert and to Dissenting Shareholders will be deducted from the Total Consideration paid to holders of Sutter Buttes Common Stock.

W. R. Hagstrom, President
Sutter Buttes Savings Bank, F.S.B.
July __, 1996
Page 4 EXHIBIT C


        Warrants outstanding in lieu of cash dividends on Sutter Buttes Preferred Stock will be treated as if exercised, and the holders thereof will be entitled to receive an appropriate portion of the Total Consideration. Holders of stock options will be entitled to exercise their options on or before the Closing Date in any one of three ways: in exchange for Sutter Buttes Common Stock with a value equal to the per share value of Sutter Buttes Common Stock, less the per share exercise price of the options, times the number of shares underlying the options; or for cash in the amount just described; or by paying the exercise price for the number of shares underlying the options. The amounts paid, if any, to holders of stock options who exercise for cash will be deducted from the Total Consideration. Holders of stock options whom Stock will be entitled to receive an appropriate portion of the Total Consideration.

        Of the Total Consideration paid, 51% shall be in the form of TriCo Stock, and TriCo reserves the right to assure that 51% of the Total Consideration will be in the form of TriCo Stock. In assuring that 51% of the consideration will be in the form of TriCo Stock, TriCo shall deduct the amount of cash payments for fractional shares and potential cash payments for the holders of Sutter Buttes Preferred Stock not converting such stock, for holders of stock options exercising for cash, and for payment of any amounts to Sutter Buttes shareholders who exercise their dissenters' rights. The value of TriCo Stock will be based on the average closing sale price (or mean between the closing bid and asked price if there is no closing sale price on any day) of TriCo Stock on the ten trading days preceding the Closing Date.

        To the extent possible, TriCo will cause cash to be paid to those holders of Sutter Buttes Common Stock requesting cash payment, and will cause TriCo Stock to be delivered to those holders of Sutter Buttes Common Stock requesting TriCo Stock. However, to guarantee that 51% of the Total Consideration is in the form of TriCo Stock, TriCo reserves the right to allocate TriCo Stock and cash, as necessary, among the holders of Sutter Buttes Common Stock. In the event that requests for TriCo Stock total less than 51%, the remaining shareholders not requesting stock shall be assigned stock to bring the total stock issued to 51% of the Total Consideration. In this situation, stock will be allocated first to those failing to request stock or cash, and next, if necessary, to those requesting cash. In the event that requests for TriCo Stock exceed 51%, those requesting stock will receive fewer shares until the total stock transferred equals 51% of the Total Consideration, and will receive the balance in cash. TriCo's determination to allocate cash and TriCo Stock on a pro rata basis to guarantee that 51% of the Total Consideration is TriCo Stock shall be at TriCo's sole determination.

Additional Representations

        1. The "Background Facts," "Business Purpose" and "Description of the Transaction" as set forth in this letter are accurately stated, and there are no material omissions of information necessary to prevent such statements from being misleading.

W. R. Hagstrom, President
Sutter Buttes Savings Bank, F.S.B.
July __, 1996
Page 5 EXHIBIT C


        2. The fair market value of Holding Company stock to be received by the shareholders of Bank will in each instance be approximately equal to the fair market value of the Bank stock surrendered in exchange therefor.

        3. The fair market value of the assets of Bank to be transferred to Tri Counties will equal or exceed the sum of the liabilities to be assumed, plus the amount of liabilities to which the transferred assets are subject.

        4. The liabilities of Bank to be assumed by Tri Counties and the liabilities, if any, to which the transferred assets of the Bank are subject were incurred in the ordinary course of business.

        5. In the proposed transaction, Tri Counties will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the transaction. For purposes of this representation, amounts paid by Bank to dissenters, amounts paid by Bank for its reorganization expenses, and all redemptions and distributions (except for regular, normal distributions) made by Bank immediately prior to the transaction will be included as assets of Bank held immediately prior to the transaction.

        6. Prior to the proposed transaction, Holding Company will be in control of Tri Counties within the meaning of Section 368(c)of the Code.

        7. Holding Company has not plan or intention to liquidate Tri Counties merge Tri Counties with any other corporation, to sell or otherwise dispose of the stock of Tri Counties or to cause Tri Counties to sell or dispose of any of the assets of Bank to be acquired, except for dispositions made in the ordinary course of business.

        8. There is no plan or intention by the shareholders of Bank who own 1 percent or more of the Bank stock, and to the best of the knowledge of the management of Bank, there is no plan or intention on the part of the remaining shareholders of Bank to sell, exchange or otherwise dispose of a number of shares of Holding Company stock to be received in the proposed transaction which would reduce such shareholders' holding to a number of shares having, in the aggregate, a value less than 50 percent of the total value of all of the formerly outstanding stock of Bank as of the transaction date. For purposes of this representation, stock surrendered by dissenters will be treated as outstanding Bank stock otherwise sold, redeemed, or disposed of prior to the proposed transaction will be considered in making this representation.

W. R. Hagstrom, President
Sutter Buttes Savings Bank, F.S.B.
July __, 1996
Page 6 EXHIBIT C


        9. Following the proposed transaction, Tri Counties will not issue additional shares of its stock which would result in Holding Company losing control of Tri Counties within the meaning of Section 368(c) of the Code.

        10. Holding Company will pay the expenses of itself, Tri Counties and Bank incurred in the proposed transaction. Furthermore, the shareholders of Bank will each pay their own expenses, if any, incurred in the transaction.

        11. Holding Company has no plan or intention to redeem or otherwise reacquire any of its stock to be issued in the proposed transaction.

        12. No stock of Tri Counties will be issued as consideration in the proposed transaction.

        13. Following the proposed transaction, Holding Company and Tri Counties will continue the business of Bank in a substantially unchanged manner.

        14. No two parties to this transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

        15. There is no intercorporate debt issued or to be settled at a discount between Holding Company and Tri Counties or Tri Counties and Bank.

        16. No corporation, a party to be the proposed reorganization, is under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

        17. None of the compensation received by any shareholder-employee of Bank will be separate consideration for, or allocable to, any of their shares of Bank stock; none of the shares of Holding Company stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder- employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.


Tax Opinions

        Based on the foregoing, it is our opinion that, for purposes of the federal income tax (excluding any possible application of the alternative minimum tax):

W. R. Hagstrom, President
Sutter Buttes Savings Bank, F.S.B.
July __, 1996
Page 7 EXHIBIT C


        1. Provided that the proposed merger of Bank with and into Tri Counties qualifies as a merger under California law, the acquisition by Tri Counties of substantially all of the properties of Bank in exchange for shares of Holding Company common stock, and the assumption by Tri Counties of the liabilities of Bank, will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code. For purposes of this ruling, "Substantially all" means 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the proposed transaction. Holding Company, Tri Counties and Bank will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

        2. No gain or loss will be recognized by Bank on the transfer of substantially all of its assets and assumption by Tri Counties or Bank's liabilities in the transaction. Sections 361(a) and 357(a).

        3. No gain or loss will be recognized by Holding Company or Tri Counties on the receipt by Tri Counties of substantially all of the assets of Bank in exchange for Holding Company stock and the assumption by Tri Counties of Bank liabilities in the transaction.
Rev. Rul. 57-278, 1957-1 C.B. 124.

        4. The basis of the assets of Bank to be received by Tri Counties will be the same as the basis of those assets in the hands of Bank immediately before the transfer.
Section 362(b).

        5. The basis of the Tri Counties stock in the hands of Holding Company will be increased by an amount equal to the basis of the assets of Bank transferred to Tri Counties, and decreased by the sum of the liabilities of Bank assumed by Tri Counties and the amount of the liabilities, if any, to which the transferred assets of Bank are subject.

        6. The holding period of the assets of Bank in the hands of Tri Counties will include the period during which those assets were held by Bank.
Section 1223(2).

        7. No gain or loss will be recognized by Bank shareholders on the exchange of their Bank common stock for Holding Company common stock.
Section 354(a)(1).

        8. The basis of the shares of Holding Company common stock to be received by Bank shareholders will be the same as the basis of the shares of Bank common stock surrendered. Section 358(a)(1).

        9. The holding period of the Holding Company common stock to be received by Bank shareholders will include the holding period of Bank common stock surrendered in the

W. R. Hagstrom, President
Sutter Buttes Savings Bank, F.S.B.
July __, 1996
Page 8 EXHIBIT C


exchange, provided Bank common stock is held as a capital asset on the day of the exchange (Section 1221(1)).

        10. Where a dissenter to the proposed merger receives cash, in exchange for Bank common stock, such cash will be treated as received by that shareholder as a distribution in redemption of his/her Bank common stock subject to the conditions and limitation of Section 302 of the Code. Where, as a result of such distribution, a shareholder neither owns any stock of Holding Company directly, nor is deemed to own any such stock under the constructive ownership rules of
Section 318(a), the redemption will be a complete termination of interest within the meaning of Section 302(b)(3), and will be treated as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a). As provided in Section 1001, gain or (subject to the limitations of Section 267) loss will be realized and recognized to such shareholders measured by the difference between the redemption price and the adjusted basis of the Bank shares surrendered as determined under Section 1011. Rev. Rul. 74-515, 1974-2 C.B. 118. Provided Section 341 (relating to collapsible corporations) is inapplicable and the Bank stock is a capital asset in the hands of such shareholders, the gain, if any, generally will constitute capital gain.

        11. As provided in Section 381(a) of the Code, Tri Counties will succeed to and take into account the tax attributes of Bank as of the dates of the transfer described under Section 381(c). These items will be taken into account by Tri Counties subject to the provisions and limitations specified in Section 381, 382, 383 and 384 of the Code and the regulations thereunder.

        12. As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Income Tax Regulations, Tri Counties will succeed to and take into account the earnings and profits or deficit in earnings and Profits of Bank as of the date or dates of transfer.

                                             * * *

        These opinions are based upon existing statutes, regulations, proposed regulations, Internal Revenue Service Rulings and Revenue Procedures, judicial and administrative decisions and other matters of record. An opinion of counsel, unlike a tax ruling, has no official status of any kind; no guarantee can be given that the IRS will not challenge or prevail on any issue. In addition, the law upon which the opinions are based is subject to change and no assurance can be given that any such change will not be applied retroactively. Application for a tax ruling has not been made.

W. R. Hagstrom, President
Sutter Buttes Savings Bank, F.S.B.
July __, 1996
Page 9 EXHIBIT C

        Neither this letter nor copies hereof may be distributed or otherwise made available to anyone other than Bank, Holding Company, their employees, directors and shareholders, without our prior written consent, except that we consent to the inclusion of this letter as an exhibit to the Prospectus/Proxy Statement.

                             Very truly yours,

                             /s/ ROTHGERBER, APPEL, POWERS & JOHNSON LLP

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 317 of the California General Corporation Law contains detailed provisions on indemnification of directors and officers of a California corporation against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with litigation, subject to the limits set forth in Section 204 of the General Corporation Law with respect to actions for breach of duty to the corporation and its shareholders.

         The Articles of Incorporation of TriCo Bancshares authorize the indemnification of directors and officers to the full extent permitted or allowed by the laws of the State of California, through bylaw provisions, agreements with such agents, votes of shareholders or disinterested directors or otherwise, or any combination of the foregoing, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law, subject only to the limits set forth in Section 204 of the General Corporation Law. The bylaws of TriCo Bancshares provide that the Company shall indemnify the directors and officers of vice president level or above of both the Company and of the Bank against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Company. If the officer or director initiates a proceeding, indemnification is available only if the proceeding was authorized by the board of directors of the Company. Further, the bylaws provide that any agent of the Company may be indemnified pursuant to a duly adopted resolution of the Board of Directors, agreement or otherwise, to the fullest extent permitted with respect to the indemnification of directors and officers of vice president level or above of the Company. The Company shall indemnify an agent against expenses actually and reasonably incurred by the agent, to the extent the agent has been successful on the merits in the defense of any proceeding arising by reason of the fact that the person is or was an agent of the Company.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)       Exhibits.

        (2) Acquisition Agreement and Plan of Merger dated June 15, 1996 (Exhibit A to the Prospectus and Proxy Statement forming Part I hereof).

        (5) Opinion of Rothgerber, Appel, Powers & Johnson LLP as to legality.

        (8) Opinion of Rothgerber, Appel, Powers & Johnson LLP as to Federal Income Tax Consequences (Exhibit C to the Prospectus and Proxy Statement forming Part I hereof).

        (10.1)    Lease  for  Park  Plaza  Branch  premises  entered  into as of
                  September 29, 1978, by and between Park Plaza Limited Partnership as lessor and Tri Counties Bank as lessee, filed as Exhibit 10.9 to TriCo's Registration Statement on Form S-14 (Registration No. 2-74796) (Incorporated herein by reference).

        (10.2) Lease for Administration Headquarters premises entered into as of April 25, 1986, by and between Fortress-Independence Partnership (A California Limited Partnership) as lessor and Tri Counties Bank as lessee, filed as Exhibit 10.6 to TriCo's Report on Form 10-K for the year ended December 31, 1986 (Incorporated herein by reference).

        (10.3) Lease for Data Processing premises entered into as of April 25, 1986, by and between Fortress-Independence Partnership (A California Limited Partnership) as lessor and Tri Counties Bank as lessee, filed as Exhibit 10.7 to TriCo's Report on Form 10-K for the year ended December 31, 1986 (Incorporated herein by reference).

        (10.4) Lease for Chico Mall premises entered into as of March 11, 1988, by and between Chico Mall Associates as lessor and Tri Counties Bank as lessee, filed as Exhibit 10.4 to TriCo's Report on Form 10-K for the year ended December 31, 1988 (Incorporated herein by reference).

        (10.5) First Amendment to lease for Chico Mall premises entered into as of May 31, 1988, by and between Chico Mall Associates as lessor and Tri Counties Bank as lessee, filed as Exhibit 10.5 to TriCo's Report on Form 10-K for the year ended December 31, 1988 (Incorporated herein by reference).

        (10.6) Employment Agreement of Robert H. Steveson, dated December 12, 1989 between Tri Counties Bank and Robert H. Steveson, filed as Exhibit 10.9 to TriCo's Report on Form 10-K for the year ended December 31, 1989 (Incorporated herein by reference).

        (10.7) Lease for Purchasing and Printing Department premises entered into as of February 1, 1990, by and between Dennis M. Casagrande as lessor and Tri Counties Bank as lessee, filed as
                  Exhibit 10.11 to TriCo's Report on Form 10-K for the year ended December 31, 1991 (Incorporated herein by reference).

        (10.8) Addendum to Employment Agreement of Robert H. Steveson, dated April 9, 1991 between Tri Counties Bank and Robert H. Steveson, filed as Exhibit 10.12 to TriCo's Report on Form 10-K for the year ended December 31, 1991 (Incorporated herein by reference).

        (13.1) TriCo's Annual Report to Shareholders for the fiscal year ended December 31, 1995 (Incorporated herein by reference to TriCo's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

        (13.2) TriCo's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (Incorporated herein by reference).

        (23.1)    Consent of Arthur Andersen LLP.

        (23.2)    Consent of Rothgerber, Appel, Powers & Johnson LLP.

        (23.3)    Consent of Deloitte & Touche LLP.

        (23.4)    Consent  of  Rothgerber,  Appel,  Powers  &  Johnson  LLP  re:
                  Legality Opinion.

        (99.1) Proxy Card for Solicitation of Proxies by Sutter Buttes' Board for Special Meeting of Shareholders.

        (99.2)    Consideration Request Form.

        (99.3) Sutter Buttes' Annual Report to Shareholders for the fiscal year ended December 31, 1995.

        (99.4) Sutter Buttes' Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

        (99.5) Sutter Buttes' Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

        (99.6) Sutter Buttes' Proxy Statement related to the 1995 Annual Meeting of Shareholders, dated April 6, 1995.


ITEM 22.  UNDERTAKINGS.

        (a)       Item 512 Undertakings.

                  (a)      The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                           (i)  To include any prospectus required by
        Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

                           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (g)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (g)(2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be refiled as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chico, State of California, on July ____, 1996.

                                                    TRICO BANCSHARES



                                             By: /s/ Robert H. Steveson
                                                   Robert H. Steveson, President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                            Title                 Date

/s/ Robert H. Steveson
_________________________________    President, Chief      July 22, 1996
Robert H. Steveson                   Executive Officer,
                                     and Director

/s/ Joan Jones
_________________________________    Executive Vice        July 22, 1996
Joan Jones                           President

/s/ Robert M. Stanberry
_________________________________    Vice President and    July 22, 1996
Robert M. Stanberry                  Chief Financial
                                     Officer

/s/ Everett B. Beich
_________________________________    Director and Vice     July 22, 1996
Everett B. Beich                     Chairman of the
                                     Board

/s/ William J. Casey
_________________________________    Director              July 22, 1996
William J. Casey

/s/ Craig S. Compton
_________________________________    Director              July 22, 1996
Craig S. Compton

/s/ Richard C. Guiton
_________________________________    Director              July 22, 1996
Richard C. Guiton

/s/ Douglas F. Hignell
_________________________________    Secretary and         July 22, 1996
Douglas F. Hignell                   Director

/s/ Brian D. Leidig
_________________________________    Director              July 22, 1996
Brian D. Leidig

/s/ Wendell J. Lundberg
_________________________________    Director              July 22, 1996
Wendell J. Lundberg

/s/ Donald E. Murphy
_________________________________    Director              July 22, 1996
Donald E. Murphy

/s/ Rodney W. Peterson
_________________________________    Director              July 22, 1996
Rodney W. Peterson

/s/ Alex A. Vereschagin, Jr.
_________________________________    Chairman of the       July 22, 1996
Alex A. Vereschagin, Jr.             Board and
                                     Director

                                  EXHIBIT INDEX


Exhibit No.                         Description                                         Page
        (2)       Acquisition  Agreement  and Plan of Merger dated June 15, 1996
                  (Exhibit A to the Prospectus and Proxy Statement  forming Part
                  I hereof).

        (5) Opinion of Rothgerber, Appel, Powers & Johnson LLP as to legality.

        (8)       Opinion  of  Rothgerber,  Appel,  Powers &  Johnson  LLP as to
                  Federal Income Tax Consequences (Exhibit C to the Prospectus and Proxy Statement forming Part I hereof).

        (10.1)    Lease  for  Park  Plaza  Branch  premises  entered  into as of          *
                  September   29,  1978,  by  and  between  Park  Plaza  Limited
                  Partnership  as lessor and Tri Counties Bank as lessee,  filed as Exhibit 10.9 to TriCo's Registration Statement on Form S-14
                  (Registration No. 2-74796) (Incorporated herein by reference).

        (10.2)    Lease for Administration Headquarters premises entered into as          *
                  of  April  25,  1986,  by  and  between  Fortress-Independence
                  Partnership (A California  Limited  Partnership) as lessor and
                  Tri Counties Bank as lessee,  filed as Exhibit 10.6 to TriCo's
                  Report  on Form  10-K for the year  ended  December  31,  1986
                  (Incorporated herein by reference).

        (10.3)    Lease for Data  Processing  premises  entered into as of April          *
                  25, 1986, by and between Fortress-Independence  Partnership (A
                  California  Limited  Partnership)  as lessor and Tri  Counties
                  Bank as  lessee,  filed as Exhibit  10.7 to TriCo's  Report on
                  Form 10-K for the year ended  December 31, 1986  (Incorporated herein by reference).

        (10.4)    Lease for Chico  Mall  premises  entered  into as of March 11,          *
                  1988, by and between  Chico Mall  Associates as lessor and Tri
                  Counties  Bank as  lessee,  filed as  Exhibit  10.4 to TriCo's
                  Report  on Form  10-K for the year  ended  December  31,  1988
                  (Incorporated herein by reference).

        (10.5)    First Amendment to lease for Chico Mall premises  entered into          *
                  as of May 31, 1988,  by and between  Chico Mall  Associates as lessor and Tri Counties Bank as lessee,  filed as Exhibit 10.5 to TriCo's Report on Form 10-K for the year ended December 31,
                  1988 (Incorporated herein by reference).

        (10.6)    Employment Agreement of Robert H. Steveson, dated December 12,          *
                  1989 between Tri Counties Bank and Robert H.  Steveson,  filed as Exhibit  10.9 to  TriCo's  Report on Form 10-K for the year ended December 31, 1989 (Incorporated herein by reference).

        (10.7)    Lease for Purchasing and Printing  Department premises entered          *
                  into  as of  February  1,  1990,  by  and  between  Dennis  M.
                  Casagrande as lessor and Tri Counties Bank as lessee, filed as
                  Exhibit  10.11 to  TriCo's  Report  on Form  10-K for the year ended December 31, 1991 (Incorporated herein by reference).

        (10.8)    Addendum to Employment Agreement of Robert H. Steveson,  dated          *
                  April  9,  1991  between  Tri  Counties  Bank  and  Robert  H.
                  Steveson,  filed as Exhibit  10.12 to  TriCo's  Report on Form
                  10-K for the year ended December 31, 1991 (Incorporated herein by reference).

        (13.1)    TriCo's  Annual  Report to  Shareholders  for the fiscal  year          *
                  ended December 31, 1995  (Incorporated  herein by reference to
                  TriCo's  Annual  Report on Form 10-K for the fiscal year ended
                  December 31, 1995).

        (13.2)    TriCo's  Quarterly  Report on Form 10-Q for the quarter  ended          *
                  March 31, 1996 (Incorporated herein by reference).

        (23.1)    Consent of Arthur Andersen LLP.

        (23.2)    Consent of Rothgerber, Appel, Powers & Johnson LLP.

        (23.3)    Consent of Deloitte & Touche LLP.

        (23.4)    Consent  of  Rothgerber,  Appel,  Powers  &  Johnson  LLP  re:
                  Legality Opinion.

        (99.1) Proxy Card for Solicitation of Proxies by Sutter Buttes' Board for Special Meeting of Shareholders.

        (99.2)    Consideration Request Form.

        (99.3) Sutter Buttes' Annual Report to Shareholders for the fiscal year ended December 31, 1995.

        (99.4) Sutter Buttes' Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

        (99.5) Sutter Buttes' Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

        (99.6)    Sutter  Buttes'  Proxy  Statement  related to the 1995  Annual
                  Meeting of Shareholders, dated April 6, 1995.

        -------------------------
        *Previously filed.